UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BRAVO BRIO RESTAURANT GROUP, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Bravo Brio Restaurant Group, Inc.

777 Goodale Boulevard, Suite 100

Columbus, Ohio 43212

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To our Shareholders:

On March 7, 2018, Bravo Brio Restaurant Group, Inc. (the “Company”), Bugatti Parent, Inc., a Delaware corporation and an affiliate of Spice Private Equity (Bermuda) Ltd. and GP Investments, Ltd. (“Parent”), and Bugatti Merger Sub, Inc., an Ohio corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for Parent to acquire the Company. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the merger (the “Effective Time”), Merger Sub will merge with and into the Company (the “Merger”), so that the Company will be the surviving corporation in the Merger and will become a direct wholly owned subsidiary of Parent.

At the Effective Time, each common share of the Company, no par value per share (each a “Company Common Share”), issued and outstanding immediately prior to the Effective Time (except (a) each Company Common Share held by the Company as a treasury share or owned by any of the Company’s direct or indirect wholly owned subsidiaries or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time and (b) any Company Common Shares that are issued and outstanding immediately prior to the Effective Time that are held by any shareholder (a “Company Shareholder”) who was a record holder of Company Common Shares as to which such Company Shareholder seeks relief as of the date fixed for determination of Company Shareholders entitled to notice of the special meeting of Company Shareholders (the “Special Meeting”) in connection with the Merger, and who delivers to the Company, in accordance with Section 1701.85 of the Ohio General Corporation Law, a written demand for payment of the fair cash value for such Company Common Shares prior to the Special Meeting and for such Company Common Shares that have not been voted in favor of the proposal to approve and adopt the Merger Agreement at the Special Meeting) will be converted into the right to receive $4.05 in cash without interest, less any applicable withholding taxes (the “Merger Consideration”). The Merger Consideration represents a premium of approximately 37% over the volume weighted average price of Company Common Shares on the NASDAQ Global Select Market (“NASDAQ”) for the 90-day period immediately preceding March 7, 2018, the date of the Merger Agreement.

On April 16, 2018, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company Common Shares on NASDAQ was $3.975 per share. We urge you to obtain current market quotations for Bravo Brio Restaurant Group, Inc. (trading symbol “BBRG”).

Company Shareholders will be asked to vote (i) to approve and adopt the Merger Agreement (the “Merger Proposal”), (ii) to approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Company’s named executive officers in connection with the consummation of the Merger (the “Compensation Proposal”) and (iii) to approve one or more adjournments of the Special Meeting, if necessary or advisable, including adjournments to permit further solicitation of proxies in favor of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement (the “Adjournment Proposal”), in each case, as described in the attached proxy statement. Approval of the Merger Proposal requires the affirmative vote in person or by proxy of holders of a majority of the issued and outstanding Company Common Shares entitled to vote thereon. Approval of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of Company Common Shares present in person or represented by proxy at the Special Meeting.

The Special Meeting will be held on May 22, 2018 at 9 a.m., Eastern Time, at our Brio Polaris Fashion Place restaurant, located at 1500 Polaris Parkway, Columbus, Ohio 43240.

The board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is advisable, fair and in the best interests of the Company and the Company Shareholders to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, (b) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (c) determined that the terms of the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders and (d) directed that the Merger Agreement be submitted to the Company Shareholders for authorization, adoption and approval. The Company Board unanimously recommends that Company Shareholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

The accompanying proxy statement provides detailed information about the Special Meeting, the Merger, the Merger Agreement, the documents related to the Merger and other related matters. Please carefully read the entire proxy statement, including its annexes, and any documents incorporated in the proxy statement by reference. In particular, you should read the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement for a description of the risks related to the proposed Merger and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the other reports filed by the Company with the Securities and Exchange Commission and incorporated by reference into the proxy statement, for a description of the risks related to the Company’s business.

On behalf of the Company Board, thank you for your cooperation and continued support of the Company.

Sincerely,

/s/ Brian T. O’Malley

Brian T. O’Malley

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

The date of this proxy statement is April 18, 2018 and it is first being mailed or otherwise delivered to Company Shareholders on or about April 20, 2018.

Bravo Brio Restaurant Group, Inc.

777 Goodale Boulevard, Suite 100

Columbus, Ohio 43212

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on May 22, 2018

NOTICE IS HEREBY GIVEN that Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company”), will hold a special meeting of holders of common shares, no par value per share, of the Company (“Company Common Shares” and holders of which, the “Company Shareholders”) on May 22, 2018 at 9 a.m., Eastern Time, at our Brio Polaris Fashion Place restaurant, located at 1500 Polaris Parkway, Columbus, Ohio 43240 (the “Special Meeting”) to consider and vote upon the following proposals:

1.

To approve and adopt the Agreement and Plan of Merger, dated as of March 7, 2018, by and among the Company, Bugatti Parent, Inc., a Delaware corporation (“Parent”), and Bugatti Merger Sub, Inc., an Ohio corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), as such agreement may be amended from time to time (the “Merger Agreement”), a copy of which is attached as Annex A to this proxy statement, which provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), so that the Company will be the surviving corporation in the Merger and a direct wholly owned subsidiary of Parent (the “Merger Proposal”);

2.

To approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Company’s named executive officers in connection with the consummation of the Merger (the “Compensation Proposal”); and

3.

To approve one or more adjournments of the Special Meeting, if necessary or advisable, including adjournments to permit further solicitation of proxies in favor of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the Adjournment Proposal”).

The board of directors of the Company (the “Company Board”) has fixed the close of business on April 18, 2018 as the record date for the Special Meeting. Only Company Shareholders of record at that time are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Approval of the Merger Proposal requires the affirmative vote in person or by proxy of holders of a majority of the issued and outstanding Company Common Shares entitled to vote thereon. Approval of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of Company Common Shares present in person or represented by proxy at the Special Meeting.

The Company Board has unanimously (a) determined that it is advisable, fair and in the best interests of the Company and the Company Shareholders to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, (b) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (c) determined that the terms of the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders and (d) directed that the Merger Agreement be submitted to the Company Shareholders for authorization, adoption and approval. The Company Board unanimously recommends that Company Shareholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Your vote is very important. We cannot complete the Merger unless Company Shareholders approve the Merger Proposal. Approval and adoption of the Merger Agreement requires the affirmative vote in person or by proxy of holders of a majority of the issued and outstanding Company Common Shares entitled to vote thereon.

If you have any questions about the Merger or the accompanying proxy statement, would like additional copies of the proxy statement or need assistance voting your Company Common Shares, please contact the Company’s proxy solicitor, MacKenzie Partners, Inc., by telephone at (212) 929-5500 or (800)-322-2885 or by email at proxy@mackenziepartners.com. If you hold your shares in “street name” through a bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.

Each copy of the proxy statement mailed to Company Shareholders is accompanied by a form of proxy card with instructions for voting. Regardless of whether you plan to attend the Special Meeting, please vote as soon as possible by accessing the Internet site listed on the proxy card, voting telephonically using the phone number listed on the proxy card or submitting your proxy card by mail. If you hold Company Common Shares in your name as a shareholder of record and are voting by mail, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of Company Common Shares who is present at the Special Meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the Special Meeting in the manner described in the accompanying proxy statement. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. If you hold your stock in “street name” through a bank, broker or other holder of record, please follow the instructions on the voting instruction card furnished by the record holder. “Street Name” holders wishing to vote in person at the Special Meeting must obtain a legal proxy from their bank, broker or other holder of record.

At the effective time of the Merger (the “Effective Time”), each Company Common Share, issued and outstanding immediately prior to the Effective Time (except (a) each Company Common Share held by the Company as a treasury share or owned by any of the Company’s direct or indirect wholly owned subsidiaries or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time and (b) any Company Common Shares that are issued and outstanding immediately prior to the Effective Time that are held by any Company Shareholder who was a record holder of Company Common Shares as to which such Company Shareholder seeks relief as of the date fixed for determination of Company Shareholders entitled to notice of the Special Meeting in connection with the Merger, and who delivers to the Company, in accordance with Section 1701.85 of the Ohio General Corporation Law, a written demand for payment of the fair cash value for such Company Common Shares prior to the Special Meeting and for such Company Common Shares that have not been voted in favor of the Merger Proposal at the Special Meeting) will be converted into the right to receive $4.05 in cash without interest, less any applicable withholding taxes (the “Merger Consideration”). Under Ohio law, Company Shareholders who do not vote in favor of the adoption of the Merger Proposal will have dissenters’ rights to seek the fair cash value of their Company Common Shares, but only if they submit a written demand to the Company for such fair cash value before the vote on the Merger Proposal and comply with the other Ohio law procedures explained in the accompanying proxy statement. Company Shareholders who properly exercise their dissenters’ rights and comply with Ohio law procedures, and whose dissenters’ rights are not terminated, will have the right to receive the fair cash value of their Company Common Shares and will not receive the Merger Consideration.

The enclosed proxy statement provides a detailed description of the Special Meeting, the Merger, the Merger Agreement, the documents related to the Merger and other related matters. Please carefully read the entire proxy statement, including its annexes and any documents incorporated in the proxy statement by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Diane D. Reed

Diane D. Reed

Corporate Secretary

Date: April 18, 2018

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about the Company from documents filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement. You can obtain any of the documents filed with or furnished to the SEC by the Company at no cost from the SEC’s website at https://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement, at no cost by contacting the Company at the following address:

Bravo Brio Restaurant Group, Inc.

Attention: Investor Relations

777 Goodale Boulevard, Suite 100

Columbus, Ohio 43212

Telephone: (614) 326-7944

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Special Meeting. This means that Company Shareholders requesting documents must do so by May 15, 2018, in order to receive them before the Special Meeting.

For additional questions about the Merger, assistance in submitting proxies or voting Company Common Shares, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

1407 Broadway, 27th Floor

New York, NY 10018

(212) 929-5500 (Call Collect)

or

Toll Free: (800) 322-2885

Email: proxy@mackenziepartners.com

If you hold your shares in “street name” through a bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated April 18, 2018, and you should assume that the information in this proxy statement is accurate only as of such date.

This proxy statement does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

See “Where You Can Find More Information” beginning on page 96 for more details.

-i-

(continued)

-ii-

(continued)

Annexes

Annex A—Merger Agreement

Annex B—Opinion of Piper Jaffray & Co.

Annex C—Section 1701.84 and Section 1701.85 of the OGCL

Annex D—Form of Definitive Proxy Card

-iii-

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, including the more detailed information contained elsewhere in this proxy statement, its annexes and the documents incorporated by reference into or otherwise referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information.”

Parties to the Merger (Page 19)

Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company”), is an owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana (“BRAVO!”) and BRIO Tuscan Grille (“BRIO”), exclusively in the United States. The Company has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each brand provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh, flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere.

The principal executive offices of the Company are located at 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212 and its telephone number is (614) 326-7944.

Bugatti Parent, Inc., a Delaware corporation (“Parent”), is a wholly owned subsidiary of Spice Private Equity (Bermuda) Ltd. (“Spice”). Spice is an affiliate of Spice Private Equity Ltd. (“Spice Private Equity”), an investment company incorporated in Switzerland focused on private equity investments, listed on the SIX Swiss Exchange under the ticker symbol “SPCE”. Spice Private Equity is controlled by GP Investments, Ltd., a listed company incorporated in Bermuda, focused on private equity and alternative investments. Parent was recently formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement.

The principal executive offices of Parent are located at 129 Front Street, 5th floor, City of Hamilton, HM12, Bermuda and its telephone number is +1 (441) 279-0604.

Bugatti Merger Sub, Inc., an Ohio corporation (“Merger Sub”), is a subsidiary of Parent, that was recently formed and has no operations. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.

The principal executive offices of Merger Sub are located at 129 Front Street, 5th floor, City of Hamilton, HM12, Bermuda and its telephone number is +1 (441) 279-0604.

The Special Meeting (Page 20)

Date, Time and Place of the Special Meeting (Page 20)

The Company will hold a special meeting of the holders of common shares, no par value per share, of the Company (“Company Common Shares,” and holders of which, “Company Shareholders”) on May 22, 2018 at 9 a.m., Eastern Time, at our Brio Polaris Fashion Place restaurant, located at 1500 Polaris Parkway, Columbus, Ohio 43240 (the “Special Meeting”).

Purpose of the Special Meeting (Page 20)

The Company, Parent and Merger Sub entered into an Agreement and Plan of Merger, dated March 7, 2018, as such agreement may be amended from time to time (the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) so that the Company will be the surviving corporation in the Merger and will become a direct wholly owned subsidiary of Parent.

At the Special Meeting, Company Shareholders will be asked to (a) approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, and the Merger (the “Merger Proposal”), (b) approve, on a non-binding, advisory basis, the compensation that certain executive officers of the Company may receive in connection with the Merger pursuant to agreements or arrangements with the Company (the “Compensation Proposal”) and (c) approve one or more adjournments of the Special Meeting, if necessary or advisable, including adjournments to permit further solicitation of proxies in favor of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Record Date and Quorum (Page 20)

The board of directors of the Company (the “Company Board”) has fixed the close of business on April 18, 2018 as the record date for the determination of Company Shareholders entitled to notice of, and to vote at, the Special Meeting. As of the close of business on April 17, there were 15,295,015 Company Common Shares outstanding and entitled to vote. You will have one vote on each matter properly coming before the Special Meeting for each Company Common Share that you owned on the record date.

The presence in person or by proxy of the holders of a majority of Company Common Shares issued and outstanding and entitled to vote is necessary to constitute a quorum at the Special Meeting. All Company Common Shares present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Special Meeting.

Vote Required (Page 21)

Approval of the Merger Proposal requires the affirmative vote in person or by proxy of holders of a majority of the issued and outstanding Company Common Shares entitled to vote thereon. Approval of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of Company Common Shares present in person or represented by proxy at the Special Meeting, whether or not a quorum is present.

If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the Merger Proposal, the Compensation Proposal and the Adjournment Proposal. If you fail to submit a proxy card or vote in person at the Special Meeting, or fail to instruct your bank, broker or other holder of record how to vote, it will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.

Voting, Proxies and Revocation (Page 21)

Any Company Shareholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet by following the instructions on the enclosed proxy card or by returning the enclosed proxy card in the postage-paid return envelope provided, or may vote in person by appearing at the Special Meeting.

If your Company Common Shares are held in “street name” through a bank, broker or other holder of record, you should instruct your bank, broker or other holder of record of your shares on how to vote your Company Common Shares using the instructions provided by such record holder. “Broker non-votes” are shares held in “street name” by banks, brokers and other holders of record that are present in person or represented by proxy at the Special Meeting, but for which the beneficial owner has not provided the record holder with instructions on how to vote on a particular proposal that such record holder does not have discretionary voting power on. Banks, brokers and other holders of record holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals to be voted upon at the Special Meeting as described in this proxy statement. Therefore, if a beneficial owner of Company Common Shares held in “street name” does not give voting instructions to the applicable record holder, then those shares will not be counted as present in person or by proxy at the Special Meeting. As the vote to approve the Merger Proposal is based on the total number of Company Common Shares outstanding at the close of business on the record date, if you fail to issue voting instructions to your bank, broker or other holder of record, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted in accordance with the recommendations of the Company Board, which, as of the date of this proxy statement, are “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

You have the right to revoke a proxy at any time prior to the time it is exercised, by delivering to the Corporate Secretary a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Special Meeting and voting in person. Attending the Special Meeting alone, without voting at the Special Meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed or delivered to: Bravo Brio Restaurant Group, Inc., Attn: Corporate Secretary, 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212. If you are a “street name” holder of Company Common Shares, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record. You must contact the record holder of your shares to obtain instructions as to how to change your proxy vote.

The Merger (Page 25)

On the terms and subject to the conditions set forth in the Merger Agreement and the applicable terms of the Ohio General Corporation Law (the “OGCL”), at the effective time of the Merger (the “Effective Time”), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article I of the Merger Agreement. At the Effective Time, each Company Common Share issued and outstanding immediately prior to the Effective Time (except (a) each Company Common Share held by the Company as a treasury share or owned by any of the Company’s direct or indirect wholly owned Subsidiaries or owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time (“Excluded Shares”) and (b) any Company Common Shares that are issued and outstanding immediately prior to the Effective Time that are held by any Company Shareholder who was a record holder of Company Common Shares as of the record date for the Special Meeting, and who delivers to the Company prior to the Special Meeting, in accordance with Section 1701.85 of the OGCL, a written demand for payment of the fair cash value for such Company Common Shares and such Company Common Shares have not been voted in favor of the Merger Proposal at the Special Meeting (“Dissenting Shares”)) will be converted into the right to receive $4.05 in cash without interest, less any applicable withholding taxes (the “Merger Consideration”). The Merger shall have the effects specified in the OGCL including Section 1701.82 thereof.

Recommendation of the Company Board; Reasons for the Merger (Page 36)

After careful consideration of various factors described in “The Merger—Recommendation of the Company Board; Reasons for the Merger,” the Company Board, at a meeting duly called and held prior to the date of the Merger Agreement at which a quorum of directors of the Company was present, unanimously (a) determined that it is advisable, fair and in the best interests of the Company and the Company Shareholders to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, (b) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (c) determined that the terms of the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders and (d) directed that the Merger Agreement be submitted to the Company Shareholders for authorization, adoption and approval. The Company Board made its determination after consultation with its outside legal counsel and financial advisor and consideration of numerous factors.

The Company Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Opinion of Piper Jaffray & Co. (Page 43 and Annex B)

At the March 7, 2018 meeting of the Company Board, representatives of Piper Jaffray & Co. (“Piper Jaffray”) rendered Piper Jaffray’s opinion, as to the fairness, based upon market, economic, financial and other circumstances and conditions existing and disclosed to Piper Jaffray as of March 7, 2018, from a financial point of view, to Company Shareholders of the Merger Consideration to be received by such Company Shareholders in the Merger pursuant to the Merger Agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Piper Jaffray, dated March 7, 2018, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex B to this proxy statement. Piper Jaffray provided its opinion for the information and assistance of the Company Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Merger and its opinion only addresses whether the Merger Consideration to be received by Company Shareholders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such Company Shareholders. The opinion of Piper Jaffray did not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The Piper Jaffray opinion does not constitute a recommendation to the Company Board or any Company Shareholder as to how the Company Board, such Company Shareholder or any other person should vote or otherwise act with respect to the Merger or any other matter.

Financing of the Merger (Page 51)

Parent estimates that the total amount of funds required to consummate the Merger and related transactions and pay related fees and expenses will be approximately $108.7 million. Parent expects this amount to be funded through a combination of the following:

•

a senior secured term loan facility in an aggregate principal amount of $27.5 million (the “Term Loan Facility”) and a revolving credit facility of $10.0 million (the “Revolving Credit Facility”). Parent has received a firm commitment from Garrison Loan Agency Services LLC and City National Bank (the “Joint Lead Arrangers”) to provide the Debt Financing (as defined in “The Merger—Financing of the Merger”);

•	a cash equity investment of up to $71.0 million by Spice; and

•	the Company’s available cash on hand at Closing.

The consummation of the Merger is not subject to a financing condition (although the funding of the debt and cash equity financing is subject to the satisfaction of the conditions set forth in the applicable commitment letters under which the financing will be provided). We believe the amounts committed under the financing commitments will be sufficient to complete the Merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of such financing commitments or if the conditions to such commitments are not met. Obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the completion of the Merger.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 52)

The interests of the Company’s executive officers and directors in the Merger that are different from, or in addition to, those of Company Shareholders generally are described below. The Company Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Company Shareholders. These interests include (a) the right to receive payments in respect of unvested restricted shares and outstanding vested in-the-money Company Options, which will, in each case and subject to the limitations described herein, be cashed out based on the Merger Consideration; (b) the right to receive certain cash retention bonuses; and (c) entitlement to continued indemnification, expense advancement and insurance coverage under the Merger Agreement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 58)

The exchange of Company Common Shares for cash pursuant to the Merger generally will be a taxable transaction for U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. A Company Shareholder who is a U.S. holder and who exchanges Company Common Shares for cash in the Merger will, for U.S. federal income tax purposes, generally recognize gain or loss in an amount equal to the difference, if any, between the amount of such cash received by such Company Shareholder and the Company Shareholder’s adjusted tax basis in the Company Shareholder’s Company Common Shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the recipient provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Company Shareholders should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. Company Shareholders should also consult their tax advisors regarding the U.S. federal income tax consequences of the Merger in light of their particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Regulatory Approvals Required for the Merger (Page 61)

Subject to the terms and conditions of the Merger Agreement, the parties have agreed to use their best efforts and cooperate in obtaining of all necessary consents from governmental entities and the making of all necessary filings as may be necessary to obtain an approval from or to avoid an action or proceeding by any governmental entity.

Litigation Relating to the Merger (Page 61)

To the Company’s knowledge, as of April 17, 2018, there is no pending litigation against the Company, Parent or Merger Sub relating to the Merger.

Expected Timing of the Merger

We expect to complete the Merger in the second quarter of 2018. However, it is possible that factors outside of the control of the Company or Parent could result in the Merger being completed at a later time. There may be a substantial amount of time between the Special Meeting and the completion of the Merger. We expect to complete the Merger promptly following the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the Merger.

The Merger Agreement (Page 62 and Annex A)

Merger Consideration; Conversion of Company Common Shares (Page 63)

In the Merger, each Company Common Share issued and outstanding immediately prior to the Effective Time (except for Excluded Shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration.

Treatment of Company Equity Awards (Page 63)

Company Restricted Shares. At the Effective Time, each Company Restricted Share (as defined in “The Merger—Interests of the Company’s Executive Officers and Directors in the Merger”) will be cancelled without any action on the part of the holder thereof in consideration for the right of such holder to receive, without interest, a cash payment equal to the Merger Consideration.

Company Options. At the Effective Time, each Company Option (as defined in “The Merger—Interests of the Company’s Executive Officers and Directors in the Merger”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will be cancelled in consideration for the right of the holder to receive, without interest, a cash payment equal to the product of (a) the number of Company Common Shares subject to such Company Option multiplied by (b) the amount by which the Merger Consideration exceeds the exercise price per share of such Company Option. Any Company Option with an exercise price per share that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time for no consideration and with no payment due to the holder thereof.

Non-Solicitation of Acquisition Proposals (Page 72)

Except as expressly permitted by the Merger Agreement, from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, the Company and its subsidiaries shall not, and the Company shall direct and cause its representatives not to, directly or indirectly:

•

initiate, solicit, propose, or knowingly encourage, facilitate or assist, any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal (as defined in the “The Merger Agreement—Non-Solicitation of Acquisition Proposals”);

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to, or provide any non-public information or data concerning the Company or its subsidiaries or afford access to the business, properties, assets, books, records or any personnel of the Company or any of its subsidiaries (other than Parent, Merger Sub or any of their respective designees) with respect to an Acquisition Proposal;

•	approve, endorse or recommend any proposal that constitutes an Acquisition Proposal; or

•

enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal.

No Change in Board Recommendation; No Entry into Alternative Transactions (Page 73)

Notwithstanding anything to the contrary in the Merger Agreement, the Company Board may make a change in its recommendation if an intervening event, which was unknown or not reasonably foreseeable to the Company Board as of the date of signing the Merger Agreement, occurs or arises and the Company Board determines in good faith (after consultation with its outside legal counsel), that continuing to recommend the Merger Agreement would be inconsistent with the directors’ fiduciary duties under applicable law, provided that:

•	the Company gives Parent at least three business days’ prior written notice of its intention to take such action and such notice includes a description of the intervening event in reasonable detail;

•

after providing such notice and prior to making a change of recommendation, the Company negotiates with Parent in good faith (to the extent Parent desires to negotiate) during such three business day period, to make such adjustments in the terms and conditions of the Merger Agreement that would cause the Company Board to no longer believe that it would be inconsistent with the directors’ fiduciary duties under applicable law not to make a change of recommendation; and

•

by 5:00 PM Eastern Time on the last business day of such three business day period the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that it would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law not to make a change in recommendation, if the changes offered in writing by Parent were given effect.

Notwithstanding anything to the contrary in the Merger Agreement, the Company Board may make a change in its recommendation if the Company receives a bona fide Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside legal counsel) constitutes a Superior Proposal (as defined in the “The Merger Agreement—Non-Solicitation of Acquisition Proposals”) and that continuing to recommend the Merger Agreement would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, provided that:

•

the Company gives Parent at least three business days’ prior written notice of its intention to take such action (or two business days in the case of any material modification of a Superior Proposal subject to a prior notification under the Merger Agreement) and such notice specifies the material terms of, and the identity of the third party making, such Acquisition Proposal and includes a copy of the most current version of the relevant proposed transaction agreements and other material documents relating to such Acquisition Proposal;

•

after providing such notice and prior to making a change of recommendation, the Company negotiates with Parent in good faith (to the extent Parent desires to negotiate) during such three business day period (or two business day period, as applicable), to make such adjustments in the terms and conditions of the Merger Agreement that would cause the Company Board to no longer believe that it would be inconsistent with the directors’ fiduciary duties under applicable law not to make a change of recommendation;

•

the Company Board considers in good faith any changes to the Merger Agreement offered in writing by Parent prior to the end of such notice period, and determines in good faith (after consultation with its outside legal counsel and financial advisor) that Parent has not made an offer that is at least as favorable to the Company Shareholders as such Acquisition Proposal and the Acquisition Proposal would continue to constitute a Superior Proposal, after giving effect to the changes offer in writing by Parent; and

•	the Company pays the Company Termination Fee (as defined in “The Merger Agreement—Termination Fee”) in accordance with the Merger Agreement.

Company Shareholders Meeting (Page 75)

The Company has agreed to hold the Special Meeting as promptly as practicable for the purpose of voting upon the adoption of the Merger Agreement and upon other related matters. The Company Board has agreed to recommend that Company Shareholders approve and adopt the Merger Agreement in this proxy statement and in other materials and communications between the Company and Company Shareholders and to use its reasonable best efforts to solicit the adoption of the Merger Agreement at the Special Meeting.

Expenses (Page 79)

Subject to certain exceptions in the Merger Agreement, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, shall be paid by the party incurring such expense. All filing fees and similar charges payable to a governmental entity in connection with obtaining any consents, shall be borne by Parent.

Conditions to the Merger (Page 80)

Each of the Company’s, Parent’s and Merger Sub’s obligation to consummate the Merger is subject to the satisfaction or (to the extent permitted by law) waiver of certain customary conditions, including the adoption of the Merger Agreement by Company Shareholders, the absence of legal prohibitions, the accuracy of the representations and warranties (subject to customary materiality qualifiers), compliance by the other parties with their respective obligations under the Merger Agreement (subject to customary materiality qualifiers) and the absence of a Company Material Adverse Effect (as defined in “The Merger Agreement—Material Adverse Effect”).

Neither the Company nor Parent can be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be effected.

Termination (Page 81)

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by Company Shareholders (except as set forth below), under the following circumstances:

•	by mutual written consent of Parent, Merger Sub and the Company;

•	by either Parent or the Company if:

•

the Merger has not been consummated by 11:59 p.m., Eastern Time on September 7, 2018, subject to certain permitted extensions as described in “The Merger Agreement—Termination,” and unless the failure of the Merger to be consummated by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement;

•	the proposal to approve and adopt the Merger Agreement is not approved by Company Shareholders at the Special Meeting;

•	any laws prohibit, make illegal or enjoin the consummation of the Merger; or

•	any permanent order restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger, and such order has become final and nonappealable.

•	by Parent if:

•	the Company Board makes a change of recommendation or the Company commits a willful and material breach of its non-solicitation obligations or its obligations to hold the Special Meeting; or

•

there is an uncured breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the Company, which, in each case, would constitute the failure of certain closing conditions set forth in the Merger Agreement.

•	by the Company if:

•

the Company Board makes a change of recommendation in response to (a) an Acquisition Proposal the Company Board determines in good faith constitutes a Superior Proposal or (b) an intervening event, which was unknown or not reasonably foreseeable to the Company Board as of the date of signing of the Merger Agreement, provided that the Company pays the Company Termination Fee described in this proxy statement to Parent; or

•

there is an uncured breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of Parent or Merger Sub, which, in each case, would constitute the failure of certain closing conditions set forth in the Merger Agreement.

Termination Fee; Parent Expenses (Page 82)

The Company must pay the Company Termination Fee in the amount of $3,261,000 to Parent if the Merger Agreement is terminated in the following circumstances:

•	In the event that the Company terminates the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal.

•	In the event that:

•	after the date of signing the Merger Agreement and prior to the Effective Time, an Acquisition Proposal has been made to the Company or otherwise publicly disclosed and not withdrawn; and

•

thereafter the Company or Parent terminates the Merger Agreement under certain circumstances and within twelve months of the date of termination of the Merger Agreement, the Company enters into a definitive agreement for or relating to an Acquisition Proposal, or otherwise consummates an Acquisition Proposal within twelve months after the date of termination of the Merger Agreement.

•	In the event that:

•

after the date of signing the Merger Agreement, the Company Board makes a change of recommendation or commits a willful and material breach of its non-solicitation obligations or its obligation to hold the Special Meeting; and

•	Parent terminates the Merger Agreement.

If the Merger Agreement is validly terminated by either Parent or the Company following the failure of the Company Shareholders to approve the Merger Agreement, then the Company must concurrently with such termination pay or cause to be paid to Parent or its designee an amount equal to that required to reimburse Parent, Merger Sub and their respective affiliates for all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby in an amount not to exceed $1,087,000 (the “Parent Expenses”) by wire transfer of immediately available funds. To the extent that Parent Expenses are paid and the Company Termination Fee is subsequently due pursuant to the terms and conditions of the Merger Agreement, the amount of Parent Expenses actually paid shall be deducted from the amount due as payment of the Company Termination Fee.

Remedies (Page 83)

The parties are entitled to seek an injunction, specific performance or other equitable remedies to prevent breaches of the Merger Agreement and to enforce specifically its terms. However, if Parent receives the

Company Termination Fee, as discussed in this proxy statement, the payment of the Company Termination Fee will be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates under the Merger Agreement.

Dissenters’ Rights (Page 89 and Annex C)

If the Merger Agreement is adopted by Company Shareholders, Company Shareholders who do not vote in favor of the Merger Proposal and who properly demand payment of the fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL. Section 1701.85 of the OGCL generally provides that shareholders of the Company will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85 of the OGCL, and failure to take any one of the required steps may result in the termination or waiver of such rights.

Specifically, any Company Shareholder who is a record holder of Company Common Shares on April 18, 2018, the record date for the Special Meeting, and whose shares are not voted in favor of the adoption of the Merger Proposal may be entitled to be paid the “fair cash value” of such Company Common Shares after the Effective Time. To be entitled to such payment, a Company Shareholder must deliver to the Company a written demand for payment of the fair cash value of Company Common Shares held by such Company Shareholder before the vote on the Merger Proposal is taken, the Company Shareholder must not vote in favor of the Merger Proposal, and the Company Shareholder must otherwise comply with Section 1701.85. Company Common Shares held by such Company Shareholder who complies in all respects with the provisions of Section 1701.85 of the OGCL, will not be converted into the right to receive the Merger Consideration, but will instead at the Effective Time entitle such Company Shareholder to receive the fair cash value of such Dissenting Shares in accordance with the provisions of Section 1701.85 of the OGCL.

A Company Shareholder’s failure to vote against the Merger Proposal will not constitute a waiver of such Company Shareholder’s dissenters’ rights, as long as such Company Shareholder does not vote in favor of the Merger Proposal. A proxy returned to the Company signed but not marked to specify voting instructions will be voted in favor of the Merger Proposal and will constitute a waiver of dissenting shareholders’ rights. Any written demand must specify the Company Shareholder’s name and address, the number and class of Company Common Shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such Company Common Shares.

See the text of Section 1701.84 and Section 1701.85 of the OGCL attached as Annex C to this proxy statement for specific information on the procedures to be followed in exercising dissenters’ rights. Any Company Shareholder wishing to exercise dissenters’ rights is encouraged to consult legal counsel before attempting to exercise those rights due to the complexity of the process, as failure to timely comply with the procedures set forth in Section1701.85 of the OGCL will result in a loss of those rights.

Company Shareholders considering seeking payment of the “fair cash value” of their Company Common Shares should be aware that the “fair cash value” of their shares as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the Merger if they did not seek payment of the “fair cash value” of their Company Common Shares. If Company Common Shares are listed on a national securities exchange, such as the NASDAQ Global Select Market (“NASDAQ”), immediately before the Effective Time, Section 1701.85 of the OGCL provides that the “fair cash value” will be the closing sale price of Company Common Shares as of the close of trading on the day before the vote of Company Shareholders.

Market Price and Dividends (Page 91)

At the Effective Time, each Company Common Share issued and outstanding immediately prior to the Effective Time (except for Excluded Shares and Dissenting Shares) will be converted into the right to receive the Merger

Consideration of $4.05 in cash without interest. The Merger Consideration represents a premium of approximately 37% over the volume weighted average price of Company Common Shares on NASDAQ for the 90-day period immediately preceding March 7, 2018, the date of the Merger Agreement. For a discussion of the treatment of awards outstanding under the Company stock plans as of the Effective Time, see “The Merger Agreement—Treatment of Company Equity Awards.”

On April 16, 2018, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company Common Shares on NASDAQ was $3.975 per share. You are encouraged to obtain current market quotations for Company Common Shares in connection with voting your shares at the Special Meeting.

Delisting and Deregistration of Company Common Shares (Page 94)

If the Merger is consummated, Company Common Shares will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as promptly as practicable, and the Company will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”). The Company will cease to be an independent public company and will become a direct wholly owned subsidiary of Parent. You will no longer have any ownership interest in the Company.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions that you may have about the Merger, the Merger Agreement and the Special Meeting. The information in this section does not provide all of the information that might be important to you with respect to the Merger, the Merger Agreement or the Special Meeting. We urge you to read carefully the remainder of this proxy statement, the annexes attached hereto and the other documents referred to or incorporated by reference herein, which contain additional important information. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information.”

Q:	What is the Merger?

A:

The Company, Parent and Merger Sub entered into the Merger Agreement on March 7, 2018. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company so that the Company will be the surviving corporation in the Merger and a direct wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

The Merger cannot be consummated unless, among other things, holders of a majority of Company Common Shares entitled to vote approve the Merger Proposal.

Q:	Why am I receiving this proxy statement?

A:

We are delivering this document to you because you were a Company Shareholder as of April 18, 2018, the record date for the Special Meeting. This proxy statement is being used by the Company Board to solicit, on behalf of the Company, proxies of Company Shareholders in connection with the approval and adoption of the Merger Agreement and related matters and describes the proposals to be presented at the Special Meeting.

This proxy statement contains important information about the Merger and the other proposals being voted on at the Special Meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your Company Common Shares voted by proxy without attending the Special Meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What are Company Shareholders being asked to vote on at the Special Meeting?

A:	The Company is soliciting proxies from Company Shareholders with respect to the following proposals:

1.	To approve the Merger Proposal;

2.	To approve, on a non-binding, advisory basis, the Compensation Proposal; and

3.	To approve the Adjournment Proposal.

Q:	What will Company Shareholders receive in the Merger?

A:

In the Merger, each Company Common Share issued and outstanding immediately prior to the Effective Time (except for Excluded Shares and Dissenting Shares) will, at the Effective Time, be converted into the right to receive $4.05 in cash without interest, less any applicable withholding taxes, which is the Merger Consideration.

Q:	How will the Merger affect Company equity awards?

A:	The Company equity awards will be treated as follows:

Company Restricted Shares. At the Effective Time, each Company Restricted Share will be cancelled without any action on the part of the holder thereof in consideration for the right of such holder to receive, without interest, a cash payment equal to the Merger Consideration.

Company Options. At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be cancelled without any action on the part of the holder thereof in consideration for the right of the holder to receive, without interest, a cash payment equal to the product of (a) the number of Company Common Shares subject to such Company Option multiplied by (b) the amount by which the Merger Consideration exceeds the exercise price per share of such Company Option. Any Company Option with an exercise price per share that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time with no payment due to the holder thereof.

Q:	How does the Merger Consideration compare to the market price of Company Common Shares?

A:

The Merger Consideration represents a premium of approximately 37% over the volume weighted average price of Company Common Shares on NASDAQ for the 90-day period immediately preceding March 7, 2018, the date of the Merger Agreement. On April 16, 2018 the most recent practicable date before this proxy statement was mailed to Company Shareholders, the closing price for Company Common Shares on NASDAQ was $3.975 per share. You are encouraged to obtain current market quotations for Company Common Shares in connection with voting your shares.

Q:	What will happen to the Company generally as a result of the Merger?

A:

If the Merger is consummated, Company Common Shares will be delisted from NASDAQ and deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC on account of Company Common Shares. The Company will cease to be an independent public company and will become a direct wholly owned subsidiary of Parent. You will no longer have any ownership interest in the Company.

Q:	How will our directors and executive officers vote on the Merger Proposal?

A:	Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote in favor of the Merger Proposal.

As of the record date for the Special Meeting, our directors and executive officers owned, in the aggregate, 6.1% of our outstanding Company Common Shares.

Q:	How does the Company Board recommend that I vote at the Special Meeting?

A:

The Company Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal. You should read “The Merger—Recommendation of the Company Board; Reasons for the Merger” for a discussion of the factors that the Company Board considered in deciding to recommend the approval of the Merger Agreement. See also “The Merger—Interests of the Company’s Executive Officers and Directors in the Merger.”

Q:	Why am I being asked to consider and vote on, by non-binding, advisory vote, the Compensation Proposal?

A:

The SEC rules require the Company to seek a non-binding, advisory vote to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger. The approval of the Compensation Proposal is not a condition to the consummation of the Merger and will not be binding on the Company or Parent. If the Merger Agreement is approved by Company Shareholders and the Merger is consummated, the Merger-related compensation may be paid to the Company’s named executive officers even if Company Shareholders do not approve the Compensation Proposal.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on May 22, 2018 at 9 a.m., Eastern Time, at our Brio Polaris Fashion Place restaurant, located at 1500 Polaris Parkway, Columbus, Ohio 43240.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement including its annexes and any documents incorporated by reference herein and have decided how you wish to vote your Company Common Shares, please vote your shares promptly so that your shares are represented and voted at the Special Meeting. No matter how many shares of the Company Common Shares you may hold, it is important your voice be heard at the Special Meeting.

If you hold your shares in your name as a shareholder of record, you can complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, and we request that you do this as soon as possible. Alternatively, you may vote through the Internet or by telephone. Information and applicable deadlines for voting by mail, through the Internet or by telephone are set forth in the enclosed proxy card instructions.

If you hold your shares in “street name” through a bank, broker or other holder of record, please refer to the instructions for voting your shares provided by such bank, broker or other holder of record. A “street name” shareholder who wishes to vote in person at the Special Meeting will need to obtain a legal proxy from the institution that holds its shares.

Q:	What constitutes a quorum for the Special Meeting?

A:

The presence in person or by proxy of the holders of record of a majority of the outstanding Company Common Shares as of the record date is necessary to constitute a quorum at the Special Meeting. The Company cannot hold the meeting unless a quorum is present. Abstentions will be counted as present at the Special Meeting for the purpose of determining whether a quorum is present.

We urge you to vote promptly by proxy even if you plan to attend the Special Meeting so that we will know as soon as possible that enough shares will be present for us to hold the Special Meeting.

Q:	What is the vote required to approve each proposal at the Special Meeting?

A:	Merger Proposal:

•	Standard: Approval of the Merger Proposal requires the affirmative vote in person or by proxy of holders of a majority of the issued and outstanding Company Common Shares entitled to vote thereon.

•

Effect of abstentions and broker non-votes: If you fail to submit a proxy card or vote in person, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other holder of record how to vote with respect to the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal. There will be no broker non-votes on the Merger Proposal.

Compensation Proposal:

•

Standard: Whether or not a quorum is present, approval, on a non-binding, advisory basis, of the Compensation Proposal requires the affirmative vote of the holders of a majority of Company Common Shares present in person or represented by proxy at the Special Meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the Compensation Proposal. If you fail to submit a proxy card or vote in person at the Special Meeting, or fail to instruct your bank, broker or other holder of record how to vote with respect to the Compensation Proposal, it will have no effect on the Compensation Proposal. There will be no broker non-votes on the Compensation Proposal.

Adjournment Proposal:

•

Standard: Whether or not a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of Company Common Shares present in person or represented by proxy at the Special Meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the Adjournment Proposal. If you fail to submit a proxy card or vote in person at the Special Meeting, or fail to instruct your bank, broker or other holder of record how to vote with respect to the Adjournment Proposal, it will have no effect on the Adjournment Proposal. There will be no broker non-votes on the Adjournment Proposal.

Q:	Why is my vote important?

A:

If you do not submit a proxy card or vote in person at the Special Meeting, or if you fail to instruct your bank, broker or other holder of record as to how to vote, it will be more difficult for the Company to obtain the necessary quorum to hold the Special Meeting. In addition, your failure to submit a proxy or vote in person, your failure to instruct your bank, broker or other holder of record how to vote or your abstention will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Q:	If my Company Common Shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:

No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by such record holder. You may not vote shares held in “street name” by returning a proxy card directly to the Company, or by voting in person at the Special Meeting, unless you provide a legal proxy, which you must obtain from the record holder of your shares. Without your specific instruction, banks, brokers or other holders of record who hold Company Common Shares on your behalf may only vote your shares on “routine” proposals and may not vote your shares on “non-routine” matters. All proposals to be voted on at the Special Meeting are “non-routine” proposals which your bank, broker, or other holder of record cannot vote on your behalf without your specific instruction. Failure to instruct your bank, broker or other holder of record how to vote will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Q:	Can I attend the Special Meeting and vote my shares in person?

A:

All Company Shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers or other holders of record, are invited to attend the Special Meeting. Shareholders of record of Company Common Shares can vote in person at the Special Meeting. If you are not a shareholder of record (in other words, if your shares are held for you in “street name”), you must obtain a legal proxy, executed in your favor, from your bank, broker or other holder of record of your shares to be able to vote in person at the Special Meeting. If you plan to attend the Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

In addition, all Company Shareholders must bring a form of personal photo identification in order to be admitted to the Special Meeting. The Company reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. Whether or not you intend to be present at the Special Meeting, you are urged to sign, date and return your proxy card, or to vote via the Internet or by telephone, promptly. If you are then present at the Special Meeting and wish to vote your shares in person, you may revoke your original proxy by voting at the Special Meeting.

Q:	Can I change my vote or revoke my proxy?

A:

Yes. If you are a shareholder of record of Company Common Shares, you may change your vote at any time before your Company Common Shares are voted at the Special Meeting by: (a) signing and returning a proxy card with a later date; (b) attending the Special Meeting in person, notifying the Corporate Secretary, and voting by ballot at the Special Meeting; (c) voting by telephone or the Internet at a later time; or (d) delivering a written revocation letter to the Company’s Corporate Secretary at 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.

If you hold your shares in “street name” through a bank, broker or other holder of record, the above-described options for changing your vote do not apply and, instead, you should follow the instructions received from your bank, broker or other holder of record, to change your vote.

Q:	Will the Company be required to submit the Merger Proposal to Company Shareholders even if the Company Board has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the Merger Agreement is terminated before the Special Meeting, the Company is required to submit the Merger Proposal to Company Shareholders even if the Company Board has withdrawn or modified its recommendation.

Q:	Is the Merger expected to be taxable to U.S. holders?

A:

Yes. The exchange of Company Common Shares for cash pursuant to the Merger generally will be a taxable transaction for U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your Company Common Shares in the Merger for cash, you will, for U.S. federal income tax purposes, generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash you receive with respect to such shares (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the recipient provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor regarding the U.S. federal income tax consequences of the Merger in light of your particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Q:	Are Company Shareholders entitled to dissenters’ rights?

A:	Yes. Company Shareholders are entitled to dissenters’ rights under Sections 1701.84 and 1701.85 of the OGCL. For further information, see “Dissenters’ Rights.”

Q:	If I am a Company Shareholder, should I send in my stock certificate(s) now?

A:

No. If the Merger Proposal is approved, shortly after the consummation of the Merger, you will receive a letter of transmittal describing how you may exchange your stock certificate(s) or book-entry Company Common Shares for the Merger Consideration. If your Company Common Shares are held in “street name” through a bank, broker or other holder of record, you should contact the record holder of your shares for instructions as to how to effect the surrender of your “street name” Company Common Shares in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold Company Common Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares. If you are a shareholder of record of Company Common Shares and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement to ensure that you vote every Company Common Share that you own.

Q:	When do you expect the Merger to be consummated?

A:

The Company currently expects to consummate the Merger no later than June 30, 2018. However, the Company cannot assure you of when or if the Merger will be consummated, and the closing of the transaction is subject to the satisfaction of various conditions that are not within the Company’s control. The Company must obtain the approval of Company Shareholders to approve and adopt the Merger Agreement at the Special Meeting. The Company and Parent must also satisfy certain other closing conditions.

Q:	What happens if the Merger is not consummated?

A:

If the Merger is not consummated for any reason, Company Shareholders will not receive any consideration for their Company Common Shares in connection with the Merger. Instead, the Company will remain an independent, public company and Company Common Shares will continue to be listed and traded on NASDAQ. In addition, under certain circumstances specified in the Merger Agreement, the Company may be required to pay the Company Termination Fee or the Parent Expenses to Parent. See “The Merger Agreement—Termination Fee; Parent Expenses” for a complete discussion of the circumstances under which the Company Termination Fee or the Parent Expenses would be required to be paid.

Q:	What happens if I sell my Company Common Shares before the Special Meeting?

A:

The record date for Company Shareholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting and the expected closing date of the Merger. If you transfer your Company Common Shares after April 18, 2018, the record date for the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger Consideration to the transferee of your shares.

Q:	Whom should I call with questions?

A:

If you have any questions about the Merger or this proxy statement, would like additional copies of this proxy statement, or need assistance voting your Company Common Shares, please contact the Company’s proxy solicitor:

1407 Broadway, 27th Floor

New York, NY 10018

(212) 929-5500 (Call Collect)

or

Toll Free: (800) 322-2885

Email: proxy@mackenziepartners.com

If your Company Common Shares are held in “street name” through your bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to be protected by the safe harbor provided therein. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements, particularly those statements regarding the benefits of the proposed Merger between Parent and the Company, the anticipated timing of the transaction and the business of each company by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “would,” “seeks,” “approximately,” “projects,” “strategy,” “future,” “opportunity,” “predicts,” “should” or “will” or the negative version of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under “Risk Factors.” Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risk, uncertainties and assumptions that are difficult to predict.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this proxy statement, including, but not limited to:

•	the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect the Company’s business and the price of Company Common Shares;

•	the risk that the Company’s Shareholders may fail to approve the Merger;

•	the risk that the parties to the Merger Agreement may fail to satisfy other conditions to the consummation of the Merger or meet expectations regarding the timing and consummation of the Merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results, employees and business generally;

•	the risk that the proposed Merger disrupts current plans and operations of the Company and potential difficulties in the Company’s employee retention as a result of the Merger;

•	risks related to diverting management’s attention from the Company’s ongoing business operations;

•	the outcome of legal proceedings instituted against the Company related to the Merger Agreement or the Merger;

•	the amount of unexpected costs, fees, expenses and other charges related to the Merger; and

•	political instability.

For additional factors that could materially affect our financial results and our business generally, please refer to the Company’s filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the other reports filed by the Company with the SEC. See “Where You Can Find More Information.” The Company undertakes no obligation to revise these statements following the date of this communication, except as required by law.

PARTIES TO THE MERGER

The Company

Bravo Brio Restaurant Group, Inc.

777 Goodale Boulevard, Suite 100

Columbus, Ohio 43212

Telephone: (614) 326-7944

The Company is an owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. The Company has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of the Company’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh, flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. The Company strives to be the best Italian restaurant company in America and is focused on providing our guests an excellent dining experience through consistency of execution.

Company Common Shares are traded on NASDAQ under the symbol “BBRG.” Additional information about the Company and its subsidiaries is included in documents incorporated by reference into this proxy statement. See “Where You Can Find More Information.” The Company maintains a website at http://www.bbrg.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated by reference.

Parent

Parent is a Delaware corporation and wholly owned subsidiary of Spice. Parent was recently formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement.

The principal executive offices of Parent are located at 129 Front Street, 5th floor, City of Hamilton, HM12, Bermuda and its telephone number is +1 (441) 279-0604.

Merger Sub

Merger Sub, a subsidiary of Parent, is an Ohio corporation that was recently formed and has no operations. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.

The principal executive offices of Merger Sub are located at 129 Front Street, 5th floor, City of Hamilton, HM12, Bermuda and its telephone number is +1 (441) 279-0604.

THE SPECIAL MEETING

This section contains information for Company Shareholders about the Special Meeting that the Company has called to allow Company Shareholders to consider and vote on the Merger Proposal and other matters. The Company is mailing this proxy statement to you, as a Company Shareholder, on or about April 20, 2018. This proxy statement is accompanied by a notice of the Special Meeting and a form of proxy card that theCompany Board is soliciting for the Company at the Special Meeting and at any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Company Board from Company Shareholders for use at the Special Meeting to be held on May 22, 2018 at 9 a.m., Eastern Time, at our Brio Polaris Fashion Place restaurant, located at 1500 Polaris Parkway, Columbus, Ohio 43240, or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the Special Meeting, you will be asked to consider and vote upon the following matters:

•	The Merger Proposal (Proposal 1 on your proxy card);

•	The Compensation Proposal (Proposal 2 on your proxy card); and

•	The Adjournment Proposal (Proposal 3 on your proxy card).

Company Shareholders must approve and adopt the Merger Agreement by approving the Merger Proposal in order to consummate the Merger. A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully in its entirety.

Recommendation of the Company Board

The Company Board has unanimously (a) determined that it is advisable, fair and in the best interests of the Company and the Company Shareholders to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, (b) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (c) determined that the terms of the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders and (d) directed that the Merger Agreement be submitted to the Company Shareholders for authorization, adoption and approval. The Company Board unanimously recommends that Company Shareholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal. See “The Merger—Recommendation of the Company Board; Reasons for the Merger” for a more detailed discussion of the Company Board’s recommendation.

Record Date and Quorum

The Company Board has fixed the close of business on April 18, 2018 as the record date for the determination of Company Shareholders entitled to notice of, and to vote at, the Special Meeting. As of the close of business on April 17, there were 15,295,015 Company Common Shares outstanding and entitled to vote, held by approximately 13 holders of record. You will have one vote on each matter properly coming before the Special Meeting for each Company Common Share that you owned on the record date.

The presence in person or by proxy of the holders of record of a majority of the outstanding voting shares of the Company as of the record date is necessary to constitute a quorum at the Special Meeting. All Company Common Shares present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Special Meeting.

Because, under applicable rules, banks, brokers and other holders of record holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of Company Common Shares held in “street name” does not give voting instructions to the record holder of its, his or her shares, then those shares will not be counted as present in person or by proxy at the Special Meeting if no other proposals are brought before the Special Meeting.

Vote Required

Merger Proposal

•	Standard: Approval of the Merger Proposal requires the affirmative vote in person or by proxy of the holders of a majority of the issued and outstanding Company Common Shares entitled to vote thereon.

•

Effect of abstentions and broker non-votes: If you fail to submit a proxy card or vote in person, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other holder of record how to vote with respect to the Merger Proposal, it will have the same effect as a vote “AGAINST” the proposal. There will be no broker non-votes on the Merger Proposal.

Compensation Proposal

•

Standard: Approval, on a non-binding, advisory basis, of the Compensation Proposal requires the affirmative vote of the holders of a majority of Company Common Shares present in person or represented by proxy at the Special Meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy card or vote in person at the Special Meeting, or fail to instruct your bank, broker or other holder of record how to vote with respect to the Compensation Proposal, it will have no effect on the proposal. There will be no broker non-votes on the Compensation Proposal.

Adjournment Proposal

•

Standard: Whether or not a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of Company Common Shares present in person or represented by proxy at the Special Meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy card or vote in person at the Special Meeting, or fail to instruct your bank, broker or other holder of record how to vote with respect to the Adjournment Proposal, it will have no effect on the proposal. There will be no broker non-votes on the Adjournment Proposal.

Voting, Proxies and Revocation

Attending the Special Meeting

All Company Shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers or other holders of record, are invited to attend the Special Meeting. Shareholders of record can vote in person at the Special Meeting. If you are not a shareholder of record, you must obtain a legal proxy executed in your favor from the record holder of your shares to be able to vote in person at the Special Meeting. If you plan to attend the Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. The Company reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Voting by Shareholders of Record

If you are a shareholder of record, you may vote your Company Common Shares on matters presented at the Special Meeting in any of the following ways:

•	by proxy—shareholders of record have a choice of submitting a proxy:

•

by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the enclosed postage-paid return envelope; or

•	in person—you may attend the Special Meeting and cast your vote there.

Voting of Shares Held in “Street Name”; Broker Non-Votes

If you are a beneficial owner of Company Common Shares held in “street name,” you should receive instructions from your bank, broker or other holder of record that you must follow in order to have your Company Common Shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank, broker or other holder of record. If your bank, broker or other holder of record holds your Company Common Shares in “street name,” such record holder will vote your Company Common Shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by such record holder with this proxy statement. Please note that, if you are a beneficial owner of Company Common Shares held in “street name” and wish to vote in person at the Special Meeting, you must obtain a legal proxy executed in your favor from your bank, broker or other holder of record and present such legal proxy at the Special Meeting.

Under stock exchange rules, banks, brokers and other holders of record who hold Company Common Shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, such record holders are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine.” “Broker non-votes” are shares held in “street name” by banks, brokers and other holders of record that are present in person or represented by proxy at the Special Meeting, but for which the beneficial owner has not provided the record holder with instructions on how to vote on a particular proposal and such record holder does not have discretionary voting power with respect to such proposal. Because, under applicable rules, banks, brokers and other holders of record holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of Company Common Shares held in “street name” does not give voting instructions to the applicable record holder, then those shares will not be counted as present in person or by proxy at the Special Meeting. As the vote to approve the Merger Proposal is based on the total number of Company Common Shares outstanding at the close of business on the record date, if you fail to issue voting instructions to your bank, broker or other holder of record, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Voting of Proxies; Incomplete Proxies

If you submit a proxy, regardless of the method you choose to submit such proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your Company Common Shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Company Common Shares should be voted for or against, or abstain from voting, on all, some or none of the specific items of business to come before the Special Meeting.

All shares represented by valid proxies that the Company receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you properly sign your proxy card but do not mark the boxes showing how your Company Common Shares should be voted on a matter, Company Common Shares represented by your proxy will be voted in accordance with the recommendations of the Company Board, which, as of the date of this proxy statement, are “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Deadline to Vote by Proxy

Please refer to the instructions on your proxy card or voting instruction card to determine the deadlines for submitting your proxy over the Internet or by telephone. All valid proxies received prior to the Special Meeting will be exercised. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the enclosed postage-paid return envelope and must be received by our Corporate Secretary by 11:59 p.m., Eastern Time, on May 21, 2018.

Revocation of Proxy

If you are a shareholder of record of Company Common Shares, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised. Proxies may be revoked by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to the Corporate Secretary, which must be filed with the Corporate Secretary by 11:59 p.m., Eastern Time, on May 21, 2018 or by attending the Special Meeting and voting in person. Attending the Special Meeting alone, without voting at the Special Meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed or delivered to: Bravo Brio Restaurant Group, Inc., Attn: Corporate Secretary, 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.

If you are a “street name” holder of Company Common Shares, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record or obtaining a legal proxy and voting in person at the Special Meeting. You must contact the record holder of your shares to obtain instructions as to how to change your proxy vote.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of Company Shareholders necessary to approve the Merger Proposal, the Company does not anticipate that it will adjourn or postpone the Special Meeting, unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Company Shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Solicitation of Proxies

The Company is soliciting your proxy in conjunction with the Merger. The Company will bear the cost of soliciting proxies from you. In addition to solicitation of proxies by mail, the Company will request that banks, brokers and other holders of record send proxies and proxy materials to the beneficial owners of Company Common Shares and secure their voting instructions. The Company has also made arrangements with MacKenzie Partners, Inc. to assist it in soliciting proxies and has agreed to pay MacKenzie Partners, Inc. approximately $10,000 plus reasonable expenses for these services.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Bravo Brio Restaurant

Group, Inc., Attn: Investor Relations, 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212, or by telephone at (614) 326-7944, or the Company’s proxy solicitor:

1407 Broadway, 27th Floor

New York, NY 10018

(212) 929-5500 (Call Collect)

Toll Free: (800) 322-2885

Email: proxy@mackenziepartners.com

If you hold your shares in “street name” through a bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Terms of the Merger

The Company Board has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub, a direct wholly owned subsidiary of Parent, will merge with and into the Company, so that the Company will be the surviving corporation in the Merger and a direct wholly owned subsidiary of Parent. Upon the consummation of the Merger, the separate corporate existence of Merger Sub will cease.

At the Effective Time, each Company Common Share issued and outstanding immediately prior to the Effective Time (except for Excluded Shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration. For a discussion of the treatment of awards outstanding under the Company stock plans as of the Effective Time, see “The Merger Agreement—Treatment of Company Equity Awards.”

Company Shareholders are being asked to adopt the Merger Agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the Merger, including information about conditions to the consummation of the Merger and provisions for terminating or amending the Merger Agreement.

Background of the Merger

The Company Board and Company senior management regularly review the Company’s operations, financial performance and industry conditions as they may affect the Company’s long-term strategic goals and plans, and consider and evaluate options for enhancing shareholder value as an independent company and alternatives for business combination transactions.

From time to time, the Company has received, and the Company Board has considered, reviewed and ultimately rejected, opportunities regarding business combination transactions involving the Company as such prior opportunities did not enhance shareholder value as compared to the Company’s prospects as a stand-alone enterprise.

In January 2017, TAC Capital LLC (“TAC”), acquired an approximately 15.0% interest in the Company and, on January 19, 2017, issued an open letter to the Company Board requesting that the Company Board be expanded and that three representatives of TAC be added as directors to the Company Board in an effort to improve the Company’s strategy, operations, corporate governance and investor relations in order to unlock long-term shareholder value.

On January 23, 2017, the Company acknowledged receipt of TAC’s letter and noted that the Company was committed to executing a business strategy aligned with the best interests of the Company and all Company Shareholders and would consider any constructive input that would help drive long-term shareholder value.

On February 2, 2017, the Company announced that the Company Board was in the process of engaging investment bankers to explore alternatives to further enhance shareholder value and that the Company was delaying its annual meeting of shareholders to December 14, 2017 in order to insure that Company Shareholders were fully aware of the results of this process prior to the holding of any meeting. The Company also announced that the Company Board had recently initiated discussions with TAC and offered TAC immediate representation of two directors on the Company Board which comported with TAC’s percentage ownership of the Company, which offer TAC had rejected. The Company’s announcement noted that the Company Board intended to examine all alternatives in order to enhance long-term shareholder value.

On February 7, 2017, at a regularly scheduled meeting of the Company Board, the Company Board received presentations from four investment banks, including Piper Jaffray, regarding potential strategic alternatives involving the Company and each bank’s capabilities with respect thereto. The Company Board asked questions of each investment bank regarding their capabilities and qualifications.

From February 8, 2017 until February 23, 2017, management of the Company, representatives of Dechert LLP and representatives of Piper Jaffray negotiated the terms of an engagement between the Company and Piper Jaffray.

On February 23, 2017, at a special meeting of the Company Board, the Company Board discussed the engagement of Piper Jaffray as the Company’s financial advisor to advise on potential strategic and financial developments of the Company’s business, including advice with respect to potential mergers, acquisitions, joint ventures or a sale of the Company. The Company Board discussed Piper Jaffray’s independence and any potential conflicts of interest. The Company Board reviewed and approved the proposed terms of Piper Jaffray’s engagement as financial advisor to the Company and determined to engage Piper Jaffray as its financial advisor. In making such determination, the Company Board considered the familiarity of Piper Jaffray with (a) the Company, including Piper Jaffray’s provision of financial and strategic advisory services to the Company in the past and (b) the industry in which it operates and the players in the industry. The Company Board also considered Piper Jaffray’s qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Merger.

On February 28, 2017, the Company announced its financial results for the fourth quarter and full year 2016. The Company reported that, among other things, (a) revenues for the fourth quarter had decreased 5.2% to $101.7 million from $107.3 million in 2015, (b) total comparable restaurant sales for the fourth quarter decreased 5.5%, (c) comparable restaurant sales for the fourth quarter decreased 7.5% at BRAVO! and decreased 4.3% at BRIO, (d) restaurant-level operating profit for the fourth quarter decreased 11.7% to $15.3 million from $17.3 million, (e) revenues for the fiscal year decreased 3.2% to $410.3 million from $424.0 million, (f) total comparable restaurant sales for the fiscal year decreased 5.2%, (g) comparable restaurant sales for the fiscal year decreased 7.0% at BRAVO! and decreased 4.1% at BRIO and (h) restaurant-level operating profit for the fiscal year decreased 17.7% to $52.2 million from $63.4 million. The results reflected the 16th consecutive quarter of declining same store sales. The Company also announced that it intended to selectively close a minimum of six underperforming locations during the course of 2017.

On March 15, 2017, TAC issued another public letter to the Company Board. In this letter, TAC noted, among other things, (a) that the Company’s 2016 revenues were near the bottom of management’s downward revised guidance and a decrease of 3.2% compared to 2015, (b) negative comparable restaurant sales growth of 5.5% in the fourth quarter of 2016, continued an unbroken trend of negative growth that began in 2013, which TAC claimed was unrivaled among public restaurant companies and (c) declining restaurant-level profitability, evidenced by a $24.4 million increase in restaurant level operating costs since 2012 along with slightly higher 2016 revenues (which included 14 additional restaurants) resulted in a decline in restaurant level operating margins to 12.7% in 2016 from 18.2% in 2012. TAC asserted that these performance issues highlighted failures by the Company Board and the Company’s management to curb costs in a declining traffic environment and TAC reiterated its calls for Company Board and management changes.

On April 18, 2017, the Company Board convened a regular in-person meeting, with members of management and representatives of Piper Jaffray participating. At the Company Board’s request, Piper Jaffray had completed an initial review of strategic alternatives and presented its findings to the Company Board during such meeting.

On May 2, 2017, the Company announced its financial results for the first quarter of 2017. The Company reported that, among other things, (a) revenues decreased 1.9% to $106.7 million from $108.8 million, (b) total comparable restaurant sales decreased 2.3%, (c) comparable restaurant sales decreased 2.9% at BRAVO! and

1.9% at BRIO and (d) restaurant-level operating profit decreased 12.2% to $13.9 million from $15.8 million in 2016. The Company also lowered its previously announced guidance for 2017 revenues. The results reflected the 17th consecutive quarter of declining same store sales and continued operation pressures facing the Company, and created increased liquidity challenges.

On May 19, 2017, representatives of the Company Board and representatives of TAC held an in-person meeting to discuss the Company and the Company offered TAC up to three seats on the Company Board.

On June 2, 2017, the Company received notice from Wells Fargo Bank, as administrative agent under the Company’s senior secured facility, of the occurrence of certain technical events of default relating to the Company’s drawing of swingline loans between May 8 and June 2, 2017 that had caused the Company to be out of compliance with the consolidated lease-adjusted leverage ratio contained in its credit agreement. In response to the occurrence of these events of default, the Company and its lenders entered into a waiver agreement on June 8, 2017. The waiver agreement waived such events of default and provided that from the date of the waiver agreement until the earlier of (a) July 14, 2017 or (b) the occurrence of any other default or event of default (the “Effective Period”), after giving effect to any revolving loan and/or swingline loan made during the Effective Period, the sum of (x) the aggregate principal amount of all revolving loans then outstanding and (y) the aggregate principal amount of all swingline loans then outstanding would not exceed $15,000,000 at any time during the Effective Period. The relief in the waiver agreement reduced the Company’s access to its revolving credit facility and heightened the liquidity constraints on the Company while the Company’s lenders considered more permanent adjustments to the Company’s credit agreement.

On July 13, 2017, the Company and its lenders entered into an Amended and Restated Waiver Agreement that extended the Effective Period of the prior waiver agreement to August 25, 2017, which provided additional time for the Company and its lenders to discuss any permanent amendments to the Company’s credit agreement.

On July 18, 2017, at a regular in-person meeting of the Company Board, the Company Board discussed the engagement of Piper Jaffray as the Company’s advisor to advise on potential refinancing alternatives for the Company’s outstanding debt. The Company Board reviewed and approved the proposed terms of Piper Jaffray’s amended engagement letter. In making such determination, the Company Board considered the familiarity of Piper Jaffray with the Company, including Piper Jaffray’s provision of financial and strategic advisory services to the Company, and Piper Jaffray’s experience with the industry in which the Company operates and the players in the industry. The Company Board also considered Piper Jaffray’s qualifications, reputation and experience in financing and refinancing transactions generally.

On August 1, 2017, the Company and its lenders entered into a Waiver and Second Amendment to the Company’s credit agreement pursuant to which the lenders permanently waived the prior events of default. The Waiver and Second Amendment further provided for (a) the amendment of the maturity date of the senior credit facilities to accelerate the maturity date from November 5, 2019 to December 1, 2018, (b) a reduction of the amount the Company could borrow pursuant to its revolving credit facility from $30.0 million (including a sublimit cap of up to $10.0 million for letters of credit and up to $10.0 million for swing-line loans) to (i) $20.0 million (including a sublimit cap of up to $4.0 million for letters of credit and up to $10.0 million for swing-line loans) on August 1, 2017, (ii) $15.0 million (including a sublimit cap of up to $4.0 million for letters of credit and up to $10.0 million for swing-line loans) on December 31, 2017, (iii) $15.0 million (including a sublimit cap of up to $3.0 million for letters of credit and up to $10.0 million for swing-line loans) on March 31, 2018 and (iv) $10.0 million (including a sublimit cap of up to $3.0 million for letters of credit and up to $10.0 million for swing-line loans) on June 30, 2018, and (c) an increase to the fixed quarterly principal payments from $1.0 million per quarter to $2.5 million per quarter beginning on March 31, 2018. The Company recognized that the amendments to the Company’s credit agreement would create significant liquidity challenges to the Company when they took effect; however, the failure to obtain a permanent waiver of the Company’s events of default would have permitted the Company’s lenders to immediately accelerate the Company’s outstanding debt and to pursue all available rights and remedies, including forcing a bankruptcy of the Company.

On August 3, 2017, the Company announced its financial results for the second quarter of 2017. The Company reported that, among other things, (a) total comparable restaurant sales decreased 1.0%, (b) revenues decreased 2.1% to $103.0 million from $105.2 million, (c) comparable restaurant sales decreased 1.1% at BRAVO! and 0.9% at BRIO and (d) restaurant-level operating profit increased 8.8% to $14.3 million from $13.1 million. The Company also announced the closure of three restaurants. The results reflected the 18th consecutive quarter of declining same store sales and continued operation pressures facing the Company.

On August 4, 2017, Piper Jaffray began work on a refinancing of the Company’s outstanding debt. Piper Jaffray contacted over 70 potential lenders during the refinancing process and distributed information materials regarding the Company to 46 potential lenders in September 2017. A process letter was distributed to the 46 potential lenders requesting initial term sheets be submitted by October 11, 2017.

On September 5, 2017, the Company announced that its chief financial officer, treasurer and secretary, James J. O’Connor, had resigned after eleven years with the Company to accept a similar role at a private company, with such resignation to be effective September 15, 2017.

On October 2, 2017, the Company announced the hiring of Diane D. Reed as chief financial officer, treasurer and secretary. Ms. Reed had previously served as the Company’s vice president of finance and chief accounting officer from 2007 to 2016.

On October 17, 2017, the Company Board convened a regular in-person meeting, with members of management and representatives of Piper Jaffray and Dechert LLP participating, to discuss, among other things, the Company’s business and results of operations for the third quarter and to receive an update on the Company’s attempts to refinance its outstanding indebtedness. Management reviewed for the Company Board the Company’s same store sales performance and liquidity outlook, including continuing negative trends with respect to sales performance. Representatives from Piper Jaffray provided an update on the status of the Company’s refinancing process. Piper Jaffray noted that it had contacted over 70 potential lenders (which included lenders contacted by Piper Jaffray after distribution of its initial process letter) in its efforts to solicit interest for a refinancing and that only two lenders confirmed interest via delivery of term sheets. A discussion regarding the feasibility of completing a refinancing in light of potential lender interest ensued. Representatives from Piper Jaffray then provided a presentation regarding various matters designed to assist the Company Board in its consideration of the prospect of the Company potentially entering into discussions regarding strategic alternatives, including a potential sale or highly-dilutive capital raising transaction to facilitate a refinancing of the Company’s outstanding debt. After Piper Jaffray’s presentation, a discussion and an opportunity to ask questions, the Piper Jaffray representatives outlined the parameters of a process that could be initiated if the Company Board were to decide to pursue a sale of the Company. The Company Board asked representatives of Piper Jaffray to provide its views with respect to such a transaction. The Company Board then discussed the potential benefits and risks to the Company Shareholders in continuing to operate the business on a stand-alone basis (which would require substantial additional capital in the form of debt or equity) and, after taking such considerations into account, including the impending maturity of the Company’s outstanding debt and liquidity challenges likely to be experienced in 2018 with the reduction in revolver availability as mandated by the second amendment to the Company’s credit agreement, and authorized and directed the Company’s management and representatives of Piper Jaffray to engage in a process to solicit interest in a potential sale of the Company.

On October 24, 2017, TAC issued another open letter to the Company Board. In this third public letter, TAC requested updates regarding the previously announced review of strategic alternatives by the Company and requested that the Company Board recommend certain corporate governance changes at its upcoming annual meeting of Company Shareholders, including removing the Company’s classified board structure, requiring majority vote election of directors, changing the standard for the ability of Company Shareholders to call special meetings and to reincorporate the Company in Delaware.

Later on October 24, 2017, the Company Board convened a special telephonic meeting to discuss the Company’s response to the most recent TAC open letter.

On October 25, 2017, the Company issued a public response to TAC’s letter. The Company’s response noted that the Company Board had offered to add three of TAC’s designees to the Company Board, constituting 30% of the Company Board, but that TAC had not accepted such offer. The Company further noted that the Company Board was open to Company Shareholder input and dedicated to the goal of acting in the best interests of the Company and the Company Shareholders and would consider the suggestions TAC had made and take or recommend to the Company Shareholders those actions that the Company Board believed would further such goals.

On October 27, 2017, Parent submitted an unsolicited letter of intent to the Company Board with a proposed offer to acquire the Company for a price per share of $3.00. Parent’s letter of intent was contingent on the Company granting Parent exclusivity for 30 days. The Company Board considered Parent’s offer and concluded that it was not prepared to grant exclusivity to a single bidder and that the formal process to solicit interest in a sale of the Company should continue. Parent was invited to participate in the formal process that had been authorized by the Company Board.

From late October 2017 to late November, 2017, representatives of the Company’s management and Piper Jaffray conducted management presentations and satisfied diligence requests with the two potentially interested lenders to a refinancing.

On November 1, 2017, the Company announced its financial results for the third quarter of 2017. The Company reported that, among other things, (a) revenues decreased 6.2% to $88.7 million from $94.6 million, (b) total comparable restaurant sales decreased 5.7% inclusive of an estimated 140 basis point negative impact related to Hurricanes Harvey and Irma, (c) comparable restaurant sales decreased 2.7% at BRAVO! inclusive of an estimated 50 basis point negative impact related to Hurricane Irma and (d) comparable restaurant sales decreased 7.4% at BRIO inclusive of an estimated 200 basis point negative impact related to Hurricanes Harvey and Irma. The Company also announced a further reduction in its previously revised outlook for full year 2017 results and the closure of two additional restaurants. The Company further announced that it had engaged Piper Jaffray to assist the Company with respect to a possible refinancing transaction. The results reflected the 19th consecutive quarter of declining same store sales.

On November 21, 2017, Piper Jaffray distributed via email a process letter providing instructions for submission of initial indications of interest. The process letter set a deadline date of December 12, 2017 for the submission of indications of interest from potential acquirers.

On November 28, 2017, the Company Board convened a special telephonic meeting, with members of management and representatives of Piper Jaffray and Dechert LLP participating, to discuss, among other things, the Company’s business and results of operations and to receive an update on the Company’s attempts to refinance its outstanding indebtedness and to solicit interest in a potential sale of the Company. Representatives of the Company’s management reviewed for the Company Board the Company’s same store sales and the Company’s tightening liquidity position and noted for the Company Board that the Company’s liquidity concerns would be exacerbated on January 1, 2018 when heightened borrowing restrictions, including reduced capacity under its revolving credit facility and minimum liquidity requirements, took effect under the terms of the Company’s second amendment to its credit agreement. Company management noted that the Company was projected to be out of compliance with its financial covenants and in default under its credit agreement by the end of the first quarter of 2018 unless the Company would be able to obtain additional amendments from the Company’s lenders or alternative financing. A discussion ensued regarding the Company’s need to seek potential amendments to the terms of the Company’s amended credit agreement to provide the necessary liquidity relief. The Company Board authorized the engagement of Piper Jaffray’s restructuring professionals to assist the Company in its amendment discussions. Next, representatives of Piper Jaffray provided an update on the status of the Company’s efforts to refinance its outstanding indebtedness. Piper Jaffray noted that the Company’s efforts to seek a refinancing had not yielded any actionable solutions at such time as the two potentially interested lenders were no longer interested in providing financing in light of continuing negative same store sales trends and the amount of capital that would be required to finance out the Company’s existing lenders. A discussion followed regarding potential alternatives, including contacting special situations lenders and possible investors in the Company’s equity, including a potential highly dilutive equity capital raising transaction. Piper Jaffray noted that it was uncertain as to whether a creditworthy equity investor would be capable of being identified in connection with an equity investment in the Company on terms that would be acceptable to the Company Board and the existing Company Shareholders. Following the refinancing update, representatives of Piper Jaffray provided an update to the Company Board regarding the outreach conducted to date with respect to a potential sale of the Company. Piper Jaffray noted that it had engaged in a broad solicitation effort and that initial feedback from potential acquirers was positive. Piper Jaffray noted that initial indications of interest were due on December 12, 2017. The Company Board discussed the status of the process and interest level and again considered the Company’s strategic alternatives, including continuing to operate the business on a stand-alone basis and the need for substantial additional debt or equity financing to execute the Company’s strategic plan.

From late October 2017 to mid-December 2017, under the direction of the Company Board, representatives of Piper Jaffray contacted 65 parties, including Parent, Party A and Party B. Of these 65 parties, 28 parties, including Parent, entered into confidentiality agreements with the Company and received confidential information. During this period, Piper Jaffray made available to each of the participants, certain confidential information regarding the Company and the Company responded to due diligence information requests and questions and held telephonic and in-person discussions, with Piper Jaffray and Dechert LLP participating as needed, with representatives of Parent, Party A, Party B and other participants.

On November 30, 2017, representatives of the Company’s management provided a management presentation to representatives of Parent during an in-person due diligence session. Following the management presentation, Parent informed Piper Jaffray of its interest in conducting significant diligence on the Company through third-party diligence providers and began this diligence beginning the week of December 4, 2017.

By December 12, 2017, the Company received six non-binding indications of interest, including indications from Parent, Party A and Party B with a stated or implied purchase price per share for the Company between $1.73 and $3.04 per share.

On December 13, 2017, the Company Board convened a telephonic meeting, with members of management and representatives of Piper Jaffray, Dechert LLP and Vorys, Sater, Seymour and Pease LLP participating, to discuss, among other things, the status of the Company’s efforts to obtain amendments to the Company’s existing credit agreement from its lenders and to receive an update on the Company’s potential sale process, including a review of the initial indications received on December 12th. Representatives of the Company’s management reviewed for the Company Board the Company’s same store sales trends for the fourth quarter and the Company’s worsening liquidity position, including projections that the Company would run out of borrowing capacity by the second week of February 2018. Representatives of the Company’s management and Piper Jaffray summarized the initial discussions with the Company’s existing lenders with respect to the Company’s request for certain relief under the Company’s credit agreement. Management noted that in the absence of a refinancing alternative, the Company’s lenders were uninterested in providing additional liquidity relief unless the Company could present a strategic transaction that would enable a payoff event prior to the current maturity date of December 2018. A discussion ensued. At the meeting, representatives of Piper Jaffray provided an update on the process conducted to date and reviewed with the Company Board the indications of interest received as of such date, including from Parent, Party A and the oral indication provided by Party B. The Company Board discussed the status of the process, the quality of the indications of interest received and again considered the Company’s strategic alternatives, including the prospects of continuing to operate the business on a stand-alone basis and seeking additional sources of equity capital. Following the presentation regarding the potential sale process, representatives of Vorys, Sater, Seymour and Pease LLP provided information and answered questions regarding the Company Board’s fiduciary duties under Ohio law. At the conclusion of the discussion, the Company Board, after considering the Company’s ability to operate the business on a stand-alone basis, determined to invite each of Parent, Party A and Party B to participate in further diligence and a second round of bidding.

From December 13, 2017 through January 2018, representatives of the Company’s management provided management presentations and answered diligence questions of each of Parent, Party A and Party B, and representatives of Piper Jaffray engaged in discussions with each of Parent, Party A and Party B regarding improvements in such potential acquirer’s initial indications of interest.

Representatives of the Company’s management provided management presentations to representatives of Party A during an in-person due diligence session on January 4, 2018, and provided management presentations to representatives of Party B on January 11, 2018.

On January 5, 2018, the Company Board convened a telephonic meeting, with members of management and representatives of Piper Jaffray, Dechert LLP and Vorys, Sater, Seymour and Pease LLP participating, to discuss, among other things, the Company’s business and results of operations, the Company’s efforts to obtain amendments to the terms of its existing credit agreement and to receive an update on the status of the potential sale process. Representatives of the Company’s management reviewed for the Company Board the Company’s same store sales trends for the fourth quarter based on an initial review of the Company’s data and the Company’s liquidity position in light of the then-effective additional restrictions under the Company’s amended credit agreement.

Representatives of management noted that, while same store sales modestly improved during the fourth quarter, such figures were still net negative and that inclement weather at the beginning of 2018 had caused immediate impacts to the Company’s outlook for 2018. Representatives of the Company’s management and Piper Jaffray summarized the additional discussions with the Company’s existing lenders with respect to the Company’s requests for certain relief under the Company’s credit agreement, including the lenders’ reluctance to provide relief in the absence of an immediate transaction that would yield a repayment. A discussion ensued. Representatives from Piper Jaffray provided an update on the status of the potential sale process, including the amount of due diligence conducted to date by each of Parent, Party A and Party B and the amount of diligence remaining. The Company Board discussed the status of the process and again considered the Company’s strategic alternatives, including the prospects of continuing to operate the business on a stand-alone basis and the need for substantial additional debt or equity financing to execute the Company’s strategic plan.

On January 16, 2018, Piper Jaffray provided the potential acquirers identified to date with a process letter providing instructions for submission of definitive indications of interest by January 30, 2018, an overview of the timing for the completion of confirmatory due diligence and requested that each potential acquirer comment on the form of merger agreement previously provided.

Throughout the second round bidding process, representatives of Piper Jaffray provided updates on the process to the Company Board on a regular basis, representatives of Dechert LLP answered questions regarding the process and timeline for negotiating and consummating a definitive agreement and representatives of Vorys, Sater, Seymour and Pease LLP provided information and answered questions regarding the Company Board’s fiduciary duties.

On January 23, 2018, Piper Jaffray made available to all bidders via the Company’s electronic data room a copy of the Company’s initial draft merger agreement.

On January 30, 2018, Party A submitted a non-binding letter of intent to acquire the Company at a per share purchase price of $3.75 and included a list of issues identified by Party A with respect to the Company’s auction draft merger agreement. Party A’s letter of intent was contingent on the Company granting Party A exclusivity for 60 days, but was not contingent on Party A’s ability to obtain third party debt financing.

On February 1, 2018, Parent submitted a non-binding letter of intent to acquire the Company at a per share purchase price of $3.20. Parent’s letter of intent was contingent on the Company granting Parent exclusivity for a period of three weeks. Parent’s proposal also relied upon the availability of third party debt financing and Parent was not then willing to backstop the cash merger consideration to the Company Shareholders.

On February 2, 2018, the Company Board convened a telephonic meeting, with members of management and representatives of Piper Jaffray, Dechert LLP and Vorys, Sater, Seymour and Pease LLP participating, to discuss, among other things, the Company’s business and results of operations, the Company’s efforts to obtain amendments to the terms of its existing credit agreement and to review Parent’s and Party A’s letters of intent. Representatives of the Company’s management reviewed for the Company Board the Company’s same store sales trends for January based on an initial review of the Company’s data and the Company’s tightening liquidity position in light of the then-effective additional restrictions under the Company’s amended credit agreement. Representatives of management noted that the impacts of inclement weather at the beginning of 2018 had caused significant stress on the Company’s operations and ability to satisfy its payment obligations on a current basis. Failure to obtain amendments to the Company’s credit agreement would result in imminent non-compliance and events of default. Representatives of the Company’s management and Piper Jaffray reviewed for the Company Board the current proposal from the Company’s existing lenders with respect to proposed amendments to the Company’s existing credit agreement to provide immediate, but limited, liquidity relief. Representatives of the Company’s management noted that the Company expected to have an executed amendment in place by February 12th. The proposed amendments would enable the Company to manage its liquidity for approximately seven additional weeks while it pursued the signing of a sale transaction; however, the immediate amendments would not be sufficient to enable the Company to consummate a sale transaction without seeking further amendments from the Company’s lenders. Representatives of Piper Jaffray then reviewed for the Company Board the terms of Parent’s and Party A’s letters of intent. Representatives of Piper Jaffray noted that Party B had only submitted an oral indication of interest and had expressed a preference to acquire the Company’s assets via a bankruptcy process and not a traditional sale transaction. A discussion with questions ensued. Following discussion, the Company Board concluded that none of the offers received to date were compelling enough to warrant granting exclusivity and that the competitive bidding process should be continued. The Company Board instructed Piper Jaffray to so advise Parent and Party A and encourage Parent and Party A to continue to participate in the bidding process and to improve each of the respective offers.

From February 2, 2018 to February 8, 2018, representatives of Piper Jaffray held additional conversations with representatives of Parent, Party A and Party B regarding improvement of their respective proposals, including negotiations with respect to pricing.

On February 7, 2018, the Company Board convened a telephonic meeting, with members of management and representatives of Piper Jaffray and Dechert LLP participating, to discuss, among other things, the Company’s execution of an amendment to its existing amended credit agreement and to discuss developments with respect to discussions regarding the potential sale process. Representatives of the Company’s management presented a summary of the terms of the final proposed third amendment to the Company’s existing amended credit agreement, which amendments would permit the Company time to reach a signed sale transaction, but would not be sufficient to enable the Company to consummate a sale without seeking further amendments from the Company’s lenders. After discussion, the Company Board approved the proposed amendment. Following discussion of the credit agreement amendment, representatives of Piper Jaffray updated the Company Board on discussions relating to the potential sale process.

On February 8, 2018, Parent submitted a revised non-binding letter of intent to acquire the Company at a per share purchase price of $3.50 per share, along with a revised draft of the merger agreement reflecting Parent’s full comments thereto. Parent’s letter of intent was contingent on the Company granting Parent exclusivity for a period of three weeks and was reliant on the availability of third party debt financing. Parent continued to be unwilling to backstop the full cash merger consideration at that time.

Also on February 8, 2018, Party B informed Piper Jaffray that it had concluded that it was not going to be in position to meaningfully participate in the sale process regarding the Company based on feedback from Piper Jaffray regarding the required purchase price and the level of due diligence that would be required to continue and that it was therefore withdrawing from the process.

On February 9, 2018, the Company Board convened a telephonic meeting, with members of management and representatives of Piper Jaffray and Dechert LLP participating, to discuss, among other things, Parent’s revised

February 8th letter of intent and Party A’s January 30th letter of intent. Piper Jaffray updated the Company Board on the background of recent discussions with each of Parent, Party A and Party B and summarized the principal terms of the proposals received to date. The Company Board received an overview of the indications of interest, from a financial point of view and deal certainty perspective and discussed the prospects for each of Parent and Party A to increase their respective bid price. The Company Board then requested that representatives of Piper Jaffray present an initial valuation analysis of the Company to help the Company Board determine if the indicative price proposals represented appropriate values at which the Company Board would be willing to consider approving a transaction. A discussion with questions followed. Representatives of Dechert LLP provided the Company Board with an overview of the principal terms of the revised merger agreement or issues lists, as applicable, received from each of Parent and Party A, including the requests for exclusivity from Parent and Party A. It was noted that the form of merger agreement presented by Parent was more conditional with respect to financing, but was less conditional than Party A’s proposal with respect to other terms and conditions. Specifically, Party A was seeking to make any transaction conditioned on the Company’s obtaining of voting agreements from certain of its shareholders and the absence of dissenting shareholders above a certain threshold. After discussion, the Company Board instructed management, Piper Jaffray and Dechert LLP to continue to engage in further negotiations with respect to pricing and terms with Party A and to negotiate the terms of a limited exclusivity agreement with Party A that would be subject to certain gates and milestones.

Later on February 9, 2018, the Company executed the third amendment to its existing amended credit agreement that provided for limited liquidity relief, including by (a) revising the definition of “Consolidated EBITDA” to exclude certain litigation settlement payments in an amount not to exceed $1,400,000 in the aggregate in the fiscal year ended on or about December 31, 2018 and legal fees and expenses not constituting Transaction Costs (as defined in the credit agreement) in an amount not to exceed $3,500,000 in the aggregate in the fiscal year ended on or about December 31, 2017, (b) requiring prepayments of principal and interest, in increments of $500,000, on amounts outstanding under the credit facilities: first to outstanding swingline loans, next to outstanding revolving loans, next to letter of credit obligations, and finally to the term loan, if the Company has excess cash or cash equivalents in an amount greater than $3.0 million on an aggregate book basis for three consecutive business days, (c) requiring the Company to reconfirm certain of its reporting obligations to the lenders, (d) adjusting the Minimum Consolidated EBITDA (as defined in the credit agreement) for the period January 1, 2018 through July 1, 2018 to $16.0 million, and for the period July 2, 2018 and thereafter to $19.0 million, and (e) deleting the requirement that the Company maintain at least $2.0 million in Minimum Liquidity (as defined in the credit agreement) as of the end of each week. The Company publicly announced the execution of the third amendment by filing a Current Report on Form 8-K on February 12, 2018.

From February 9, 2018 to February 13, 2018, representatives of Piper Jaffray held additional conversations with representatives of Party A regarding improvement of its proposal, including with respect to pricing, and representatives of Dechert LLP negotiated the terms of an exclusivity agreement with Party A. On February 12, 2018, Party A confirmed to representatives of Piper Jaffray that Party A’s offer to acquire the Company had been increased to a purchase price of $4.00 per share; however, Party A had not agreed to remove the conditionality to its proposal that was expressed in its issues list and had not provided a complete set of revisions to the Company’s draft merger agreement.

On February 13, 2018, the Company Board convened a regular in-person meeting, with members of management and representatives of Piper Jaffray and Dechert LLP, participating, to discuss the Company’s business and results of operations and to receive an update on the potential sale process. During the course of the Company Board meeting and prior to executing an exclusivity agreement with Party A, Piper Jaffray contacted representatives of Parent to inform Parent that its revised proposal was inferior to an alternate proposal from another bidder. Parent informed Piper Jaffray that Parent was willing to increase its offer to purchase the Company to $4.00 per share and that Parent was willing to fully backstop the cash merger consideration payable in the transaction and was no longer seeking the ability to terminate the merger agreement if it was unable to obtain third party debt financing. Parent was still requesting a limited three week period of exclusivity in connection with its proposal. Representatives of Piper Jaffray updated the Company Board regarding this new proposal from Parent. The Company Board asked Dechert LLP to outline any issues contained in the draft transaction documentation proposed by Parent. Dechert LLP reviewed for the Company Board the draft transaction documentation submitted by Parent with its prior proposal and noted that Parent’s proposal was favorable to Party A’s proposal with respect to the documentation and was less conditional in several respects, including that Parent’s proposal accepted the Company’s proposed termination fee structure, did not include a dissenters’ rights condition and was not conditioned on the Company obtaining voting agreements from its shareholders. Questions regarding the certainty of Parent’s funds, deal certainty and deal protection provisions were addressed. The Company Board then engaged in a discussion of the benefits and risks of continuing to operate the Company on a stand-alone business. The Company Board discussed the significance of same store sales trends, the Company’s significant and immediate liquidity concerns, including the pending deadline to receive additional liquidity relief from the Company’s existing lenders without which the Company would face imminent covenant compliance issues and events of default, and the Company’s outlook with respect to minimizing such risks in the future. The Company Board concluded that any equity raising transaction would likely be highly dilutive and result in a value to Company Shareholders that would be well below that being offered by the potential acquirers in the sale process. The Company Board then authorized representatives of Piper Jaffray to hold additional conversations with representatives of Party A regarding improvement of its proposal and directed Dechert LLP to discuss with Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to Parent, Parent’s financing structure and the certainty of Parent’s funds.

During the course of February 13, 2018, representatives of Piper Jaffray held conversations with Party A and informed Party A of areas in which it could improve its proposal, specifically with respect to removing conditionality relating thereto, and representatives of Dechert LLP held conversations with representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the certainty of Parent’s funds.

Overnight on February 14, 2018, representatives of Party A informed Piper Jaffray that Party A would not be able to justify an increase in its offer beyond $4.00 per share and that Party A was unwilling to revise its proposal to address the Company Board’s concerns regarding conditionality. Party A communicated that its previously delivered proposal set forth in its February 2, 2018 letter of intent would expire at 5pm ET on February 14, 2018 unless the Company Board was willing to provide Party A with exclusivity.

On the morning of February 14, 2018, representatives of the Company’s management, Piper Jaffray and Dechert LLP, contacted members of the Company Board to update the Company Board on the developments with respect to Parent and Party A and to inform the Company Board of the potential expiration of Party A’s offer. After discussions, the Company Board authorized representatives of Piper Jaffray to negotiate with Parent to improve its price and to reduce the duration of its requested exclusivity and authorized representatives of Dechert LLP to negotiate the terms of a limited exclusivity agreement with Parent.

During the day of February 14, 2018, representatives of Piper Jaffray held conversations with Parent and Parent confirmed that it was willing to increase its purchase price per share for the Company to $4.05 per share; however, Parent reiterated to Piper Jaffray that Parent required at least 21 days of exclusivity in order to proceed with a potential transaction. In the evening of February 14, 2018, Dechert LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP negotiated the terms of an exclusivity agreement between the Company and Parent providing Parent with exclusivity through March 7, 2018, which agreement was executed on February 14, 2018.

Between February 15, 2018 and March 6, 2018, representatives of Dechert LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP negotiated the remaining definitive agreements relating to a potential transaction, including the Merger Agreement, which included a termination fee and a no shop provision, including customary exceptions to enable the Company Board to engage with potential acquirers submitting unsolicited acquisition proposals.

On February 27, 2018, the Company Board held a special telephonic meeting, with members of management and representatives of Piper Jaffray and Dechert LLP, participating. The Company Board was updated on the current status of the transaction, including negotiations regarding definitive documentation as well as the expected timing for the signing and announcement of the transaction, which was anticipated to be before the expiration of the exclusivity period on March 7th. Representatives of Dechert LLP summarized the status of the negotiations with Parent’s counsel regarding the draft definitive documentation.

On March 6, 2018, representatives of the Company and representatives of Parent communicated by telephone regarding the communications plan with respect to the announcement of the potential acquisition.

Later on March 6, 2018, representatives of Piper Jaffray and Dechert LLP spoke with representatives of the Company’s existing lenders and their counsel regarding a potential additional amendment to the Company’s credit agreement that would provide, among other things, for the deferral of any amortization payments due prior to the maturity date of the Company’s credit agreement, amendments to the Company’s consolidated lease-adjusted leverage ratio, minimum consolidated EBITDA requirement and revolving commitment availability, which such amendments were designed to avoid a covenant breach and event of default anticipated at the end of the first quarter of 2018. Representatives of the Company’s lenders notified the Company that the lenders would be unwilling to enter into an additional amendment until the Company could deliver an executed merger agreement providing for a sale transaction that would repay the lenders in full at closing.

On March 7, 2018, the Company Board held a special telephonic meeting, with members of management and representatives of Piper Jaffray, Vorys, Sater, Seymour and Pease LLP and Dechert LLP participating. Representatives of Dechert LLP reviewed in detail with the Company Board the terms of the proposed Merger Agreement, including the resolution of the open terms in the proposed Merger Agreement. The Company Board again considered, with the advice of its financial and legal advisors, the likelihood that a competitive proposal from a potentially interested and capable party would emerge in light of, among other things, the price and pricing multiple represented by Parent’s proposal, the ability of a potentially interested and capable party to consummate an all cash transaction, and the impact of the deal protection provisions on such a potentially interested and capable party. As part of this discussion, the Company Board also considered and discussed the risks relating to the Company’s continuing to operate as a stand-alone business, including, among other things, the significant same store sales performance and liquidity risks facing the Company.

Representatives of Piper Jaffray then reviewed with the Company Board Piper Jaffray’s financial analyses of the consideration to be received by holders of Company Common Shares pursuant to the Merger Agreement and rendered to the Company Board an oral opinion, which was confirmed by delivery of a written opinion on March 7, 2018, to the effect that as of that date, and based upon and subject to the assumptions, factors and qualifications set forth in such opinion, the consideration to be paid to holders of Company Common Shares (other than Company Common Shares (a) held by holders who are entitled to and properly require appraisal of their Company Common Shares, (b) held by the Company as treasury shares, (c) owned by any of the Company’s wholly owned subsidiaries, or (d) owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Representatives of Piper Jaffray also confirmed that the financial advisory business of Piper Jaffray was not currently and had not been in the two years prior to March 7, 2018 retained to provide services to Parent.

The Company Board discussed the benefits and risks of the transaction, including review and consideration of the factors described under “—Recommendation of the Company Board; Reasons for the Merger.” After further discussion, the Company Board unanimously determined that the final draft of the Merger Agreement, the Merger and the other transactions contemplated by the final draft of the Merger Agreement were advisable, fair to and in the best interests of the Company and the Company Shareholders. The Company Board unanimously approved the Merger Agreement and determined to recommend that the Company Shareholders vote in favor of the authorization, adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Following the Company Board meeting on March 7, 2018, the Merger Agreement was executed and the Company, Parent and Spice issued a joint press release announcing the execution of the Merger Agreement.

From March 7, 2018 to March 14, 2018, the Company and its lenders negotiated the terms of the previously discussed fourth amendment to the Company’s credit agreement, providing for the relief necessary to enable the Company to consummate the transactions contemplated by the Merger Agreement. On March 14, 2018 the Company and the lenders executed the fourth amendment to the credit agreement.

Recommendation of the Company Board; Reasons for the Merger

Recommendation of the Company Board

The Company Board recommends that you vote “FOR” the Merger Proposal.

Reasons for the Merger

The Company Board held at least 9 meetings between October 1, 2017 and March 7, 2018 at which the possibility of selling the Company was discussed. The Company’s outside legal advisors, Dechert LLP and Vorys, Sater, Seymour and Pease LLP, and the Company’s financial advisor, Piper Jaffray, participated in portions of these meetings.

At a meeting held on March 7, 2018, the Company Board unanimously (a) determined that it is advisable, fair and in the best interests of the Company and the Company Shareholders to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, (b) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (c) determined that the terms of the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders and (d) directed that the Merger Agreement be submitted to the Company Shareholders for authorization, adoption and approval.

In reaching its decision to unanimously approve and recommend the adoption of the Merger Agreement and to recommend that Company Shareholders approve the Merger Proposal, the Company Board consulted with Company management, as well as its financial advisor and outside legal counsel, and considered numerous factors, including, but not limited to, the following material factors (not in any relative order of importance):

•

its understanding, as a result of its discussions with Company management, of the Company’s business, financial condition, results of operations, competitive position, business strategy, strategic options, and projected financial results as an independent public company, as well as the risks and uncertainty involved in achieving those prospects and projections, including, among other things, the significant same store sales performance and liquidity risks facing the Company;

•

its belief, after a review of potential strategic alternatives available to the Company, including continuing to operate on a stand-alone basis in accordance with its existing business plan, that in light of the considerable risks of other alternatives, the Merger represents the Company’s best reasonably available prospect for enhancing shareholder value;

•

the fact that the Merger Consideration consists of all cash, which provides certainty and immediate value to Company Shareholders and allows Company Shareholders to avoid the risks of continuing to hold Company Common Shares or receiving other publicly-traded securities in the Merger;

•	the terms of the Merger Agreement, including:

•

the Company Board’s right to consider, respond to, and negotiate an unsolicited takeover proposal received from a third party after the signing of the Merger Agreement and prior to the time that Company Shareholders approve the Merger Proposal if the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such takeover proposal constitutes or could reasonably be expected to result in a Superior Proposal;

•

the right of the Company Board to withdraw or change its recommendation in favor of the Merger Agreement, and the Company’s right to terminate the Merger Agreement to accept a Superior Proposal, subject to compliance with the terms of the Merger Agreement; and

•

the fact that the Company is permitted under the terms of the Merger Agreement to continue to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, subject only to limitations and restrictions on the taking of certain prescribed actions;

•

its belief that the termination fees and other limitations applicable to alternative acquisition proposals agreed to in the Merger Agreement were reasonable and customary and would not preclude a serious and financially capable potential acquirer;

•	the likelihood that the Merger will be consummated, which is supported by:

•

the fact that Parent has obtained debt and equity financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, when taken together with the cash estimated to be on the Company’s balance sheet at Closing, will be sufficient for Parent to pay the aggregate Merger Consideration and all related fees and expenses;

•	the limited number and customary nature of the conditions to funding the transaction set forth in Parent’s Debt Commitment Letter (as defined in “The Merger—Financing of the Merger”);

•	the absence of any financing condition;

•	the Company’s ability, under certain circumstances, to seek specific performance to cause the equity source to fund its equity commitment to Parent and to cause Parent to consummate the Merger;

•	the fact that the conditions to closing the Merger are limited to customary conditions for a transaction of this type that can be expected to be fulfilled; and

•	the absence of required regulatory approvals;

•

the ability of Company Shareholders to exercise appraisal rights under Sections 1701.84 and 1701.85 of the OGCL (which amount could be more than, the same as or less than the amount a Company Shareholder would be entitled to receive under the terms of the Merger Agreement) and to receive payment based on that valuation in lieu of receiving the Merger Consideration, as more fully described under “—Dissenters’ Rights” beginning on page 89 of this proxy statement;

•

the efforts of the Company Board, with the assistance of its legal and financial advisors acting at the direction of the Company Board, to negotiate and execute a Merger Agreement favorable to the Company and the Company Shareholders;

•	that the $4.05 per share Merger Consideration represented a premium of:

•	approximately 37% over the volume weighted average price of Company Common Shares on NASDAQ for the 90-day period immediately preceding March 7, 2018, the date of the Merger Agreement; and

•	approximately 119% over the 52-week low closing trading price of Company Common Shares as of March 30, 2018, which occurred on November 9, 2017; and

•

the opinion of Piper Jaffray, dated March 7, 2018, that, based upon and subject to the factors, limitations and assumptions set forth therein, as of the date of such opinion, the Merger Consideration to be paid to Company Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, including the various analyses undertaken by Piper Jaffray in connection with its opinion, certain of which are described below under “—Opinion of Piper Jaffray & Co.” beginning on page 43 of this proxy statement.

In the course of making the determinations described above, the Company Board also considered the following procedural safeguards involved in the negotiation of the Merger Agreement (which factors the

Company Board believes support its decision, but which factors are not intended to be exhaustive and are not presented in any relative order of importance):

•	the fact that the consideration and negotiation of the Merger Agreement was conducted through arm’s-length negotiations under the oversight of the Company Board;

•

the Company Board met regularly with its legal and financial advisors, each an internationally recognized firm with extensive relevant experience, to assist the Company Board in evaluating and negotiating the legal and financial terms of the Merger Agreement; and

•

the fact that the Merger Consideration and other terms and conditions of the Merger Agreement were the product of extensive negotiations between the Company Board, with the assistance of its legal and financial advisors acting at the direction of the Company Board, and Parent and its legal advisor.

The Company Board also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the Merger, including the following (not in any relative order of importance):

•

the fact that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and, as a result, it is possible that the Merger might not be completed even if the Merger Agreement is approved by Company Shareholders;

•	the risks during the pendency of the Merger related to:

•	the disruption of management’s attention to the Company’s ongoing business operations due to the transaction;

•	the effect of the announcement of the proposed Merger on the Company’s relationships with its employees, customers and suppliers;

•	adverse effects on the Company’s operating results, including as a result of costs incurred in connection with the Merger; and

•	the Company’s ability to attract and retain key personnel;

•

the fact that, subsequent to completion of the Merger, the Company would no longer exist as an independent public company and its shareholders would no longer participate in its future earnings and growth, if any, or benefit from increases, if any, in the value of the Company Common Shares, and will not participate in any potential future sale of the Company to a third party;

•	the requirement that, if the Merger Agreement is terminated under specified circumstances, the Company must pay the Company Termination Fee of $3,261,000;

•	the receipt of the Merger Consideration by Company Shareholders who are U.S. persons will generally be subject to U.S. federal income tax;

•

the fact that if the Merger does not close, Company management will have expended significant time and effort in connection with the Merger, and there will have been a significant disruption in management’s attention to the Company’s ongoing business operations;

•

the restrictions on the conduct of the Company’s business prior to the completion of the Merger which prevent the taking of specified actions without the prior consent of Parent, which actions the Company might otherwise take in the absence of the pending Merger;

•

the Company has incurred and will continue to incur significant legal, accounting, and other fees and expenses related to the transaction that the Company will be required to pay regardless of whether the Merger is consummated; and

•	certain directors and executive officers of the Company have interests in the Merger that are different from, or in addition to, those of Company Shareholders, as described under “—Interests of the

Company’s Executive Officers and Directors in the Merger” beginning on page 52 of this proxy statement.

The foregoing discussion of the information and factors considered by the Company Board is not intended to be exhaustive, but includes the material factors considered by the Company Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Company Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination.

The Company Board based its recommendation on the totality of the information presented.

Portions of this explanation of the reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Prospective Financial Information

The Company does not, as a matter of general practice, publicly disclose financial projections due to the difficulty of predicting the Company’s results. The Company is especially wary of making such projections for extended periods into the future due to, among other reasons, the unpredictability of the underlying assumptions and estimates, though the Company has in the past provided investors with limited quarterly or full-year financial guidance covering limited areas of its expected financial performance. However, in connection with the Company’s review of strategic alternatives, including a potential sale, during the second half of calendar year 2017, the Company provided the Company Board and Piper Jaffray with certain non-public, unaudited prospective financial information prepared by Company management for the fiscal years ending 2017 through 2022. This information was also provided to prospective bidders who participated in the potential sale process in connection with their due diligence review of a possible transaction. Once the Company had entered into exclusive discussions with Parent in February 2018, the Company provided the Company Board and Piper Jaffray with updated non-public, unaudited prospective financial information to assist the Company Board and Piper Jaffray in evaluating the proposed transaction by Parent. This updated prospective financial information, provided by Company management in February 2018, incorporated actual preliminary results for fiscal year ending 2017 and included revised projection assumptions for the fiscal years ending 2018 through 2022 based on actual preliminary year-to-date results for the fiscal year ending 2018. This updated prospective financial information provided in February 2018 was relied upon and used as the basis for the financial analyses conducted by Piper Jaffray and summarized below in “—Opinion of Piper Jaffray & Co.” In connection with the exclusive discussions with Parent in February 2018, the Company provided Parent with updated non-public, unaudited prospective financial information, which is consistent with and represented a subset of the prospective financial information provided to the Company Board and Piper Jaffray in February 2018.

A summary of this financial information (collectively, the “Company Projections”) is provided below only to provide Company Shareholders with access to certain prospective financial information concerning the Company that was made available to the Company Board and Piper Jaffray, as described herein. The Company Projections were not prepared with a view to public disclosure, but rather solely for internal use of the Company. The Company Projections are not included in this proxy statement in order to influence any Company Shareholder to make any decision regarding the proposals relating to the transactions contemplated by the Merger Agreement or for any other purpose, and readers of this proxy statement are cautioned not to place undue, if any, reliance on the Company Projections included herein.

The Company Projections included in this proxy statement are the responsibility of the Company’s management. The Company Projections represent the Company’s reasonable estimates and good faith judgments as to the future growth and financial performance of the Company, including forecasts of revenues and Adjusted EBITDA (as defined in “—Reconciliation of Non-GAAP Financial Measures”), that the Company believed were reasonable at the time the Company Projections were prepared, taking into account relevant information available at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Although a summary of the Company Projections is presented with numerical specificity, they reflect numerous assumptions and estimates made by the Company’s management, including assumptions and estimates with respect to future industry performance, general business, economic, regulatory, litigation, market and financial conditions, and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The Company Projections reflect the subjective judgment of the Company’s management in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Company Projections constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements”, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules and the various risks set forth in the reports filed by the Company with the SEC. The Company Projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the Company Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Company Projections also reflect assumptions of the Company’s management as to certain business decisions that are subject to change. The Company cannot assure you that the estimates and assumptions made in preparing the Company Projections will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. Such prospective financial information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

The Company Projections include certain non-GAAP measures (including Adjusted EBITDA) because the Company believed such measures would be useful to the Company Board in evaluating the prospects of the Company. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including net income from continuing operations. The Company’s calculations of these non-GAAP measures may differ from others in its industry and are not necessarily comparable with information presented under similar sounding captions used by other companies.

The Company Projections were not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Company Projections are unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Company Projections.

The inclusion of the Company Projections should not be regarded as an admission, representation or indication that any of the Company Board, the independent directors, the Company, the Company’s management, Piper Jaffray, their advisors or any other person considered, or now considers, the forecasts to be material or a reliable prediction of future results, and the Company Projections should not be relied upon as such. In fact, the Company Board and the Company’s management view the Company Projections as non-material because of the inherent risks and uncertainties associated with such long range forecasts.

No representation or warranty was made in the Merger Agreement concerning prospective financial information, including the Company Projections. The Company Projections should only be evaluated in conjunction with the historical financial statements and other information regarding the Company contained in its public filings with the SEC.

In addition, other than certain assumptions of the Company’s management as to the Company’s effective tax rate following the U.S. tax reform enacted in December 2017 and the post-tax reform effective tax rate’s impact on earnings per share calculations, the Company Projections in this proxy statement do not take into account any conditions, circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement. The Company does not intend to update or otherwise revise the Company Projections to reflect any condition, circumstance or event existing after the date they were prepared or to reflect the occurrence of any future event (including any failure of the transactions contemplated by the Merger Agreement to occur), even in the event that any or all of the assumptions underlying the Company Projections are in error or are no longer appropriate. In light of the foregoing factors and uncertainties inherent in the Company Projections, readers of this proxy statement are cautioned not to place undue, if any, reliance on the portions of the Company Projections set forth below.

Updated FY 2017 and FY 2018E with 2017 Financial Projections

Subject to the foregoing qualifications, the portions of the Company Projections that were provided to the Company Board, Piper Jaffray and prospective bidders during the second half of calendar year 2017 are summarized below.

(amounts in millions)	Fiscal Year Ending December (1)
	2017 (2)	2018E	2019E	2020E	2021E	2022E
Revenues	397.6	390.4	383.3	396.1	410.1	428.7
Growth%		(1.8%)	(1.8%)	3.4%	3.5%	4.5%
Restaurant Level Expenses (3)	346.5	338.2	327.3	337.1	347.1	360.9
Adjusted General and Administrative (4)	25.7	26.8	27.0	27.5	28.1	28.6
Restaurant Pre-Opening Costs	0.4	0.1	1.1	1.4	1.4	2.0
Non-Cash Rent Adjustment (5)	9.7	8.7	8.5	8.5	8.6	8.6
Adjusted EBITDA (6)	15.3	16.7	19.3	21.5	25.0	28.7
Margin%	3.9%	4.3%	5.0%	5.4%	6.1%	6.7%

(1)

For FY 2017 and FY 2018E, represents prospective financial information furnished to the Company Board, Piper Jaffray and Parent by Company management in February 2018; for FY 2019E through FY 2022E, represents prospective financial information furnished to the Company Board, Piper Jaffray and prospective bidders by Company management in the second half of calendar year 2017.

(2)

FY 2017 was a 53-week fiscal year; FY 2017 figures shown above exclude $10.0 million revenues and $2.2 million adjusted EBITDA for the 53rd fiscal week. The prospective financial information furnished to prospective bidders for the Company did not exclude the impact of the 53rd fiscal week.

(3)	Restaurant level expenses consist of cost of sales, labor, operating and occupancy expenses.
(4)	FY 2017’s general and administrative expense excludes legal settlement reserves of $3.5 million and impact of 53rd fiscal week of $0.2 million.
(5)	Non-cash rent adjustment consists of straight-line rent expense and amortization of deferred lease incentives.
(6)	Represents a non-GAAP financial measure. See “—Reconciliation of Non-GAAP Financial Measures” below.

Updated FY 2017 and FY 2018E with February 2018 Financial Projections

Subject to the foregoing qualifications, the portions of the Company Projections that were provided to the Company Board and Piper Jaffray in February 2018 are summarized below. The prospective financial information provided in February 2018 was relied upon and used as the basis for the financial analyses conducted by Piper Jaffray and summarized below in “—Opinion of Piper Jaffray & Co.”

($ in millions)	Fiscal Year Ending December (1)
	2017 (2)	2018E	2019E	2020E	2021E	2022E
Revenues	$397.6	$390.4	$373.3	$382.7	$390.0	$402.0
Growth%		(1.8%)	(4.4%)	2.5%	1.9%	3.1%
Restaurant Level Expenses (3)	346.5	338.2	319.6	326.1	329.3	337.2
Adjusted General and Administrative (4)	25.7	26.8	27.3	27.8	28.4	28.9
Restaurant Pre-Opening Costs	0.4	0.1	1.1	1.4	1.4	2.0
Non-Cash Rent Adjustment (5)	9.7	8.7	8.5	8.6	8.6	8.7
Adjusted EBITDA (6)	15.3	16.7	16.7	18.8	22.3	25.4
Margin%	3.9%	4.3%	4.5%	4.9%	5.7%	6.3%

(1)	Represents prospective financial information furnished to the Company Board and Piper Jaffray, a subset of which was furnished to Parent, by Company management in 2018.
(2)

FY 2017 was a 53-week fiscal year; FY 2017 figures shown above exclude $10.0 million revenues and $2.2 million adjusted EBITDA for the 53rd fiscal week. The prospective financial information furnished to Parent did not exclude the impact of the 53rd fiscal week.

(3)	Restaurant level expenses consist of cost of sales, labor, operating and occupancy expenses.
(4)	FY 2017’s general and administrative expense excludes legal settlement reserves of $3.5 million and the general and administrative expense impact of 53rd fiscal week of $0.2 million.
(5)	Non-cash rent adjustment consists of straight-line rent expense and amortization of deferred lease incentives.
(6)	Represents a non-GAAP financial measure. See “—Reconciliation of Non-GAAP Financial Measures” below.

Reconciliation of Non-GAAP Financial Measures

Certain of the measures included in the Company Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. These non-GAAP measures are included in this proxy statement because such information was made available to the Company Board and Piper Jaffray and used in the process leading to the execution of the Merger Agreement, as described elsewhere in this proxy statement. Reconciliations of certain of these measures are provided below. The figures included in the reconciliation are part of the Company Projections, and are subject to and should be read together with the disclosures above.

Adjusted EBITDA. The Company defines adjusted EBITDA as income from operations plus depreciation and amortization, plus asset impairment charges, plus legal settlement reserves, less non-cash rent adjustment and less the impact of the 53rd fiscal week. A reconciliation of adjusted EBITDA is provided below:

Updated FY 2017 and FY 2018E with 2017 Financial Projections

(amounts in millions)	Fiscal Year Ending December
	2017	2018E	2019E	2020E	2021E	2022E
(Loss) Income from Operations	(8.7)	6.1	8.2	10.2	13.7	17.3
Plus: Depreciation and Amortization	21.1	19.3	19.6	19.8	19.9	20.0
Plus: Asset Impairment Charges	11.2	—	—	—	—	—
Plus: Legal Settlement Reserves	3.5	—	—	—	—	—
Less: Non-Cash Rent Adjustment	(9.7)	(8.7)	(8.5)	(8.5)	(8.6)	(8.6)
Less: Impact of 53rd Fiscal Week	(2.2)	—	—	—	—	—
Adjusted EBITDA	15.3	16.7	19.3	21.5	25.0	28.7

Updated FY 2017 and FY 2018E with February 2018 Financial Projections

($ in millions)	Fiscal Year Ending December
	2017	2018E	2019E	2020E	2021E	2022E
(Loss) Income from Operations	$(8.7)	$6.1	$6.1	$8.1	$11.7	$14.6
Plus: Depreciation and Amortization	21.1	19.3	19.2	19.2	19.2	19.4
Plus: Asset Impairment Charges	11.2	—	—	—	—	—
Plus: Legal Settlement Reserves	3.5	—	—	—	—	—
Less: Non-Cash Rent Adjustment	(9.7)	(8.7)	(8.5)	(8.6)	(8.6)	(8.7)
Less: Impact of 53rd Fiscal Week	(2.2)	—	—	—	—	—
Adjusted EBITDA	15.3	16.7	16.7	18.8	22.3	25.4

Opinion of Piper Jaffray & Co.

Pursuant to an engagement letter dated March 13, 2017 and an amendment to the engagement letter dated October 23, 2017, the Company retained Piper Jaffray to deliver its opinion as to the fairness, from a financial point of view, to the holders of common shares of the consideration to be received pursuant to the Merger Agreement. At a meeting of the Company Board on March 7, 2018, Piper Jaffray issued its oral opinion to the Company Board, later confirmed in a written opinion of the same date, that based upon and subject to the assumptions, procedures, considerations and limitations set forth in the written opinion and based upon such other factors as Piper Jaffray considered relevant, the Merger Consideration is fair, from a financial point of view, to the holders of common shares (other than Parent and any of its affiliates) as of the date of the opinion.

The full text of the written opinion of Piper Jaffray, dated March 7, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex B. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to the holders of common shares (other than Parent and any of its affiliates). Piper Jaffray’s opinion was directed solely to the Company Board in connection with its consideration of the Merger Agreement and was not intended to be, and does not constitute, a recommendation to any Company Shareholder as to how such holder should act with respect to the Merger or any other matter. Piper Jaffray’s opinion was approved for issuance by the Piper Jaffray opinion committee and Piper Jaffray has consented to the disclosure of its opinion in this proxy statement.

In connection with rendering the opinion described above and performing its financial analyses, Piper Jaffray, among other things:

•	reviewed and analyzed the financial terms of the draft Merger Agreement dated March 6, 2018;

•	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;

•

reviewed and analyzed certain information furnished to Piper Jaffray by the Company relating to the business, operations and prospects of the Company, including the Company Projections provided by Company management;

•

conducted discussions with members of senior management and representatives of the Company concerning the two immediately preceding matters described above, as well as its business, operations and prospects before and after giving effect to the Merger;

•	reviewed the current and historical reported prices and trading activity of the common shares and similar information for certain other companies that Piper Jaffray deemed relevant;

•	reviewed valuation multiples and other financial data for the Company and compared them to certain publicly traded companies that Piper Jaffray deemed relevant;

•	compared the financial performance of the Company with that of certain other publicly traded companies that Piper Jaffray deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain precedent transactions that Piper Jaffray deemed relevant in evaluating the Merger;

•	conducted a discounted cash flow analysis on the Company based on projections that were prepared by the management of the Company; and

•	conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, the Company Board at a meeting held on March 7, 2018. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to the Company Board on March 7, 2018. You are urged to, and should, read the Piper Jaffray opinion in its entirety and this summary is qualified in its entirety by reference to the reference to the written opinion of Piper Jaffray attached as Annex B hereto, which is incorporated herein.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the Company Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 6, 2018, and is not necessarily indicative of current market conditions.

For purposes of its analyses, Piper Jaffray calculated (i) the Company’s equity value implied by the Merger Consideration to be approximately $63.3 million, based on approximately 15.6 million shares of Company Common Shares and common share equivalents outstanding as of December 31, 2017, consisting of Company Options and Company Restricted Shares, calculated using the treasury stock method, and (ii) the Company’s enterprise value (for the purposes of this analysis, implied enterprise value equates to implied equity value, plus total debt of $38.5 million less total cash and cash equivalents of $0.4 million as of December 31, 2017), referred to as “EV,” to be approximately $101.4 million. The EV implies a 6.6x multiple relative to the 2017 EBITDA referenced above in the Adjusted EBITDA table. On March 7, 2018 when Piper Jaffray presented its analyses to the Company Board, the enterprise value had been calculated as $100.0 million based on equity value of $63.3 million plus total debt of $38.5 million less total cash and cash equivalents of $1.8 million utilizing management estimates at that time, implying a 6.5x multiple relative to the 2017 EBITDA referenced above in the Adjusted EBITDA table. The total cash and cash equivalents was subsequently revised to $0.4 million to reflect the cash and cash equivalents balances included in the Company’s 2017 10-K as of December 31, 2017. The analyses presented in “—Financial Analyses” utilize the EV of $101.4 million.

Financial Analyses

Historical Company Trading Analysis. Piper Jaffray analyzed the Merger Consideration to be paid to the Company Shareholders pursuant to the Merger Agreement in relation to (1) the undisturbed trading price per share, which is the closing price per share on January 29, 2018, the last full trading day prior to the public filing by PHR Holdings, LLC of a Schedule 13D with the SEC, (2) the spot price per share for the preceding 1-day, 7-day, 30-day, 60-day and 90-day period ended January 29, 2018 and (3) the volume weighted average price per share, referred to as “VWAP,” for the preceding 7-day, 30-day, 60-day and 90-day period ended January 29, 2018. The analysis indicated that the Merger Consideration to be paid to the holders of common shares pursuant to the Merger Agreement represented:

•	a premium of 37.3% based on the undisturbed trading price per share of $2.95 on January 29, 2018;

•	a premium of 37.3% based on the spot price per share of $2.95 on January 26, 2018, the preceding 1-day period ended January 29, 2018;

•	a premium of 32.8% based on the spot price per share of $3.05 on January 22, 2018, the preceding 7-day period ended January 29, 2018;

•	a premium of 62.0% based on the spot price per share of $2.50 on December 29, 2017, the preceding 30-day period ended January 29, 2018;

•	a premium of 88.4% based on the spot price per share of $2.15 on November 30, 2017, the preceding 60-day period ended January 29, 2018;

•	a premium of 102.5% based on the spot price per share of $2.00 on October 31, 2017, the preceding 90-day period ended January 29, 2018;

•	a premium of 35.0% based on the VWAP for the 7-day period ended January 29, 2018 of $3.00;

•	a premium of 50.6% based on the VWAP for the 30-day period ended January 29, 2018 of $2.69;

•	a premium of 55.2% based on the VWAP for the 60-day period ended January 29, 2018 of $2.61; and

•	a premium of 65.3% based on the VWAP for the 90-day period ended January 29, 2018 of $2.45.

Selected Public Companies Analysis. Piper Jaffray reviewed certain publicly available financial, operating and stock market information of the Company and the following selected U.S. publicly traded companies in the restaurant industry that Piper Jaffray deemed relevant. Piper Jaffray selected companies based on information obtained by searching SEC filings, publicly available disclosures and company presentations, press releases, and other sources and by applying the following criteria:

•	casual dining restaurant companies that primarily operate company-owned restaurants;

•	companies that have a market capitalization less than $2.5 billion; and

•	companies that have year-over-year unit growth rates less than 10%.

Based on these criteria, Piper Jaffray identified and analyzed the following seven selected companies:

•	BJ’s Restaurants, Inc.

•	Bloomin’ Brands, Inc.

•	Brinker International, Inc.

•	The Cheesecake Factory Incorporated

•	J. Alexander’s Holdings, Inc.

•	Kona Grill, Inc.

•	Red Robin Gourmet Burgers, Inc.

For the selected public companies analysis, Piper Jaffray calculated the following valuation multiples for the Company, including as implied by the Merger Consideration, and the selected companies:

•

Enterprise value (which is defined as fully diluted equity value, based on closing prices per share on March 6, 2018, plus total debt, preferred equity and noncontrolling interests (as applicable) less total cash and cash equivalents) as a multiple of earnings before interest, taxes, depreciation and amortization and publicly disclosed non-recurring adjustments, referred to as “EBITDA,” (which, in the case of the Company, see “—Reconciliation of Non-GAAP Financial Measures”) for the last twelve months (“LTM”); and

•	Enterprise value as a multiple of EBITDA (which, in the case of the Company, see “—Reconciliation of Non-GAAP Financial Measures”) for estimated calendar year 2018 (“FWD”).

Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on publicly available information and the Company Projections furnished to Piper Jaffray by the Company.

The results of this analysis are summarized as follows:

Merger Consideration Implied Multiple:		Implied Multiple Reference Ranges:
EV / LTM EBITDA	EV / FWD EBITDA	EV / LTM EBITDA	EV / FWD EBITDA
6.6x	6.1x	7.1x – 9.5x	6.3x – 9.9x

Merger Consideration	Implied Equity Value per Share Reference Ranges:
	EV / LTM EBITDA	EV / FWD EBITDA
$4.05	$4.57 – $6.86	$4.32 – $8.09

No company utilized in the selected public companies analysis is identical to the Company. In evaluating the selected companies, Piper Jaffray made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.

Selected Precedent Transactions Analysis. Piper Jaffray reviewed precedent transactions involving target companies in the U.S. restaurant industry that Piper Jaffray deemed relevant. Piper Jaffray selected these transactions based on information obtained by searching SEC filings, publicly available disclosures and company presentations, press releases, and other sources and by applying the following criteria:

•	full service restaurant companies that primarily operate company-owned restaurants;

•	transactions that were announced between January 1, 2008 and the date of Piper Jaffray’s opinion and subsequently closed or were pending;

•	targets with transaction enterprise values less than $1.0 billion;

•	targets that have year-over-year unit growth rates less than 10%; and

•	transactions in which the acquiring company purchased a controlling interest of the target.

Based on these criteria, Piper Jaffray identified and analyzed the following 16 selected transactions ordered by recency:

Target	Acquirer
Ruby Tuesday, Inc.	NRD Capital Management
Ignite Restaurant Group, Inc.	Landry’s Inc.
Bob Evans Restaurants	Golden Gate Capital
Red Lobster Seafood Co.	Golden Gate Capital
Mac Parent LLC	Ignite Restaurant Group, Inc.
J. Alexander’s Corp.	American Blue Ribbon Holdings, LLC
Benihana Inc.	Angelo, Gordon & Co.
O’Charley’s Inc.	Fidelity National Financial, Inc.
Morton’s Restaurant Group, Inc.	Landry’s, Inc.
McCormick & Schmick’s Seafood Restaurants, Inc.	Landry’s, Inc.
California Pizza Kitchen, Inc.	Golden Gate Capital
Bubba Gump Shrimp Co. Inc.	Landry’s, Inc.
LRI Holdings, Inc.	Kelso & Company
Dave & Buster’s Holdings, Inc.	Oak Hill Capital Partners
BUCA Inc.	Planet Hollywood International, Inc.
Max & Erma’s Restaurants, Inc.	G&R Acquisition, Inc.

Piper Jaffray reviewed transaction enterprise values of the selected transactions, calculated, to the extent publicly available, as the purchase price paid for the target involved in such transactions plus total debt, preferred equity and noncontrolling interests (as applicable) less total cash and cash equivalents, as a multiple of EBITDA (which, in the case of the Company, see “—Reconciliation of Non-GAAP Financial Measures”) for the LTM as of the applicable announcement dates of such transactions.

Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information and, to the extent publicly available and applicable, is pro forma for certain transactions with significant owned real estate by adjusting transaction enterprise values for sale-leaseback proceeds and adjusting target companies’ EBITDA for incremental rent expense. Financial data of the Company was based on publicly available information and the Company Projections furnished to Piper Jaffray by the Company.

The results of this analysis are summarized as follows:

Merger Consideration Implied Multiple:	Implied Multiple Reference Range:
EV / LTM EBITDA	EV / LTM EBITDA
6.6x	2.8x – 9.2x

Merger Consideration	Implied Equity Value per Share Reference Range:
EV/ LTM EBITDA
$4.05	$0.26 – $6.56

No transaction utilized in the selected precedent transactions analysis is identical to the Company. In evaluating the selected transactions, Piper Jaffray made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.

Discounted Cash Flow Analysis. Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical values for the Company based on the net present value of (i) projected unlevered free cash flows from fiscal year 2018 to fiscal year 2022, discounted back to December 31, 2017 (the end of the Company’s fiscal year 2017), based on the Company Projections furnished to Piper Jaffray by the Company, and (ii) a terminal value at fiscal year 2022 based upon EBITDA exit multiples, discounted back to December 31, 2017. The unlevered free cash flows for each year were calculated from the Company Projections as: EBITDA less depreciation and amortization, less taxes (utilizing a 15% tax rate, inclusive of potential benefits from the U.S. tax reform enacted in December 2017), plus depreciation and amortization, plus stock compensation costs, less net capital expenditures and less the change in net working capital. The terminal values of the Company were calculated by applying to the Company’s fiscal year 2022 EBITDA a selected range of EBITDA exit multiples of 5.7x to 6.7x (with a mid-point of 6.2x).

Piper Jaffray performed discounted cash flow analyses by calculating the range of net present values for each period from fiscal year 2018 to fiscal year 2022 based on (A) a scenario without an equity raise and (B) a scenario with a $15.0 million gross equity raise in order to pay down debt (which assumed $2.5 million of transaction costs and an issuance price per share equivalent to a 10.7% discount to the Company’s 30-day VWAP as of March 6, 2018). In Scenario A, Piper Jaffray used discount rates ranging from 19.2% to 21.2%, reflecting estimates of the Company’s weighted average cost of capital, calculated inclusive of certain Company-specific inputs, including a market capitalization size risk premium, liquidity risk premium, cost of long-term debt and future applicable tax rate. In Scenario B, Piper Jaffray used discount rates ranging from 17.0% to 19.0%, reflecting estimates of the Company’s weighted average cost of capital, calculated inclusive of certain Company-specific inputs, including a market capitalization size risk premium, liquidity risk premium, cost of long-term debt and future applicable tax rate.

This analysis indicated the following approximate implied equity value per share reference ranges for the Company, as compared to the Merger Consideration:

Merger Consideration	Implied Equity Value per Share Reference Ranges:
	Scenario A	Scenario B
$4.05	$3.25 – $4.31	$3.41 – $4.31

Premiums Paid Analysis. Piper Jaffray reviewed publicly available information for selected completed or pending precedent transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction (which represent undisturbed trading prices to the extent publicly available and applicable). Piper Jaffray selected these transactions from the SEC database and applied, among others, the following criteria:

•	companies operating in the broader U.S. consumer industry, including apparel, consumer products, consumer services, food & beverage, restaurants and retail; and

•	transactions that were announced between January 1, 2015 and the date of Piper Jaffray’s opinion and subsequently closed or were pending.

Piper Jaffray performed premiums paid analysis on 43 transactions that satisfied these criteria. Piper Jaffray calculated, for this period, the premiums represented by the prices per share paid in these transactions relative to the target companies’ closing prices per share (x) one day and (y) 90-day prior to announcement (which represented undisturbed trading prices to the extent publicly available and applicable). The overall low to high acquisition premiums observed for these transactions were -12.8% to 115.2% (with a median of 24.7%) for the one-day premiums and -12.8% to 128.9% (with a median of 35.1%) for the 90-day premiums. This analysis indicated the following approximate implied equity value per share reference ranges for the Company, as compared to the Merger Consideration:

Merger Consideration	Implied Equity Value per Share Reference Ranges:
	One-Day Premiums	90-Day Premiums
$4.05	$2.57 – $6.35	$1.74 – $4.58

Miscellaneous. The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray, but does summarize the material analyses performed by Piper Jaffray in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of the common shares.

None of the selected companies or transactions used in the analyses above is directly comparable to the Company or the transactions contemplated by the Merger Agreement, including the Merger. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value or transaction value of the companies involved.

Piper Jaffray performed its analyses solely for purposes of providing its opinion to the Company Board. In performing its analyses, Piper Jaffray made numerous assumptions with respect to the capital markets, industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon forecasts of future results furnished to Piper Jaffray by the Company’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from forecasted results.

Piper Jaffray’s opinion was one of many factors taken into consideration by the Company Board in making the determination to approve the Merger Agreement and recommend that the Company Shareholders vote in favor of the Merger. The above summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with the opinion or of its presentation to the Company Board on March 7, 2018, and is qualified in its entirety by reference to the written opinion of Piper Jaffray attached as Annex B hereto.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of the Company that the financial information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Piper Jaffray’s opinion, Piper Jaffray assumed that with respect to the Company Projections and other forward-looking information reviewed by Piper Jaffray, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. Piper Jaffray expressed no opinion as to any such Company Projections or forward-looking information or the assumptions on which they were based. Piper Jaffray relied, with the Company’s consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the transactions contemplated by the Merger Agreement.

Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger would be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of the Company (fixed, contingent or other) and was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses and Piper Jaffray expressed no opinion regarding the liquidation value of the Company or any other entity. Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates was a party or may be subject, and, at the direction of the Company and with its consent, made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

Piper Jaffray’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray expressed no opinion as to the price at which the Company Common Shares may trade following announcement of the Merger or at any future time. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to Company Shareholders (other than Parent or any of its affiliates) of the Merger Consideration, as set forth in the Merger Agreement, and did not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with the effect of the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the Merger Consideration, any other terms contemplated by the Merger Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of the compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by the Company Shareholders or with respect to the fairness of any such compensation.

Information About Piper Jaffray

As a part of its investment banking business, Piper Jaffray is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Company Board selected Piper Jaffray to be its financial advisor and render its fairness opinion in connection with the transactions contemplated by the Merger Agreement on the basis of such experience and its familiarity with the Company.

Piper Jaffray acted as a financial advisor to the Company in connection with the Merger and will receive a fee, currently estimated to be approximately $2.4 million from the Company. A significant portion of Piper Jaffray’s fee is contingent upon consummation of the Merger, and $1.0 million of such fee has been earned by Piper Jaffray for rendering its fairness opinion and is creditable against the total fee. The opinion fee was not contingent upon the consummation of the Merger or the conclusions reached in Piper Jaffray’s opinion. The Company has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. Piper Jaffray is currently engaged as financial advisor for the Company in connection with the Company’s review of strategic alternatives in addition to providing restructuring services. Piper Jaffray is also currently engaged as sole and exclusive lead arranger in connection with a potential refinancing of the Company’s credit facility and may receive fees for the rendering of such services. In addition, in the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of the Company for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of its business, Piper Jaffray also publishes research on Company Common Shares. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to the Company or Parent or entities that are affiliated with the Company or Parent, for which Piper Jaffray would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s research department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the opinions of Piper Jaffray’s investment banking personnel.

Financing of the Merger

The obligations of Parent and Merger Sub to complete the Merger are not contingent upon the receipt of any financing.

Equity Financing

On March 7, 2018, Spice entered into an equity commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letter described below, the “Commitment Letters”) with Parent pursuant to which Spice committed to purchase (or cause to be purchased) from Parent equity securities of Parent having an aggregate purchase price in cash of up to $71 million. We refer to the financing described above as the “Equity Financing.” The Equity Financing is subject to the following conditions:

•

the satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement, in each case, as contemplated by the Merger Agreement; and

•	Parent becoming obligated to consummate the Merger in accordance with the Merger Agreement.

Spice’s obligation to fund the equity commitment will automatically terminate upon the earliest to occur of (subject to specified exceptions and qualifications):

•	the consummation of the Merger so long as Spice has funded the Equity Financing;

•	the assertion of any claim by the Company or any of its representatives against Spice, Parent or any of their related parties, subject to certain exceptions; or

•	the termination of the Merger Agreement in accordance with its terms.

The Company is an express third-party beneficiary of the Equity Commitment Letter and has the right of specific performance to enforce Spice’s obligations under the Equity Commitment Letter if the Company has the right to seek specific performance under the Merger Agreement to require Parent to cause the equity commitment under the Equity Commitment Letter to be funded. See “The Merger Agreement—Specific Performance.”

Debt Financing

In connection with the entry into the Merger Agreement, Parent has obtained a commitment letter (as amended from time to time in accordance with the Merger Agreement, the “Debt Commitment Letter”) from the Joint Lead Arrangers pursuant to which the Joint Lead Arrangers committed to provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, the Term Loan Facility and the Revolving Credit Facility (such facilities, the “Credit Facilities”). We refer to the financing described above as the “Debt Financing.”

The proceeds of the Debt Financing will be used to (a) refinance existing senior secured debt of the Company and its subsidiaries (the “Refinancing”), (b) provide working capital and funds for general corporate purposes for the Company and its subsidiaries, (c) finance, in part, the Merger and (d) pay fees and expenses related to the Credit Facilities, the Refinancing and the Merger.

The Debt Financing contemplated by the Debt Commitment Letter is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions, including, but not limited to:

•	the execution and delivery by the Company and certain guarantors of definitive documentation and other customary closing certificates and opinions, consistent with the Debt Commitment Letter;

•

the accuracy of representations and warranties in the Merger Agreement as are material to the interests of the lenders under the Credit Facilities and certain other customary specified representations;

•	the consummation of the Equity Financing and the Refinancing;

•	the absence of a Company Material Adverse Effect since March 7, 2018;

•	payment of all applicable costs, fees and expenses due under the Debt Commitment Letter;

•	delivery of certain audited, unaudited and pro forma financial statements of the Company and its subsidiaries;

•

receipt by the agent and lenders under the Debt Commitment Letter of documentation and other information about the Company and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act); and

•

subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral.

As of the last practicable date before the printing of this proxy statement, the Debt Commitment Letter remains in effect, and Parent has not notified us of any plans to utilize substitute financing. Except as described in this proxy statement, there is no plan or arrangement regarding the refinancing or repayment of the Debt Financing. The documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.

Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendation of the Company Board with respect to the Merger, you should be aware that the Company’s executive officers and directors have certain interests in the Merger that may be different from, or in addition to, the interests of the other Company Shareholders. The Company Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in determining to recommend to Company Shareholders that they vote for the Merger Proposal and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. These interests are described below.

The amounts described below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the consummation of the Merger. As a result, the actual amounts, if any, ultimately received by the executive officers and non-employee directors may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Treatment of Company Equity Awards

Each Company Common Share issued under any Company equity incentive plan that is unvested as of immediately prior to the Effective Time (the “Company Restricted Shares”) and each option to purchase Company Common Shares issued under any Company equity incentive plan (the “Company Options” and together with the Company Restricted Shares, the “Company Equity Awards”) held by the Company’s executive officers, directors and employees, whether vested or unvested, immediately prior to the Effective Time will be cancelled in exchange for a cash payment as described further below (and in the section titled “The Merger Agreement—Treatment of Company Equity Awards”):

•

Company Restricted Shares. At the Effective Time, each Company Restricted Share will be cancelled without any action on the part of the holder thereof in consideration for the right of such holder to receive, without interest, a cash payment equal to the Merger Consideration.

•

Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time will be cancelled without any action on the part of the holder thereof in consideration for the right of the holder to receive, without interest, a cash payment equal to the product of (a) the number of Company Common Shares subject to such Company Option multiplied by (b) the amount by which the Merger Consideration exceeds the exercise price per share of such Company Option. Any Company Option with an exercise price per share that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time with no payment due to the holder thereof.

The Company’s executive officers and directors do not hold any unvested Company Options. Therefore, the Merger will not result in the acceleration of vesting of any Company Options held by the Company’s executive officers and directors. The table below sets forth the consideration expected to be received (without subtraction of applicable withholding taxes) with respect to the Company Restricted Shares, Company Options and Company Common Shares held by the Company’s executive officers and directors as of March 31, 2018 in connection with the Merger (based on the Merger Consideration of $4.05 per share, assuming that the Merger closes on June 30, 2018 and after giving effect to any vesting of Company Restricted Shares that is scheduled to occur after March 31, 2018 and prior to the consummation of the Merger):

Name	Number of Unvested Company Restricted Shares (#)	Merger Consideration With Respect to Unvested Company Restricted Shares ($)	Number of Company Options (#)	Merger Consideration With Respect to Company Options ($)	Number of Company Common Shares (Excluding Unvested Company Restricted Shares) (#)	Merger Consideration With Respect to Company Common Shares and Company Options (Excluding Unvested Company Restricted Shares) ($)
Executive Officers
Brian T. O’Malley	30,000	121,500	3,307	8,598	128,735	529,975
Diane D. Reed	50,000	202,500	—	—	34,229	138,627
Khanh P. Collins	25,000	101,250	—	—	15,187	61,507
Non-employee directors
Thomas J. Baldwin	5,000	20,250	—	—	13,400	54,270
James S. Gulmi	5,000	20,250	—	—	34,900	141,345
David B. Pittaway	5,000	20,250	—	—	17,400	70,470
Harold O. Rosser II	5,000	20,250	—	—	21,400	86,670
Fortunato N. Valenti	5,000	20,250	—	—	11,400	46,170

The Company’s Employment Arrangements with Named Executive Officers

Each of the Company’s named executive officers is party to an employment agreement with the Company (each, an “Employment Agreement” and, collectively, the “Employment Agreements”). A brief summary of the Employment Agreements of our named executive officers and potential payments upon termination or change in control is set out below.

Brian O’Malley—President and Chief Executive Officer

The Company entered into an employment agreement with Mr. O’Malley on August 1, 2013, which was subsequently amended on August 2, 2017. Mr. O’Malley’s employment agreement provides him with two years of continued base salary in the event that his employment is terminated by the Company without cause or by him for good reason. Additionally, if such termination of employment occurs within 24 months following a change in control (as defined in our equity incentive plan), Mr. O’Malley would also be entitled to receive 24 monthly payments equal to the amount it would cost Mr. O’Malley for the monthly COBRA premiums for Mr. O’Malley and his eligible dependents based on his coverage under the Company’s applicable plan as of the termination date, with each monthly payment to be reduced by the amount that an active employee would be required to pay for such coverage under the applicable Company plans for such month. For purposes of Mr. O’Malley’s employment agreement, “cause” generally means Mr. O’Malley’s fraud or material dishonesty in connection with his duties to the Company, his failure to substantially perform the duties of his position which, if curable, is not cured within 10 business days after written notice, his conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or his commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect his ability to perform his duties for the Company. For purposes of Mr. O’Malley’s employment agreement, “good reason” generally means, without the consent of Mr. O’Malley, a material diminution in Mr. O’Malley’s base salary, a material diminution in Mr. O’Malley’s authority, duties, or responsibilities, a change in Mr. O’Malley’s principal office to a location more than 100 miles from Columbus, Ohio, or any other action or inaction that constitutes a material breach by the Company of the employment agreement.

Mr. O’Malley’s right to severance is conditioned upon his refraining from competing with the Company for the two years following his termination of employment and upon his compliance with confidentiality, non-solicitation (for two years post-termination) and non-disparagement obligations under his employment agreement. Mr. O’Malley’s right to severance is also conditioned upon his execution and non-revocation of a general release of claims.

Assuming Mr. O’Malley’s employment was terminated by the Company without cause or by Mr. O’Malley for good reason, in either case, upon the Closing of the Merger and further assuming that Mr. O’Malley satisfies the restrictive covenants and release requirement described above, he would be entitled to receive a total of $800,000 in base salary continuation and approximately $21,000 in COBRA payments under his employment agreement.

Diane D. Reed—Chief Financial Officer, Treasurer and Secretary

The Company entered into an employment agreement with Ms. Reed on October 2, 2017 in connection with her appointment as Chief Financial Officer, Treasurer and Secretary. Ms. Reed’s employment agreement provides her with one year of continued base salary in the event that her employment is terminated by the Company without cause or by her for good reason, in either case, prior to October 2, 2018. Ms. Reed’s employment agreement further provides her with two years of continued base salary in the event that her employment is terminated by the Company without cause or by her for good reason, in either case, on or after October 2, 2018. Additionally, if such termination of employment occurs within 24 months following a change in control (as defined in our equity incentive plan), Ms. Reed would also be entitled to receive 24 monthly payments equal to the amount it would cost Ms. Reed for the monthly COBRA premiums for Ms. Reed and her eligible dependents based on her coverage under the Company’s applicable plan as of the termination date, with each monthly payment to be reduced by the amount that an active employee would be required to pay for such coverage under the applicable Company plans for such month. The definition of “cause” for purposes of Ms. Reed’s employment agreement generally is the same as that for Mr. O’Malley. For purposes of Ms. Reed’s employment agreement, “good reason” generally means, without the consent of Ms. Reed, a material diminution in Ms. Reed’s base salary, a material diminution in Ms. Reed’s responsibilities, a material change in the geographic location at which Ms. Reed must perform the services, or any other action or inaction that constitutes a material breach by the Company of her employment agreement.

Ms. Reed’s right to severance is conditioned upon her refraining from competing with the Company for the two years following her termination of employment and upon her compliance with confidentiality, non-solicitation (for two years post-termination) and non-disparagement obligations under her employment agreement. Ms. Reed’s right to severance is also conditioned upon her execution and non-revocation of a general release of claims.

Assuming Ms. Reed’s employment was terminated by the Company without cause or by Ms. Reed for good reason, in either case, upon the Closing of the Merger, and further assuming that Ms. Reed satisfies the restrictive covenants and release requirement described above, she would be entitled to receive a total of $265,000 in base salary continuation and approximately $6,400 in COBRA payments under her employment agreement.

Khanh Collins—Senior Vice President and Chief Operating Officer

The Company entered into an employment agreement with Ms. Collins on August 3, 2017 in connection with her appointment as Chief Operating Officer. Ms. Collins’s employment agreement provides her with two years of continued base salary in the event that her employment is terminated by the Company without cause or by her for good reason. Additionally, if such termination of employment occurs within 24 months following a change in control (as defined in our equity incentive plan), Ms. Collins would also be entitled to receive 24 monthly payments equal to the amount it would cost Ms. Collins for the monthly COBRA premiums for Ms. Collins and her eligible dependents based on her coverage under the Company’s applicable plan as of the termination date, with each monthly payment to be reduced by the amount that an active employee would be required to pay for such coverage under the applicable Company plans for such month. The definition of “cause” for purposes of Ms. Collins’s employment agreement generally is the same as that for Mr. O’Malley. For purposes of Ms. Collins’s employment agreement, “good reason” generally means, without the consent of Ms. Collins, a material diminution in Ms. Collins’s base salary, a material diminution in Ms. Collins’s responsibilities, a material change in the geographic location at which Ms. Collins must perform the services, or any other action or inaction that constitutes a material breach by the Company of her employment agreement.

Ms. Collins’s right to severance is conditioned upon her refraining from competing with the Company for the two years following her termination of employment and upon her compliance with confidentiality, non-solicitation (for two years post-termination) and non-disparagement obligations under her employment agreement. Ms. Collins’s right to severance is also conditioned upon her execution and non-revocation of a general release of claims.

Assuming Ms. Collins’s employment was terminated by the Company without cause or by Ms. Collins for good reason, in either case, upon the Closing of the Merger, and further assuming that Ms. Collins satisfies the restrictive covenants and release requirement described above, she would be entitled to receive a total of $420,000 in base salary continuation and approximately $17,600 in COBRA payments under her employment agreement.

Retention Arrangements for the Company’s Executive Officers

In anticipation of the Merger, the Company Board adopted a retention program pursuant to which each of our executive officers would receive a retention bonus contingent upon (a) the consummation of the Merger and (b) the executive officer’s continued service to the Company following the consummation of the Merger for a period ending on the earlier of (x) the 90th day following the consummation of the Merger or (y) an earlier termination of the executive officer’s employment by the Company without “cause” (as defined in the Employment Agreements). If an executive officer incurs a termination of employment other than a termination by the Company without “cause” prior to the 90th day following the Merger, no retention bonus will be paid to such executive officer. The retention bonus amounts for Mr. O’Malley and Mdmes. Reed and Collins are, respectively, $200,000, $110,000 and $50,000.

Parent’s Arrangements with the Company’s Executive Officers

As of the date of this proxy statement, none of the Company’s executive officers has entered into any agreement with Parent or any of Parent’s affiliates regarding employment with the Company and/or any compensation or benefits. However, Parent shall assume the obligations of the Company under the existing Employment Agreements.

Golden Parachute Compensation

This section sets forth information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to our named executive officers. The Merger-related compensation payable to these individuals is the subject of a non-binding, advisory vote of Company Shareholders, as described below in the section “Proposal 2—Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

The estimated value of the payments and benefits that the Company’s named executive officers will receive in connection with the Merger is quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on the following assumptions: (a) that the consummation of the Merger occurs on September 7, 2018 (the latest practicable date determined in accordance with Item 402(t) of Regulation S-K); (b) the Merger Consideration of $4.05 per share; (c) the number of unvested Company Restricted Shares held by the named executive officers as of the date of this proxy statement and (d) an assumption that each of the named executive officers’ employment is terminated by the Company without “cause” or by the executive for “good reason” (each as defined in the Employment Agreements) immediately after the consummation of the Merger. If any of these assumptions is not correct or were to change, the actual amounts, if any, ultimately received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($)	Total ($)
Brian T. O’Malley	221,000(2)	121,500(5)	342,500(8)
Diane D. Reed	116,400(3)	202,500(6)	318,900(9)
Khanh P. Collins	67,600(4)	101,250(7)	168,850(10)
James J. O’Connor (11)	0	0	0

(1)

Although not contingent upon a change in control of the Company, if the employment of Mr. O’Malley or Ms. Reed or Ms. Collins were to be terminated by the Company without cause or by the executive for good reason, in either case, each executive would be entitled to receive certain severance payments, as described in greater detail in “Interests of the Company’s Executive Officers and Directors in the Merger—The Company’s Employment Arrangements with Named Executive Officers,” consisting of two years of continued base salary for Mr. O’Malley and Ms. Collins and one year of continued base salary for Ms. Reed.

(2)

Represents $200,000 attributable to a retention bonus and $21,000 attributable to 24 monthly payments equal to the monthly cost of COBRA coverage for Mr. O’Malley and his eligible dependents based upon his coverage in effect as of the date of this proxy statement and less the monthly contribution amount that an active employee is required to pay for such coverage as of the date of this proxy statement. The retention bonus represents a “single trigger” payment and the monthly payments represent “double trigger” payments. Represents 24 monthly payments equal to the monthly cost of COBRA coverage for Mr. O’Malley and his eligible dependents based upon his coverage in effect as of the date of this proxy statement and less the monthly contribution amount that an active employee is required to pay for such coverage as of the date of this proxy statement. This represents a “double trigger” payment.

(3)

Represents $110,000 attributable to a retention bonus and $6,400 attributable to 24 monthly payments equal to the monthly cost of COBRA coverage for Ms. Reed and her eligible dependents based upon her coverage in effect as of the date of this proxy statement and less the monthly contribution amount that an active employee is required to pay for such coverage as of the date of this proxy statement. The retention bonus represents a “single trigger” payment and the monthly payments represent “double trigger” payments.

(4)

Represents $50,000 attributable to a retention bonus and $17,600 attributable to 24 monthly payments equal to the monthly cost of COBRA coverage for Ms. Collins and her eligible dependents based upon her coverage in effect as of the date of this proxy statement and less the monthly contribution amount that an active employee is required to pay for such coverage as of the date of this proxy statement. The retention bonus represents a “single trigger” payment and the monthly payments represent “double trigger” payments.

(5)	Represents the accelerated vesting of 30,000 Restricted Shares. This represents a “single trigger” arrangement.
(6)	Represents the accelerated vesting of 50,000 Restricted Shares. This represents a “single trigger” arrangement.
(7)	Represents the accelerated vesting of 25,000 Restricted Shares. This represents a “single trigger” arrangement.
(8)	$321,500 of these payments are “single trigger” payments and $21,000 of these payments are “double trigger” payments.
(9)	$312,500 of these payments are “single trigger” payments and $6,400 of these payments are double trigger.
(10)	$151,250 of these payments are “single trigger” payments and $17,600 of these payments are double trigger.
(11)	Mr. O’Connor resigned from his positions as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary on September 15, 2017.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of the Company or its subsidiaries as provided in their organizational documents or in any agreement with the Company or any of its subsidiaries set forth on the Company disclosure letter will survive the Merger and continue in full force and effect.

The Merger Agreement also provides that for a period of six years from the Effective Time, the surviving corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiaries’ organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time set forth on the Company disclosure letter, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its subsidiaries.

The Merger Agreement also provides that for a period of six years from and after the Effective Time, each of Parent and the surviving corporation will indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each current and former director and officer of the Company or any of its subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any reasonable and documented losses in connection with any action in connection with such Indemnified Party’s service as a director or officer of the Company or any of its subsidiaries including an action arising out of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement.

The Merger Agreement also provides that for a period of six years from the Effective Time, the surviving corporation will (and Parent shall cause the surviving corporation to) maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, subject to certain limitations.

Notwithstanding the obligations described above, the Company may (or, if the Parent requests, the Company will) purchase, for effectiveness on the Effective Time, a six year prepaid “tail” policy on terms and conditions providing equivalent or greater benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) whose Company Common Shares are converted into the right to receive cash in the Merger.

This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Company Shareholders. This discussion does not address the consequences of the Merger to Company Shareholders who receive cash pursuant to the exercise of dissenters’ rights. This discussion also does not apply to Company Restricted Shares that become vested in connection with the Merger or to Company Options that are cashed out in connection with the Merger. This discussion applies to a Company Shareholder only if the shareholder holds Company Common Shares as capital assets for U.S. federal income tax purposes, and does not apply to Company Shareholders that are members of a special class of persons subject to special rules, including but not limited to:

•	Shareholders that are not U.S. holders (as defined below);

•	Certain former citizens or former long-term residents of the United States;

•	Dealers or brokers in securities or currencies;

•	Traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	Tax-exempt organizations;

•	Tax-qualified retirement plans;

•	Life insurance companies;

•	Banks or other financial institutions;

•	Mutual funds;

•	Regulated investment companies;

•	Real estate investment trusts;

•	Partnerships (or entities or arrangements taxable as partnerships for U.S. federal income tax purposes);

•	Subchapter S corporations;

•	Company Shareholders that use Company Common Shares as part of a straddle or a hedging or conversion transaction;

•	Company Shareholders that have a functional currency other than the U.S. dollar;

•	Company Shareholders subject to special accounting rules under section 451(b) of the Internal Revenue Code of 1986;

•	Company Shareholders that at any time during the five-year period ending on the date of the Merger owned more than 5% of Company Common Shares;

•	Company Shareholders that acquired Company Common Shares upon the exercise of stock options or otherwise as compensation; or

•	Company Shareholders that hold an equity interest, actually or constructively, in Parent.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, final, temporary and proposed U.S. Treasury Regulations, published rulings and administrative guidance from the Internal Revenue Service (the “IRS”) and court decisions, all as of the date of this proxy statement. These laws and other authorities are subject to change, possibly on a retroactive basis.

This discussion addresses only U.S. federal income taxation and does not address any aspect of non-U.S., state, local, alternative minimum, estate, gift, Medicare or other tax law that may be applicable to a Company Shareholder.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the Merger to U.S. holders of Company Common Shares. The Company does not intend for this discussion to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the IRS may not agree with the tax consequences described in this proxy statement.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Company Common Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Company Common Shares should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to the partner.

This discussion is for general information only and is not tax advice. We urge you to consult with your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the Merger arising under U.S. federal estate, gift or other tax laws or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Company Common Shares that is, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

A trust that (a) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	An estate that is subject to U.S. federal income tax on the estate’s income regardless of its source.

Tax Consequences of the Merger

The exchange of Company Common Shares for cash in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose Company Common Shares are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (a) the amount of cash received with respect to such shares, determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding and Information Reporting” and (b) the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally equals the price the U.S. holder paid for its Company Common Shares less any distributions received that were in excess of the Company’s current and accumulated earnings and profits (but not reduced below zero). Gain or loss will be determined separately for each block of Company Common Shares (i.e., shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss, provided that the U.S. holder’s holding period for each such block of Company Common Shares exceeds one year at the Effective Time, and otherwise will be short-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders are generally subject to U.S. federal income tax at preferential rates. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 24%) with respect to the Merger Consideration, unless the U.S. holder properly establishes an exemption or provides the U.S. holder’s correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. The IRS may impose a penalty upon a U.S. holder that fails to provide a correct taxpayer identification number. U.S. holders are urged to consult their tax advisors regarding the application of backup withholding, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information to the IRS in a timely manner.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, Company Shareholders should consult their own tax advisor regarding the applicability of the rules discussed above and the particular tax effects of the Merger in light of their particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Regulatory Approvals Required for the Merger

The Company and Parent have agreed to cooperate with each other, under the terms and subject to the conditions contained in the Merger Agreement, in connection with obtaining the regulatory approvals required to consummate the Merger, including by determining whether any filings are required to be made with, or governmental consents are required to be obtained from, any governmental entities and timely making or causing to be made all applications and filings as reasonably determined by Parent and the Company as promptly as practicable, to the extent not made prior to the signing of the Merger Agreement. We cannot assure you that any regulatory clearances and approvals will be timely obtained or obtained at all.

Litigation Relating to the Merger

To the Company’s knowledge, as of April 17, 2018, there is no pending litigation against the Company, Parent or Merger Sub relating to the Merger.

THE MERGER AGREEMENT

The following discussion contains certain information about the Merger. The discussion is subject to, and qualified in its entirety by reference to, the Merger Agreement attached as Annex A to this proxy statement and incorporated herein by reference. We urge you to read carefully this entire proxy statement, including the Merger Agreement attached as Annex A, for a more complete understanding of the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this proxy statement or in the public reports of the Company filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The Merger Agreement contains representations and warranties by Parent, on the one hand, and the Company, on the other hand. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations that were negotiated and agreed to by the Company and Parent, respectively. In particular, in your review of the representations and warranties contained in the Merger Agreement, and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally relevant to investors or applicable to reports and documents filed with the SEC, and some were qualified by certain confidential disclosures made by the Company and Parent in connection with the Merger Agreement and certain public filings made by the Company with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement.

For the foregoing reasons, the representations and warranties, or any descriptions of those provisions, should not be read alone or relied upon as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in, or incorporated by reference into, this proxy statement. See “Where You Can Find More Information.” The Company will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

Effects of the Merger; Directors and Officers

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement and in accordance with the OGCL. At the Effective Time, the separate corporate existence of Merger Sub will cease. As the surviving corporation, the Company will continue to exist following the Merger. As a result of the Merger, the surviving corporation will become a direct wholly owned subsidiary of Parent.

At the Effective Time, (i) the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time, which are attached as Exhibit A to the Merger Agreement, shall be the articles of incorporation of the surviving corporation, until thereafter amended or modified as provided therein or by applicable law, except that references to the name of Merger Sub shall be replaced by the name of the Company and (ii) the code of regulations of Merger Sub in effect immediately prior to the Effective Time, which is attached as Exhibit B to the Merger Agreement, shall be the code of regulations of the surviving corporation, until thereafter amended or modified as provided therein or by applicable law, except that references to the name of Merger Sub shall be replaced by the name of the Company.

The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the initial directors of the surviving corporation, each to hold office in accordance with the articles of incorporation and the code of regulations of the surviving corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the surviving corporation. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the initial officers of the surviving corporation, each to hold office in accordance with the articles of incorporation and the code of regulations of the surviving corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the surviving corporation.

Closing and Effective Time of the Merger

The Merger Agreement provides that the closing of the Merger (the “Closing”) will take place on the third business day after the first day on which all of the conditions to the Closing (described in “—Conditions to the Merger” beginning on page 80 of this proxy statement) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time as the Company and Parent may agree in writing.

The Effective Time will occur when the certificate of merger has been duly filed with the Secretary of State of the State of Ohio, or at such later time as may be agreed by the Company, Parent and Merger Sub and set forth in the certificate of merger in accordance with the OGCL.

Merger Consideration; Conversion of Company Common Shares

At the Effective Time, by virtue of the Merger, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration. Each Company Common Share to be converted into the right to receive the Merger Consideration shall be automatically cancelled and shall cease to exist. For information on the treatment of Dissenting Shares in the Merger, see the section below entitled “—Dissenters’ Rights” beginning on page 65 of this proxy statement and the section entitled “Dissenters’ Rights” beginning on page 89 of this proxy statement.

At the Effective Time, the Excluded Shares shall be canceled automatically and shall cease to exist, and no consideration shall be delivered in respect of the Excluded Shares.

Treatment of Company Equity Awards

Company Restricted Shares

At the Effective Time, each Company Restricted Share will be cancelled without any action on the part of the holder thereof in consideration for the right of such holder to receive, without interest, a cash payment equal to the Merger Consideration.

Company Options

At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be cancelled without any action on the part of the holder thereof in consideration for the right of the holder to receive, without interest, a cash payment equal to the product of (a) the number of Company Common Shares subject to such Company Option as of immediately prior to the Effective Time multiplied by (b) the amount by which the Merger Consideration exceeds the exercise price per share of such Company Option. Any Company Option with an exercise price per share that is greater than or equal to the Merger Consideration will be cancelled with no payment due to the holder thereof.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will select and enter into an agreement with a U.S. bank or trust company to act as paying agent (the “Paying Agent”) in connection with the Merger and receive payment of the aggregate Merger Consideration to which Company Shareholders are entitled pursuant to the Merger Agreement. At least one business day prior to the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent, in trust for the benefit of holders of Company Common Shares, cash in U.S. dollars that is sufficient in the aggregate for the Paying Agent to make the payments of the aggregate Merger Consideration in exchange for all of Company Common Shares issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and Excluded Shares).

As promptly as practicable after the Effective Time, and in no event later than the third business day thereafter, the surviving corporation will cause the Paying Agent to mail to each holder of record, as of immediately prior to the Effective Time, of a certificate representing Company Common Shares (“Certificates”) or book-entry shares that immediately prior to the Effective Time represented outstanding Company Common Shares (other than Dissenting Shares and Excluded Shares) whose Company Common Shares were converted into the right to receive the consideration payable in respect thereof pursuant to the Merger Agreement the following:

•

a letter of transmittal, specifying that delivery shall be effected, and risk of loss and title to the Certificates or book-entry shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss together with any required bond or indemnity in lieu thereof) or book-entry shares to the Paying Agent; and

•	instructions for use in effecting the surrender of the Certificates or book-entry shares to the Paying Agent in exchange for the applicable Merger Consideration.

Upon surrender of Certificates (or affidavits of loss together with any required bond or indemnity in lieu thereof) or book-entry shares to the Paying Agent, together with the properly completed letter of transmittal and any other documents as may be required by the Paying Agent, the holder of such Certificates (or affidavits of loss together with any required bond or indemnity in lieu thereof) or book-entry shares shall be entitled to receive a cash amount equal to the product of the number of Company Common Shares represented by the holder’s surrendered Certificates (or affidavits of loss in lieu thereof) or book-entry shares multiplied by the Merger Consideration, and any Certificate surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of a Certificate (or affidavit of loss in lieu thereof) or book-entry shares.

In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificate surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Company Common Shares are presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer and other applicable taxes have been paid or are not applicable.

Any holder of book-entry shares shall not be required to deliver a Certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, each registered holder of one or more book-entry shares, subject to compliance with the terms and conditions in the Merger Agreement, will automatically be entitled to receive, and the Paying Agent will pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than three business days thereafter), an amount in cash equal to the product of the number of such holder’s book-entry shares multiplied by the Merger Consideration.

Until surrendered in the manner contemplated above, each Company Common Share will be deemed to represent at any time after the Effective Time only the right to receive upon such surrender (together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other such documents as may be reasonably required pursuant to the letter of transmittal instructions or by the Paying Agent) the Merger Consideration pursuant to the Merger Agreement, except for Excluded Shares and Dissenting Shares which are described in the section below entitled “—Dissenters’ Rights” beginning on page 65 of this proxy statement and the section entitled “Dissenters’ Rights” beginning on page 89 of this proxy statement.

Any Merger Consideration deposited with the Paying Agent (including the proceeds of any investment thereof) that remains undistributed one year after the Closing date will be delivered to the surviving corporation upon its demand. Thereafter, any holders of Company Common Shares (other than Dissenting Shares) that were issued and outstanding immediately prior to the Merger who have not surrendered their Certificates (or affidavits of loss together with any required bond or indemnity in lieu thereof) or book-entry shares will be entitled to look only to the surviving corporation for payment of their claim for the Merger Consideration upon due surrender of their Certificates (or affidavits of loss together with any required bond or indemnity in lieu thereof) or book-entry shares, in each case subject to applicable abandoned property, escheat or similar law.

At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers on the share transfer books of the surviving corporation of Company Common Shares that were outstanding immediately prior to the Effective Time.

If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the surviving corporation, the posting by such person of a bond in reasonable and customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the product of the number of Company Common Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration (without interest).

The Paying Agent, the Company and its subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under the Merger Agreement taxes that are required to be withheld or deducted with respect to the making of such payment. Any amount so withheld will be remitted to the appropriate governmental entity and be treated for all purposes under the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Dissenters’ Rights

Any Company Common Shares that are held by a holder of record who is entitled to demand and properly demands payment of the fair cash value of such Company Common Shares as a dissenting shareholder pursuant to, and who complies in all respects with, the provisions of Section 1701.85 of the OGCL, will not be converted into the right to receive the Merger Consideration, but will instead at the Effective Time become entitled to receive the fair cash value of such Dissenting Shares in accordance with the provisions of Section 1701.85 of the OGCL and, from the time such dissenting shareholder makes his or her demand until either the termination of the rights and obligations arising from it or the purchase of the Dissenting Shares by the Company, all other rights arising from such shares, including voting and dividend or distribution rights, are suspended, and such holder of record will cease to have any other rights with respect to such Company Common Shares, except as set forth in the Merger Agreement and the OGCL. If any holder of record fails to perfect or otherwise waives, withdraws or loses the right to proceed under Section 1701.85 of the OGCL or a court of competent jurisdiction determines that such holder of record is not entitled to the relief provided by Section 1701.85 of the OGCL, or such holder, with the consent of the Company if required, waives or withdraws the demand for the fair cash value of such holder’s Company Common Shares, then the right of such holder of record to be paid the fair cash value of such holder of record’s Dissenting Shares will be deemed to have been converted at the Effective Time (or at the time such dissenters’ rights are terminated if such termination occurs after the Effective Time) into, and will have become, the right to receive the Merger Consideration. The Company must give Parent prompt written notice of any demands for the fair cash value of Company Common Shares, attempted withdrawals of such demands and any other instruments delivered to the Company pursuant to the OGCL with respect to a demand for the fair cash value of Company Common Shares, and will provide Parent an opportunity to participate in all negotiations and proceedings with respect to any demands under Section 1701.85 of the OGCL. The Company may not, except with the prior written consent of Parent, and prior to the Effective Time, Parent may not, except with the prior written consent of the Company, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Shares.

Adjustments to Prevent Dilution

If the number of Company Common Shares outstanding after the date of signing the Merger Agreement and prior to the Effective Time are changed into a different number of Company Common Shares as a result of a reclassification, recapitalization, reorganization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Company Common Shares) or other similar change with respect to the Company Common Shares with a record date during such period, the Merger Consideration will be equitably adjusted to reflect such change and such adjustment will provide the Company Shareholders the same economic effect as contemplated by the Merger Agreement prior to such action.

Representations and Warranties

Representations and Warranties of the Company

The Merger Agreement contains customary representations and warranties made by the Company to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement, in the disclosure letter delivered by the Company to Parent immediately prior to the execution of the Merger Agreement or in certain SEC reports filed by the Company. In particular, certain of these representations and warranties are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the Company, as further described below in “—Material Adverse Effect”). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the Company did not have actual knowledge.

In the Merger Agreement, the Company made representations and warranties to Parent and Merger Sub regarding, among other things:

•	the Company’s due organization, valid existence, good standing and authority to carry on its businesses;

•	the due organization, valid existence, good standing of the Company’s subsidiaries;

•	the Company’s capitalization, including the number of Company Common Shares and equity-based awards outstanding;

•

the Company’s corporate power and authority to execute and deliver, and perform its obligations under, the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•

the Company Board’s authorization, approval and declaring advisable the execution and delivery of the Merger Agreement, performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, direction that the adoption of the Merger Agreement be submitted as promptly as practicable to a vote at a meeting of Company Shareholders and recommendation that Company Shareholders adopt the Merger Agreement;

•

the absence of violations of, or conflicts with, the Company’s or its subsidiaries’ governing documents, applicable law and certain agreements, as a result of the Company entering into and performing under the Merger Agreement;

•	the governmental consents, approvals, notices and filings required in connection with the transactions contemplated by the Merger Agreement;

•	the proper filing of documents by the Company with the SEC and the accuracy of the information contained in those documents;

•	the conformity with generally accepted accounting principles of the Company’s financial statements filed with the SEC and the absence of certain undisclosed liabilities;

•	internal controls over financial reporting and disclosure controls and procedures;

•	the compliance of this proxy statement with applicable laws and the accuracy of information contained in this proxy statement;

•	the absence of certain undisclosed liabilities not disclosed in the Company’s audited consolidated balance sheet;

•

the Company’s and its subsidiaries’ conduct of business, in all material respects, in the ordinary course of business since January 1, 2017, and the absence of a material adverse effect or certain other changes during such period;

•	the Company’s compliance with laws and its possession of certain franchises, permits and licenses;

•	certain environmental matters;

•	certain employee benefits matters, including matters related to Company benefit plans;

•	the absence of certain investigations or reviews pending with respect to the Company or its subsidiaries;

•	certain tax matters;

•	certain labor and employment matters;

•	matters relating to the Company’s intellectual property;

•	matters relating to the Company’s owned and leased property;

•	compliance with certain material contracts;

•	the receipt of a fairness opinion from Piper Jaffray;

•	the absence of any undisclosed broker’s, finder’s or financial advisor’s fees;

•	the required vote of Company Shareholders to adopt the Merger Agreement;

•	the inapplicability of any anti-takeover law to the Merger;

•	matters relating to the Company’s insurance policies;

•	the absence of undisclosed affiliate arrangements;

•	compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 and the lack of investigation by a government entity; and

•	the quality and safety of the Company’s food and beverage products.

Material Adverse Effect

Many of the Company’s representations and warranties in the Merger Agreement are qualified by, among other things, exceptions relating to the absence of a “Company Material Adverse Effect”, which means, with respect to the Company, any fact, development, circumstance, change, event, occurrence or effect (each, an “Effect”) that, individually or taken together with all other Effects, (a) have a material adverse effect on the financial or other condition, business properties, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole, or (b) would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger, except that, solely with respect to clause (a) above, none of the following, and no Effect arising out of or relating to the following to the extent occurring after the date of the Merger Agreement, will constitute a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

•	changes in the economy in the United States or elsewhere in the world;

•	changes that affect any of the industries in which the Company or its subsidiaries operate;

•	changes in the financial, credit or capital markets generally in the United States or elsewhere in the world, including changes in interest or exchange rates;

•

changes in law, applicable regulations of any governmental entity, generally accepted accounting principles, or any changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing;

•

the execution, public announcement or pendency of the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators;

•

acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any weather-related events, force majeure events or natural disasters;

•	any action taken by the Company or its subsidiaries at the written request or with the written consent of Parent;

•	any decline in the market price, or change in trading volume, of any capital stock of the Company, in each case in and of itself; and

•	any failure, in and of itself, by the Company and its subsidiaries to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position;

except, with respect to the first, second, third, fourth and sixth bullets above, such exceptions will not apply to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, and in such cases only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

Representations and Warranties of Parent and Merger Sub

The Merger Agreement also contains customary representations and warranties made by Parent and Merger Sub to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure letter delivered by Parent to the Company. In particular, certain of these representations and warranties are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of Parent did not have actual knowledge. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, valid existence, good standing (where recognized under applicable law) and authority to carry on their businesses;

•

their corporate or similar power and authority to execute and deliver, and perform their obligations under, the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

•

the absence of violations of, or conflicts with, the Company’s or its subsidiaries’ governing documents, governmental orders, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement;

•	the absence of certain investigations or reviews pending with respect to the Parent or Merger Sub or any of their respective properties or assets;

•	the accuracy and completeness of information provided by Parent and Merger Sub for inclusion or incorporation in this proxy statement;

•	the absence of certain legal proceedings, investigations and governmental orders against Parent and Merger Sub;

•	the execution, delivery, enforceability and sufficiency of the Equity Commitment Letter, and the absence of any breach or default under the Equity Commitment Letter;

•	Parent’s and Merger Sub’s financial capacity and sufficiency of funds to consummate the Merger and to pay the Merger Consideration and related fees and expenses;

•	the absence of any undisclosed broker’s or finder’s fee;

•	the capitalization, ownership and operations of Merger Sub;

•	the absence of any contract, arrangement or understanding pursuant to which any shareholder of the Company would receive consideration different in amount or nature than the Merger Consideration;

•	the lack of ownership of any of the Company’s securities by Parent, Merger Sub or any of their respective subsidiaries; and

•

the absence of a vote of the stockholders of Parent in connection with the Merger, and the absence of a requirement by any applicable law or the Parent’s organizational documents to obtain such a vote.

The representations and warranties in the Merger Agreement of each of the Company, Parent, and Merger Sub will not survive the Effective Time.

Conduct of the Company’s Business Pending the Merger

Under the Merger Agreement, the Company has agreed to certain restrictions on the operation of its business until the earlier of the Effective Time and the termination of the Merger Agreement. In general, the Company and its subsidiaries will carry on its business in the ordinary course of business consistent with past practice, use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships, including its relations and goodwill with governmental entities, customers, suppliers, distributors, licensors, contractors, creditors and lessors and keep available the services of its officers and key employees as of the date of signing the Merger Agreement. In addition, except as required by applicable law, as may be consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), as contemplated, required or permitted under the Merger Agreement, or as specifically disclosed in the Company disclosure letter, the Company will not, and will not permit its subsidiaries to:

•	amend, adopt any amendment or otherwise change its articles of incorporation, code of regulations or any similar organizational document;

•

adjust, split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock or other ownership interests of the Company or any of its subsidiaries or modify the terms of any shares of its capital stock;

•

issue, sell, authorize, deliver, pledge, grant, transfer, encumber or otherwise dispose of any of its capital stock or any ownership interests of its subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, commitments or rights of any kind to acquire, any shares of capital stock of the Company or any ownership interests of its subsidiaries, other than (a) the issuance of Company Common Shares upon the exercise of Company Options outstanding as of March 6, 2018, (b) in satisfaction of obligations pursuant to such Company benefit plans existing as of such date in accordance with their terms as of the date of the Merger Agreement, (c) by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company and (d) pursuant to net settlements or exercises of outstanding Company Options or Company Restricted Shares in satisfaction of the exercise price and/or tax withholding relating to such award solely to the extent required or permitted by any Company benefit plan as in effect on the date of the Merger Agreement;

•

directly or indirectly acquire, repurchase or redeem any securities, except for transactions between the Company and any of its direct or indirect wholly owned Subsidiaries and except pursuant to net settlements or exercises of outstanding Company Options or Company Restricted Shares in satisfaction of the exercise price and/or tax withholding relating to such award solely to the extent required or permitted by any Company benefit plan as in effect on the date of the Merger Agreement;

•

declare, set aside, establish a record date for, authorize or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the capital stock of the Company or any of its subsidiaries, or make any other actual, constructive deemed distribution in respect of such capital stock (except cash dividends or other distributions paid by any direct or indirect wholly-owned subsidiary of the Company to the Company or to any other direct or indirect wholly owned subsidiary of the Company);

•

make any acquisition (whether by merger, consolidation, or acquisition of stock or assets or otherwise) of any interest in any person or any division or assets thereof (other than inventory in the ordinary course of business);

•

acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property, or amend, modify, waive, or terminate any real property lease, or enter into any real property lease;

•	enter into any understanding, arrangement or contract with respect to the voting or registration of the shares of the Company’s or its subsidiaries’ capital stock;

•	enter any new line of business outside of its existing business as of the date of the Merger Agreement;

•

sell, transfer, lease, license or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise), any corporation, partnership or other business organization or division thereof or any property or assets (including any intellectual property of the Company) of the Company or its subsidiaries outside the ordinary course of business, consistent with past practice;

•	other than the Special Meeting, convene any special meeting (or any adjournment thereof) of Company Shareholders;

•

make any loans, advances or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly-owned subsidiary of the Company) other than loans, advances, capital contributions or investments pursuant to contracts in effect as of the date of the Merger Agreement in accordance with their terms as of the date of the Merger Agreement;

•

incur, assume, suffer or modify the terms of any indebtedness or issue any debt securities, other than (a) trade payables incurred in the ordinary course of business consistent with past practice, and (b) indebtedness under the Company’s existing credit facilities in an amount that does not exceed $1,000,000; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of wholly owned subsidiaries of the Company or; mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any lien thereon (other than permitted liens) in an amount that does not exceed $500,000 individually or in the aggregate;

•

settle, release, assign, waive or compromise any pending or threatened claim, action, suit, litigation, proceeding or investigation against the Company or any of its subsidiaries other than settlements or compromises for any action that is reflected or reserved against in the audited company balance sheet;

•

transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (a) sale of inventory in the ordinary course of business, consistent with past practice, (b) dispositions of assets no longer used in the operation of the business, (c) sales that are not material to the Company or (d) factoring of accounts receivable;

•	enter into or adopt any “poison pill” or similar stockholder rights plan;

•

except as required by any existing agreements, any Company benefit plan, or applicable law, (a) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers or any other employee of the Company and its subsidiaries whose base salary is greater than $50,000 per annum, (b) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to employees of the Company and its subsidiaries that are not described in the foregoing clause (a), (c) except in the ordinary course of business, establish, adopt, enter into or materially amend any Company benefit plan or plan, agreement or arrangement that would have been a Company benefit plan had it been in effect on the date of the Merger Agreement, other than adopting any amendments required by law or to maintain the tax qualified or registered status of any Company benefit plan; provided, that, in any case, the Company shall not establish or adopt any change in control, transaction bonus, equity or equity-based, retirement or severance plan, program or arrangement and severance arrangements for new hires consistent with those of Company employees holding a similar position, or (d) terminate the employment of any employee whose base salary is greater than $100,000, other than for cause or hire any employee whose base salary is greater than $100,000;

•

incur, authorize or commit to incur any capital expenditures other than consistent with the capital expenditure budget set forth in the Company disclosure letter previously provided to Parent; enter into, modify, amend, extend, fail to perform the terms of or terminate any contract which if entered into prior to the date of the Merger Agreement would be a material contract if it had been in effect as of the date of the Merger Agreement or any material contract; engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; effectuate a plant closing or mass layoff; or waive, release, grant or transfer any right of material value;

•

adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation or other reorganization of the Company or any of its subsidiaries (other than the Merger);

•	except as may be required by a change in generally accepted accounting principles (“GAAP”), make any change in its financial accounting principles, policies, or practices;

•

make or change any material tax election, change any material annual tax accounting period, adopt or change any material method of tax accounting, amend any tax returns or settle any material tax claim; or

•	agree, resolve, authorize or commit, in writing or otherwise, to do or take any of the foregoing prohibited actions.

Nothing contained in the Merger Agreement gives Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company

will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its operations.

Non-Solicitation of Acquisition Proposals

Non-Solicitation of Acquisition Proposals

Except as expressly permitted by the Merger Agreement, from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, the Company and its subsidiaries shall not, and the Company shall direct and cause its representatives not to, directly or indirectly:

•

initiate, solicit, propose, or knowingly encourage, facilitate or assist, any inquiry or the making of any proposal or offer that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to, or provide any non-public information or data concerning the Company or its subsidiaries or afford access to the business, properties, assets, books, records or any personnel of the Company or any of its subsidiaries (other than Parent, Merger Sub or any of their respective designees) relating to, an Acquisition Proposal;

•	approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; or

•

enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal.

Under the Merger Agreement, “Acquisition Proposal” means any inquiry, proposal or offer made by any person (other than Parent or Merger Sub) for (a) a merger, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company (other than the Merger), (b) the direct or indirect acquisition by any person of twenty percent (20%) or more of the assets of the Company and its subsidiaries, on a consolidated basis, or (c) the direct or indirect acquisition by any person of twenty percent (20%) or more of the voting power of the outstanding Company Common Shares, including any tender offer or exchange offer that if consummated would result in any person beneficially owning twenty percent (20%) or more of the voting power of the outstanding Company Common Shares.

Existing Discussions

Except as expressly permitted by the Merger Agreement, promptly following the date of the Merger Agreement (a) the Company has agreed to immediately cease and cause to be terminated any activities, discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any person and its representatives relating to an Acquisition Proposal and (b) the Company has agreed to request that each person (other than Parent and its representatives) that has, prior to the date of the Merger Agreement, executed a confidentiality agreement in connection with its consideration of acquiring the Company to, in accordance with the terms of such confidentiality agreement, promptly return or destroy all non-public information furnished to such person by or on behalf of the Company or its subsidiaries prior to the date of the Merger Agreement.

Notice

The Company is required to (a) promptly (but in any event within 24 hours) notify Parent of the receipt of any Acquisition Proposal, the identity of the person making such Acquisition Proposal and the material terms of such Acquisition Proposal, and deliver to Parent unredacted copies of any documents received in connection with such Acquisition Proposal, (b) promptly (but in any event within 24 hours) notify Parent of any material developments with respect to such Acquisition Proposal and (c) contemporaneously make available to Parent and Merger Sub any confidential information concerning the Company or its subsidiaries that is provided to any person given such access that was not previously made available to Parent or Merger Sub.

Fiduciary Exception

Notwithstanding the anything to the contrary set forth in the Merger Agreement, from the date of the Merger Agreement until Company Shareholders approve the Merger Agreement, if the Company receives a bona fide unsolicited Acquisition Proposal from any person that was not received as a result of a breach of the Company’s non-solicitation obligations, the Company and its representatives may, subject to the Company providing prior notice to Parent:

•	contact such person to clarify the terms and conditions of such bona fide unsolicited Acquisition Proposal;

•

provide information (including any non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of the Company and its subsidiaries to such person pursuant to an executed confidentiality agreement containing terms as to confidentiality that are no less favorable to the Company in the aggregate than those contained in the confidentiality agreement between the Company and GP Investments, Ltd.; and

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with such person with respect to such Acquisition Proposal;

in each case if and only to the extent that, prior to taking such action the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal, or would reasonably be expected to result in, a Superior Proposal and that the failure to take the foregoing actions would be inconsistent with its fiduciary duties pursuant to applicable law.

Under the Merger Agreement, a “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term, to the extent applicable, changed from 20% to 50%) that did not result from a breach of the Company’s non-solicitation obligations and that the Company Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) would, if consummated, be more favorable, from a financial point of view, to Company Shareholders (in their capacity as such) than the Merger, taking into account among other things all of the terms and conditions of such Acquisition Proposal (including the financing, likelihood and timing of consummation of the transaction contemplated by such Acquisition Proposal) and the Merger Agreement (including any changes to the terms of the Merger Agreement committed to by Parent to the Company in writing in response to such Acquisition Proposal under the applicable provisions of the Merger Agreement).

No Change in Board Recommendation; No Entry into Alternative Transactions

No Change in Board Recommendation; No Entry into Alternative Transactions

In the Merger Agreement, the Company Board agreed to make the Company Board recommendation to Company Shareholders. Subject to certain exceptions described below, the Company Board may not:

•

change, withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent or Merger Sub, the Company Board recommendation;

•	fail to include in this proxy statement the Company Board recommendation;

•	approve or recommend, or publicly propose to approve or recommend an Acquisition Proposal to Company Shareholders;

•

fail to publicly reaffirm the Company Board recommendation within ten business days of the occurrence of a material event or development and after Parent so requests in writing (or, if the Special Meeting is scheduled to be held within ten business days, then within one business day after Parent so requests in writing);

•

if any Acquisition Proposal structured as a tender offer or exchange offer is commenced, fail to recommend against acceptance of such tender offer or exchange offer by Company Shareholders, including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by Company Shareholders within ten business days of commencement of such tender or exchange offer, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be prohibited; or

•	authorize, adopt, approve or propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit the Company to enter into any alternative acquisition agreement.

Fiduciary Exception

Notwithstanding anything to the contrary set forth in the Merger Agreement, the Company Board may effect a change of recommendation if the Company Board determines in good faith (after consultation with its outside legal counsel) that, (a) as a result of a development or effect that occurs or arises after the execution and delivery of the Merger Agreement (other than a Superior Proposal or effect that otherwise relates to an Acquisition Proposal) that was not known to, or reasonably foreseeable by, the Company Board prior to the execution and delivery of the Merger Agreement (an “Intervening Event”), and (b) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that:

•

the Company shall have provided prior written notice to Parent of the Company Board’s intention to take such actions at least three business days in advance of taking such action, which notice shall describe the Intervening Event in reasonable detail; and

•

after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such three business day period, to make such adjustments in the terms and conditions of the Merger Agreement that would cause the Company Board to no longer believe that it would be inconsistent with the directors’ fiduciary duties under applicable law not to effect the change of Company Board recommendation, and by 5:00 PM Eastern Time on the last business day of such three business day period, the Company Board has determined in good faith after consultation with outside counsel that it would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the change of Company Board recommendation, if such changes offered in writing by Parent were given effect.

In addition, except as set forth in the Merger Agreement, the Company Board may, if the Company receives a bona fide Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, terminate the Merger Agreement and enter into, the alternative acquisition agreement associated with such Superior Proposal; provided, however, that:

•

the Company shall have provided prior written notice to Parent of the Company Board’s intention to take such actions at least three business days in advance of taking such action (or two business days in the case of any material modification of a Superior Proposal that is the subject of a prior notification under this clause), which notice shall specify, as applicable, the material terms of the Acquisition Proposal received by the Company that could reasonably result in a Superior Proposal, including a copy of the most current version of the relevant proposed transaction agreements and the identity of the party making the Acquisition Proposal and other material documents (including any financing commitments with respect to such Acquisition Proposal);

•	after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such three business day or two business day period, as the case may be, to make such adjustments in the terms and conditions of the Merger Agreement as would cause the Company Board to no longer believe that it would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the change of Company Board recommendation;

•

the Company Board shall have considered in good faith any changes to the Merger Agreement or other arrangements that may be offered in writing by Parent by 5:00 PM Eastern Time on the last business day of such three business day or two business day period, as the case may be, and shall have determined in good faith, after consultation with outside counsel and its financial advisors, that (a) Parent has not made an offer that is at least as favorable, taken as a whole, to the Company Shareholders as such Acquisition Proposal and (b) the bona fide Acquisition Proposal received by the Company would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by Parent were given effect; and

•	the Company pays the Company Termination Fee in accordance with procedures set forth in the Merger Agreement.

Certain Permitted Disclosure

Nothing contained in the Merger Agreement will be deemed to prohibit the Company, the Company Board or any committee of the Company Board from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to Company Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), or making any “stop-look-and-listen” communication to Company Shareholders within ten business days after commencement of any tender offer.

Company Shareholders Meeting

The Company will take all necessary actions in accordance with applicable Law, the organizational documents of the Company and the applicable rules of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold a Special Meeting as promptly as reasonably practicable after confirmation by the SEC that the SEC has no further comments on the Proxy Statement.

The Special Meeting will be held on a date selected by the Company in consultation with Parent for the purpose of (a) voting on the approval and adoption of the Merger Agreement and the Merger, and (b) seeking non-binding, advisory approval of certain compensation that will or may become payable to the Company’s named executive officers in connection with the consummation of the Merger. The Company has agreed to use its reasonable best efforts to submit the Merger Agreement for adoption by the Company Shareholders at the Special Meeting and obtain the approval and adoption thereof. Notwithstanding anything to the contrary contained in the Merger Agreement, the Company may adjourn, recess, reconvene or postpone the Special Meeting if after consultation with Parent, the Company Board (or a committee thereof) has determined (after consultation with outside legal counsel) that it is required by applicable law to postpone or adjourn the Special Meeting to ensure that any required supplement or amendment to this proxy statement is provided to Company Shareholders within a reasonable amount of time in advance of the Special Meeting, or after consultation with Parent, if as of the time for which the Special Meeting is originally scheduled (as set forth in this proxy statement) there are insufficient Company Common Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting.

Filings; Other Actions; Notification

General Obligations

As a general matter, the Company, Parent and Merger Sub will use their best efforts to take or cause to be taken all actions, and do or cause to be done and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Merger or any of the other transactions contemplated by the Merger Agreement as soon as practicable, including (a) causing the conditions to the Merger as described below under “—Conditions to the Merger,” beginning on page 80 of this proxy statement, to be satisfied, (b) obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from governmental entities and the making of all necessary registrations, declarations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity, (c) obtaining of all necessary consents, approvals or waivers from, and delivering of all necessary notifications to, third parties, (d) defending any lawsuits or other actions whether judicial or administrative challenging the Merger Agreement or the consummation of the Merger and (e) executing and delivering any additional instruments reasonably necessary to consummate the Merger.

Efforts to Complete the Merger

The Company and Parent have agreed to cooperate with each other, under the terms and subject to the conditions contained in the Merger Agreement, in connection with obtaining the regulatory approvals required to consummate the Merger, including by:

•

determining whether any filings are required to be made with, or governmental consents are required to be obtained from, any governmental entities (including in any foreign jurisdiction in which the Company or its subsidiaries operate any business);

•

timely making or causing to be made all applications and filings as reasonably determined by Parent and the Company as promptly as practicable, to the extent not made prior to the signing of the Merger Agreement; and

•

supplying as promptly as practicable such information, documentation, other material or testimony that may be requested by any governmental entity, documents or other materials received by Parent or the Company or any of their respective subsidiaries from the Federal Trade Commission or the Department of Justice, or any other governmental entity in connection with such applications or filings or the Merger.

Financing

The obligation of Parent and Merger Sub to effect the Merger and the other transactions contemplated by the Merger Agreement is not contingent upon the receipt by Parent of any financing.

The Company has agreed to use its reasonable best efforts and to cause each of its subsidiaries to use its respective reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub or the financing sources to assist them in causing any conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent or Merger Sub or the financing sources in connection with Parent and Merger Sub obtaining the Debt Financing (so long as such cooperation does not unreasonably interfere with the conduct of the business of the Company or its subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its subsidiaries.

None of the Company or its subsidiaries will be required to enter into any definitive agreement that is not contingent on the occurrence of the Effective Time or give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time. Parent will promptly reimburse the Company, upon its request, for all reasonable and documented out-of-pocket expenses in connection with the Equity Financing and the Debt Financing and will indemnify and hold harmless the Company and its subsidiaries or any of their respective directors, officers, employees and other representatives from any and all losses suffered or incurred by them in connection with their cooperation in arranging the Debt Financing or the provision of information utilized in connection therewith, subject to certain exceptions.

Employee Matters

For a period of one year following the Effective Time (but not beyond the termination of the applicable individual’s employment with the Company and its subsidiaries), Parent will provide, or will cause to be provided, to each individual that is an employee of the Company or its subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”), (a) a base salary or hourly wage and bonus opportunities (excluding for such purposes any equity-based compensation, change in control payments, or retention or similar payments) that are at least equal to those that were provided to such Continuing Employee immediately prior to the Effective Time and (b) employee benefits (excluding for such purposes any equity-based compensation, change in control payments, or retention or similar payments) that are at least as favorable, in the aggregate, to either (i) the compensation and benefits that were provided to such employee immediately prior to the Effective Time and (ii) the compensation and benefits that are provided to an employee of Parent or an affiliate thereof (other than the surviving corporation and its subsidiaries) in a similar position. Without limiting the generality of the foregoing, in the event that the employment of any Continuing Employee is terminated during the one-year period following the Effective Time, Parent will provide, or will cause the surviving corporation and its subsidiaries to provide, to such Continuing Employee severance benefits that are no less favorable than the severance benefits to which such Continuing Employee would have been entitled under the applicable Company benefit plan as in effect immediately prior to the Effective Time.

Without limiting the generality of the foregoing, for all purposes (including purposes of vesting, eligibility to participate, and level of benefits) under the employee benefit plans of Parent and its affiliates providing benefits to any Continuing Employee after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar Company benefit plan in which such Continuing Employee participated. For purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability and/or life benefits to any Continuing Employee (or his or her covered dependents) (collectively, the “Parent Welfare Plans”), Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and limitations, waiting requirements and actively-at-work requirements of such Parent Welfare Plan to be waived for such Continuing Employee and his or her covered dependents, and shall use commercially reasonable efforts to cause all eligible expenses incurred by such Continuing Employee and his or her covered dependents under the corresponding Company benefit plan during the portion of the plan year of such Company benefit plan ending on the date such Continuing Employee’s participation in the corresponding Parent Welfare Plan begins to be credited under such Parent Welfare Plan for purposes of satisfying all deductible, copayment, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the initial year of participation as if such amounts had been paid in accordance with such Parent Welfare Plan.

Shareholder Litigation

The Company will provide Parent with prompt notice of all litigation in connection with, arising from or related to the Merger Agreement (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation; consult with Parent with respect to the defense, settlement and prosecution of any such litigation; and consider in good faith Parent’s advice with respect to any such litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any such litigation unless Parent has consented thereto in writing (which consent shall be in Parent’s sole discretion).

Indemnification; Directors’ and Officers’ Insurance

The surviving corporation, Parent and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its subsidiaries as provided in their respective articles of incorporation or code of regulations or other organizational documents or in any agreement with the Company or any of its subsidiaries set forth on the Company disclosure letter, and such obligations shall survive the Merger and shall continue in full force and effect.

For a period of six years from the Effective Time, the surviving corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiaries’ articles of incorporation and code of regulations or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time set forth on the Company disclosure letter, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its subsidiaries. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the surviving corporation and its subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in respect of the provisions relating to indemnification and insurance of directors and officers.

For a period of six years from and after the Effective Time, each of Parent and the surviving corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each Indemnified Party against any reasonable and documented costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its subsidiaries (or acts or omissions in connection with such Indemnified Party’s service as officer or director of the Company or any of its subsidiaries), including, without limitation, an action arising in whole or in part out of, or pertaining to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, whether in any case asserted or arising before or after the Effective Time.

For a period of six years from the Effective Time, the surviving corporation shall (and Parent shall cause the surviving corporation to) maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time. In satisfying its foregoing obligations, the surviving corporation will not be obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year (such 250% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier.

Notwithstanding the obligations described above, the Company may (or, if the Parent requests, the Company will) purchase, for effectiveness on the Effective Time, a six year prepaid “tail” policy on terms and conditions providing equivalent or greater benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the Merger and the other transactions contemplated by the Merger Agreement. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, the surviving corporation shall (and Parent will cause the surviving corporation to) cause such policy to be maintained in full force and effect, for its full term.

Each of the Indemnified Parties will have the right to enforce the provisions of the Merger Agreement relating to their indemnification as third-party beneficiaries of such provisions and the obligations of Parent and the surviving corporation under such provisions will not be terminated or modified in any manner that could adversely affect any Indemnified Party without such Indemnified Party’s consent.

Expenses

Subject to certain exceptions in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated. All filing fees and similar charges payable to a governmental entity in connection with obtaining any consents, shall be borne by Parent.

Notification of Certain Matters

The Company, Parent and Merger Sub have agreed to give prompt written notice to the others of (x) any notice or other communication received by such party from any governmental entity in connection with the Merger Agreement or the Merger or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by the Merger Agreement (if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the surviving corporation or Parent), or (y) any litigation in connection with, arising from or related to the Merger Agreement. The Company shall give prompt notice to Parent and Merger Sub of (a) any change, condition, circumstance or event that results or could reasonably be expected to result in the Company failing to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement, or (b) the discovery of any fact or circumstance that, or the occurrence, or non-occurrence, of any event which would cause or result in any of the conditions to the obligation of the Company, Parent or Merger Sub to effect the Merger as described below under “—Conditions to the Merger,” beginning on page 80 of this proxy statement, not to be satisfied or the satisfaction of those conditions materially delayed.

Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in the Merger Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to the Merger Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger described below under “—Conditions to the Merger,” beginning on page 80 of this proxy statement, to fail to be satisfied at the Closing.

Other Agreements

The Merger Agreement contains certain other covenants and agreements between the Company, Parent and Merger Sub, including covenants and agreements relating to:

•	the Company’s agreement to provide Parent and Merger Sub reasonable access to its books and records upon written request;

•	cooperation by the Company with Parent to use its reasonable best efforts to delist Company Common Shares from NASDAQ and to deregister Company Common Shares under the Exchange Act;

•	cooperation between the Company and Parent in connection with public announcements relating to the Merger or the other transactions contemplated by the Merger Agreement;

•

the Company’s agreement that the Company and the Company Board (or a committee thereof) will take such steps as may be reasonably necessary or advisable to cause the transactions contemplated by the Merger Agreement and any dispositions of Company equity securities (including derivative securities) pursuant to the Merger Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

Parent’s agreement to cause Merger Sub and the surviving corporation to comply with their obligations under the Merger Agreement and Merger Sub’s agreement not to engage in any activities except as provided in or contemplated by the Merger Agreement; and

•	the agreement that the Company, the Company Board, Parent and Merger Sub will use their reasonable best efforts to ensure that no takeover statute is or becomes applicable to the Merger.

Conditions to the Merger

Each of the Company’s, Parent’s and Merger Sub’s obligation to consummate the Merger is subject to the satisfaction or (to the extent permitted by law) waiver by the Company and Parent at or prior to the Effective Time of each of the following conditions:

•

no governmental entity having jurisdiction over the Company or any of its subsidiaries shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement; provided that each party shall use reasonable best efforts to cause such order to be lifted;

•	the Merger Agreement having been duly approved and adopted by Company Shareholders; and

•	the Company having received the consents or approvals from the applicable governmental entities set forth in the Company disclosure letter, if any.

The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Parent, on or prior to the date of Closing of the following conditions:

•

the representations and warranties of the Company relating to the organization and capitalization of its subsidiaries and its capital structure being true and correct in all respects, except for de minimis inaccuracies, as of the date of signing of the Merger Agreement and as of the date of Closing, as though made on and as of the date of Closing (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date);

•

the representations and warranties of the Company relating to its organization and qualification, corporate authority and approval, the absence of certain changes since January 1, 2017, finder’s or broker’s fees and the vote required to approve the Merger Agreement being true and correct in all respects, as of the date of signing of the Merger Agreement and as of the date of Closing, as made on and as of the date of Closing (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date);

•

each of the other representations and warranties of the Company other than those referred to in the first two bullets above being true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualifications contained therein, as of the date of signing of the Merger Agreement and as of the date of Closing, as though made on and as of the date of Closing (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•

the Company having performed and complied in all material respects with all covenants and obligations of the Merger Agreement required to be performed and complied with by it under the Merger Agreement at or prior to the Closing;

•	since the date of the Merger Agreement there having not been a Company Material Adverse Effect; and

•

Parent having received a certificate of the Company, signed by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in preceding five bullets have been satisfied.

The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the date of Closing of the following conditions:

•

each of the representations and warranties of Parent set forth in the Merger Agreement having been true and correct in all material respects, without regard to any “materiality” qualifications contained therein, as of the date of signing the Merger Agreement and as of the date of Closing, as though made on and as of the date of Closing (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the Merger or ability of Parent and Merger Sub to perform their respective obligations under the Merger Agreement;

•

each of Parent and Merger Sub having performed and complied in all material respects with all obligations and covenants required to be performed and complied with by it under the Merger Agreement at or prior to the Closing date; and

•	the Company having received a certificate of Parent, signed by a senior executive officer of Parent, certifying that the conditions set forth in the preceding two bullets have been satisfied.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time under the following circumstances:

•	by mutual written consent of Parent, Merger Sub and the Company;

•	by either Parent or the Company:

•

if the Merger has not been consummated by 11:59 p.m., Eastern Time on September 7, 2018; except that this right to terminate the Merger Agreement will not be available to Parent, Merger Sub or the Company if such party has breached any representations or warranties set forth in the Merger Agreement, or such party’s failure to fulfill any of its obligations under the Merger Agreement has been a principal cause of, or primarily resulted in, the failure to consummate the Merger by September 7, 2018, or the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in the Merger Agreement prior to such date;

•

if the Merger Agreement has been submitted to Company Shareholders for approval and adoption at the Special Meeting (or adjournment or postponement thereof), the Special Meeting has been completed and the approval and adoption of the Merger Agreement by Company Shareholders is not obtained upon a vote taken thereon;

•

if any statute, rule or regulation shall have been enacted or promulgated by any governmental entity of competent jurisdiction that prohibits, makes illegal or enjoins the consummation of the Merger; or

•	if any permanent order restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger, and such order has become final and nonappealable.

Notwithstanding the foregoing, the right to terminate the Merger Agreement pursuant to the third and fourth bullet above will not be available to any party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such order, action, statute, rule or regulation.

•	by Parent:

•	if the Company Board makes a change of recommendation or the Company commits a willful and material breach of its non-solicitation obligations or its obligation to hold a Special Meeting; or

•

if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (a) would give rise to the failure of a condition to the obligations of Parent and Merger Sub to consummate the Merger and (b) is incapable of being cured by September 7, 2018, or, if capable of being cured by such date, has not been cured by the Company within thirty days after the Company’s receipt of written notice of such breach from Parent.

•	by the Company:

•

if the Company receives a bona fide Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, provided the Company gives notice to Parent, negotiates in good faith with Parent to make adjustments to the terms of the Merger Agreement, has considered in good faith any changes to the Merger Agreement offered by Parent and pays the Company Termination Fee; or

•

if Parent breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (a) would give rise to the failure of a condition to the obligations of the Company to consummate the Merger and (b) is incapable of being cured by September 7, 2018, or, if capable of being cured by such date, has not been cured by Parent within thirty days after Parent’s receipt of written notice of such breach from the Company.

Termination Fee; Parent Expenses

The Company will pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent an amount equal to $3,261,000 (the “Company Termination Fee”) if:

•

the Merger Agreement is validly terminated by the Company in connection with a Superior Proposal, subject to such requirements in the Merger Agreement, in which case the Company shall make such payment concurrently with such termination;

•

the Merger Agreement is validly terminated by Parent pursuant to a change in Company Board recommendation or a willful and material breach by the Company of its non-solicitation obligations or its obligation to hold the Special Meeting, in which case payment shall be made within three business days of such termination; or

•

(a) an Acquisition Proposal has been made or proposed to the Company or otherwise publicly announced (and is not withdrawn), (b) the Merger Agreement has been validly terminated by either Parent or the Company due to the Merger not being consummated by 11:59 p.m., Eastern Time on September 7, 2018 or the failure of the Company Shareholders to approve the Merger Agreement at the Special Meeting, or is terminated by Parent because the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement and such breach or failure gives rise to a failure of a condition to the obligations of Parent to consummate the Merger and such breach is incapable of being cured by September 7, 2018 or has not been cured within thirty days of receipt of such notice, and (c) within twelve months following the date of such termination, the Company enters into a contract for or relating to, or otherwise consummates any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (a)), in which case payment shall be made within three business days of the date on which the Company enters into such contract or consummates such Acquisition Proposal.

If the Merger Agreement is validly terminated by either Parent or the Company following the failure of the Company Shareholders to approve the Merger Agreement, then the Company must concurrently with such termination pay or cause to be paid to Parent or its designee an amount equal to that required to reimburse Parent, Merger Sub and their respective affiliates for all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby in an amount not to exceed the Parent Expenses by wire transfer of immediately available funds. To the extent that Parent Expenses are paid and the Company Termination Fee is subsequently due pursuant to the third bullet above, the amount of Parent Expenses actually paid shall be deducted from the amount due pursuant to the Company Termination Fee.

Following receipt by Parent of the Company Termination Fee in accordance with the Merger Agreement, the Company shall have no further liability with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement to Parent or Merger Sub. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events.

Remedies

No termination of the Merger Agreement will relieve any of the Company, Parent or Merger Sub of liability for a willful and material breach by any party to perform its obligations, a willful and material breach by any party of its representations or warranties contained in the Merger Agreement or fraud.

Under the Merger Agreement, “willful and material breach” means a material breach that is a consequence of any action undertaken by the breaching party with the actual knowledge at the time it took such action that the taking of such action would, or would reasonably be expected to, cause a breach of the Merger Agreement.

Under the Merger Agreement, “fraud” means common law fraud that is committed with actual (as opposed to imputed or constructive) knowledge of falsity and with the intent to deceive or mislead (as opposed to reckless indifference to the truth) another who is relying thereon.

In the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement (including Parent’s and Merger Sub’s obligation to pay the Merger Consideration upon satisfaction of the conditions set forth in the Merger Agreement), the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to a decree or order of specific performance or other equitable relief, and an injunction restraining such breach or threatened breach. If a non-breaching party commences an action that results in a judgment against a breaching party to the Merger Agreement, then the breaching party will pay or cause to be paid to the non-breaching party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the non-breaching party in connection with such action.

In addition, Parent, Merger Sub and the Company each agree that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Under the Merger Agreement, neither Parent, Merger Sub and the Company nor any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in in this paragraph and the preceding paragraph, and each of Parent, Merger Sub and the Company irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Amendment and Waiver

The Merger Agreement may be amended at any time by the Company, Parent or Merger Sub at any time prior to the Effective Time, whether before or after the approval and adoption of the Merger Agreement by Company Shareholders, so long as (a) no amendment that requires further Company Shareholder approval under applicable laws after the Company Shareholder vote is made without such required further Company Shareholder approval and (b) such amendment has been duly approved by the Company Board of directors of each of Parent, Merger Sub and the Company. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may extend the time for the performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered under the Merger Agreement, or, subject to applicable laws, waive compliance with any of the covenants or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights. In order to be effective, any termination or amendment of the Merger Agreement requires the prior approval of that action by the board of directors of each party seeking to terminate or amend the Merger Agreement and any extension or waiver of any obligation under the Merger Agreement or condition to the consummation of the Merger Agreement requires the prior approval of a duly authorized officer or the board of directors of the party or parties entitled to extend or waive that obligation or condition.

No Third-Party Beneficiaries

The Merger Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties to the Merger Agreement and their respective successors and permitted assigns, except (a) the directors and officers who are intended to be third-party beneficiaries of certain terms of the Merger Agreement and (b) with respect to certain terms of the Merger Agreement, the financing sources and their related parties.

Governing Law; Venue

The Merger Agreement is governed by Delaware law, except to the extent that the authorization, effectiveness and effect of the Merger are required to be governed by Ohio law. The exclusive venue for disputes in respect of the interpretation and enforcement of the provisions of the Merger Agreement and the Merger is the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court in the State of Delaware). Notwithstanding the foregoing, any action involving the financing sources arising out of, or relating to, the Merger, the Debt Financing, the Debt Commitment Letter or the performance of services thereunder will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and any such dispute will be governed by and construed in accordance with the laws of the State of New York.

Waiver of Jury Trial

Each of the parties to the Merger Agreement irrevocably and unconditionally waived to the extent permitted by applicable law any and all right to a trial by jury in any action, proceeding or counterclaim directly or indirectly arising out of or relating to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Equity Commitment Letter, the financing letters or the financing (including any such action, proceeding or counterclaim involving the financing sources).

Non-Recourse

All actions that may be based upon, arise out of or relate to the Merger Agreement or any ancillary agreement thereto, including the Equity Commitment Letter, or the negotiation, execution, performance or non-performance of the Merger Agreement or any ancillary agreement thereto may be made by any party to the Merger Agreement only against the persons that are expressly identified as parties to the Merger Agreement or such ancillary agreement, including, in the case of the Equity Commitment Letter, directly against Spice as the equity investor thereunder. No person who is not a named party to the Merger Agreement or any ancillary agreement thereto, including any director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of any named party to the Merger Agreement that is not itself a named party to the Merger Agreement or any ancillary agreement thereto, shall have any liability to any party to the Merger Agreement for any liabilities arising under, in connection with or related to the Merger Agreement, the ancillary agreements thereto or for any claim based on, in respect of, or by reason of the Merger Agreement, the ancillary agreements thereto or their negotiation or execution.

PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, at the Special Meeting Company Shareholders will consider and vote on a proposal to adopt the Merger Agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In particular, you should read in its entirety the Merger Agreement, which is attached as Annex A to this proxy statement. For more information please see the discussion in the sections entitled “The Merger” beginning on page 25 and “The Merger Agreement” beginning on page 62 in this proxy statement.

The Company Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

If you submit your proxy, but do not indicate instructions to vote your Company Common Shares for, against or abstain on the Merger Proposal, your shares will be voted “FOR” the proposal to adopt the Merger Agreement.

The proposal to approve and adopt the Merger Agreement requires the affirmative vote in person or by proxy of holders of at least a majority of the issued and outstanding Company Common Shares entitled to vote thereon. If you fail to submit a proxy card or vote in person, mark “abstain” on your proxy or fail to instruct your bank, broker or other holder of record how to vote with respect to the Merger Proposal, it will have the same effect as a vote against the Merger Proposal.

PROPOSAL 2—ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

Merger-Related Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the Company is seeking a non-binding, advisory shareholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed in this proxy statement in the section entitled “The Merger—Interests of the Company’s Executive Officers and Directors in the Merger—Golden Parachute Compensation.” The proposal gives Company Shareholders the opportunity to express their views on the Merger-related compensation of the Company’s named executive officers.

Accordingly, the Company is requesting that Company Shareholders adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Company’s named executive officers, in connection with the Merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘The Merger—Interests of the Company’s Executive Officers and Directors in the Merger—Golden Parachute Compensation,’ are hereby APPROVED.”

Approval of this proposal is not a condition to the consummation of the Merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Parent. If the Merger is consummated, the Merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of the Merger Agreement and employment arrangements even if Company Shareholders fail to approve the advisory vote regarding Merger-related compensation.

The Company Board unanimously recommends that you vote “FOR” the Compensation Proposal.

If you submit your proxy, but do not indicate instructions to vote your Company Common Shares for, against or abstain on the Compensation Proposal, your shares will be voted “FOR” the Compensation Proposal.

Approval, on a non-binding, advisory basis, of the Compensation Proposal requires the affirmative vote of the holders of a majority of Company Common Shares present in person or represented by proxy at the Special Meeting. If you mark “abstain” on your proxy card, it will have the same effect as a vote against the Compensation Proposal. If you fail to submit a proxy card or vote in person at the Special Meeting, or fail to instruct your bank, broker or other holder of record how to vote with respect to the Compensation Proposal, it will have no effect on the Compensation Proposal.

PROPOSAL 3—VOTE ON ONE OR MORE ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY OR ADVISABLE

If, at the Special Meeting, the number of Company Common Shares present or represented by proxy and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, the Company intends to ask its shareholders to vote to adjourn the Special Meeting to another time or place to allow for the solicitation of additional proxies to approve the Merger Proposal. In this event, the Company will request that Company Shareholders vote on the Adjournment Proposal and not the Merger Proposal. The Company does not intend to call a vote on the Adjournment Proposal if the Merger Proposal has been approved at the Special Meeting.

Accordingly, the Company is asking Company Shareholders to authorize the holder of any proxy solicited by the Company Board, and each of them individually, to vote in favor of adjourning the Special Meeting to another time and place for the purpose of soliciting additional proxies. If the Company requests a vote on the Adjournment Proposal and Company Shareholders approve this proposal, the Company could adjourn the Special Meeting and use this additional time to solicit proxies from its shareholders, including those Company Shareholders who have previously voted.

The Company Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

If you submit your proxy, but do not indicate instructions to vote your Company Common Shares for, against or abstain on the Adjournment Proposal, your shares will be voted “FOR” the Adjournment Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of Company Common Shares present in person or represented by proxy at the Special Meeting, whether or not a quorum is present. If you mark “abstain” on your proxy card, it will have the same effect as a vote against the Adjournment Proposal. If you fail to submit a proxy card or vote in person at the Special Meeting, or fail to instruct your bank, broker or other holder of record how to vote with respect to the Adjournment Proposal, it will have no effect on the Adjournment Proposal.

DISSENTERS’ RIGHTS

If the Merger Agreement is adopted by Company Shareholders, Company Shareholders who do not vote in favor of or consent to the Merger Proposal and who properly demand payment of the fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL.

The following is a summary of the principal steps a shareholder must take to perfect dissenting shareholders’ rights under the OGCL. This summary is qualified by reference to the full text of Sections 1701.84 and 1701.85 and other provisions of the OGCL. Any Company Shareholder contemplating exercise of dissenting shareholders’ rights is urged to review carefully the provisions of Sections 1701.84 and 1701.85 and to consult an attorney because failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights. A copy of Sections 1701.84 and 1701.85 is attached as Annex C to this proxy statement.

To perfect dissenting shareholders’ rights, a dissenting Company Shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

•

Must be a shareholder of record. A dissenting shareholder must be a record holder of Company Common Shares on April 18, 2018, the record date for determining those shareholders entitled to vote on the proposal to adopt the Merger Agreement. Because only shareholders of record on the record date may exercise dissenting shareholders’ rights, any person who beneficially owns Company Common Shares that are held of record by a bank, broker or other holder of record and who desires to exercise dissenting shareholders’ rights must, in all cases, instruct the record holder of the common shares to satisfy all of the requirements outlined under Section 1701.85 of the OGCL. The Company may make a written request for evidence of authority if the dissenting demand is executed by a signatory who was designated and approved by the shareholder. The shareholder shall provide the evidence within a reasonable time to the Company, but not sooner than 20 days after receipt of the Company’s written request.

•

Does not vote in favor of adopting the Merger Agreement. A dissenting shareholder must not vote his, her or its Company Common Shares in favor of the proposal to approve and adopt the Merger Agreement at the Special Meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to the Company signed but not marked to specify voting instructions will be voted in favor of the proposal to approve and adopt the Merger Agreement and will constitute a waiver of dissenting shareholders’ rights.

•

File a written demand. Before the shareholder vote on the adoption of the Merger Agreement, any shareholder seeking to perfect dissenting shareholders’ rights must make a written demand upon the Company for the fair cash value of Company Common Shares held by him, her or it. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of Company Common Shares held by the shareholder. Voting against the adoption of the Merger Agreement does not satisfy the requirement of a written demand to the Company as required by Section 1701.85 of the OGCL.

•

Deliver certificates for placement of a legend. If the Company sends a request to the dissenting shareholder at the address specified in the dissenting shareholder’s demand, the dissenting shareholder must submit his, her or its Certificates to the Company within 15 days from the date of the sending of such request for endorsement of a legend thereon by the Company that a demand for the fair cash value of Company Common Shares has been made. Such a request is not an admission by the Company that a dissenting shareholder is entitled to relief. The Company will promptly return the endorsed Certificates to the dissenting shareholder. At the option of the Company, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, a dissenting shareholder who fails to deliver his, her or its Certificates upon request may have his, her or its dissenting shareholder’s rights terminated, unless a court for good cause shown otherwise directs.

The Company and a dissenting shareholder may come to an agreement as to the fair cash value of the dissenting shareholder’s Company Common Shares. If the Company and any dissenting shareholder cannot agree upon the fair cash value of Company Common Shares, then either the Company or the dissenting shareholder may, within three months after service of the dissenting shareholder’s demand for the fair cash value of Company Common Shares, file a petition in the Court of Common Pleas of Franklin County, Ohio, for a determination that the shareholder is entitled to exercise dissenting shareholders’ rights and to determine the fair cash value of Company Common Shares. If the Court finds that the dissenting shareholder is entitled to be paid the fair cash value of his, her or its shares, the Court may appoint one or more appraisers to receive evidence and to recommend a decision as to the amount of such fair cash value. The cost of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned as the court considers equitable.

“Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before the meeting to vote on the adoption of the Merger Agreement. For purposes of determining fair cash value of a common share listed on a national securities exchange (such as NASDAQ, on which Company Common Shares are currently listed) immediately before the Effective Time of the Merger, fair cash value will be the closing sale price on the day before the shareholders meeting to vote on the adoption of the Merger Agreement. Otherwise, the amount of the fair cash value excludes any appreciation or depreciation in market value of Company Common Shares resulting from the Merger, any premium associated with control of the Company, or any discount for lack of marketability or minority status. The fair cash value of Company Common Shares may be higher, the same as, or lower than the value that shareholders would be entitled to receive under the terms of the Merger Agreement.

Payment of the fair cash value must be made within 30 days after the later of the final determination of that value or the closing date of the Merger. Any such payment with respect to Company Common Shares represented by certificates will be made only upon simultaneous surrender to the Company of the Certificates for which the payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his, her or its Company Common Shares will terminate (and the dissenting shareholder will only be entitled to receive the Merger Consideration) if:

•	the dissenting shareholder has not complied with Section 1701.85 of the OGCL, unless the Company by the Company Board agrees to waive such failure;

•	the Merger is abandoned or is finally enjoined or prevented from being carried out, or shareholders rescind their adoption of the Merger Agreement;

•	the dissenting shareholder withdraws his, her or its demand with the consent of the Company by the Company Board; or

•

the dissenting shareholder and the Company have not agreed on the fair cash value per share and neither has filed or joined in a timely complaint in the Court of Common Pleas of Franklin County, Ohio, requesting a determination of fair cash value within three months after the dissenting shareholder delivered his, her or its demand for fair cash value to the Company.

If a Company Shareholder gives his, her or its demand under Section 1701.85, all other rights accruing as a holder of Company Common Shares, including voting and dividend or distribution rights, will be suspended until the Company purchases the shares, or the Company Shareholder’s right to receive the fair cash value of such shares is otherwise terminated.

MARKET PRICE AND DIVIDENDS

Company Common Shares are listed for trading on NASDAQ under the symbol “BBRG.” On April 16, 2018 the most recent practicable date before this proxy statement was mailed to our shareholders, there were 13 holders of record. The table below shows the high and low closing prices of Company Common Shares, as reported on NASDAQ, for the periods indicated.

	High	Low
Fiscal 2018 Quarter Ended
March 25, 2018	$4.05	$2.20

Fiscal 2017 Quarter Ended
March 26, 2017	$5.00	$3.60
June 25, 2017	$5.30	$4.50
September 24, 2017	$4.65	$2.30
December 31, 2017	$2.85	$1.85

Fiscal 2016 Quarter Ended
March 27, 2016	$9.14	$7.05
June 26, 2016	$8.17	$6.66
September 25, 2016	$8.56	$4.38
December 25, 2016	$5.00	$3.53

The Company has not declared or paid dividends on Company Common Shares during fiscal years 2016, 2017 or 2018 and the Company has no intention to pay any dividends prior to consummation of the Merger.

At the Effective Time, each Company Common Share issued and outstanding immediately prior to the Effective Time (except for Excluded Shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration of $4.05 in cash without interest and subject to any applicable withholding taxes. The Merger Consideration represents a premium of approximately 37% over the volume weighted average price of Company Common Shares on NASDAQ for the 90-day period immediately preceding March 7, 2018, the date of the Merger Agreement.

On April 16, 2018 the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company Common Shares on NASDAQ was $3.975 per share. You are encouraged to obtain current market quotations for Company Common Shares in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 2, 2018 there were 15,295,015 Company Common Shares issued and outstanding. Only Company Shareholders of record at the close of business on the record date will be entitled to vote at the Special Meeting or any adjournment or postponement thereof.

The Company has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, the Company believes, based on the information furnished to us, that the persons and entities named in the tables below have voting and investment power with respect to all Company Common Shares that they beneficially own, subject to applicable community property laws. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the date of determination. The footnotes to the tables indicate how many shares each person has the right to acquire within 60 days of April 2, 2018, along with any Company equity awards that vest within 60 days of April 2, 2018. The Company has based the calculation of the percentage of beneficial ownership on 15,295,015 Company Common Shares outstanding as of April 2, 2018 plus, with respect to each person, the number of Company Common Shares that person has the right to acquire within 60 days of April 2, 2018 including Company Common Shares resulting from Company equity awards that vest within 60 days of April 2, 2018.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percentage of Common Shares Outstanding

TAC Capital LLC (1)	2,200,459	14.5%

Aristotle Capital Boston, LLC (2)	1,050,145	6.8%

Jackson Valley Fund LP (3)	1,000,000	6.6%

PHR Holdings, LLC (4)	832,916	5.5%

BlackRock Fund Advisors (5)	756,730	5.0%

(1)

TAC Capital LLC, TAC Financial Corporation, The Adam Corporation/Group and Donald A. Adam have shared power to vote or direct the vote of 2,200,459 Company Common Shares and shared power to dispose of or direct the disposition of all 2,200,459 Company Common Shares. The foregoing information is based solely on a Schedule 13D filed by TAC Capital LLC with the SEC on January 19, 2017. The address for TAC Capital LLC is One Momentum Blvd., Suite 1000, College Station, TX 77845.

(2)

Aristotle Capital Boston, LLC has shared power to vote or direct the vote of 1,050,145 Company Common Shares, with sole power to dispose or direct the disposition of 478,476 Company Common Shares and shared power to dispose or direct the disposition of 571,399 Company Common Shares. The foregoing information is based solely on a Schedule 13G/A filed by Aristotle Capital Boston, LLC with the SEC on February 14, 2018. The address for Aristotle Capital Boston, LLC is 125 Summit Street, Suite 1220, Boston, MA 02110.

(3)

Jackson Valley Fund LP have shared power to vote or direct the vote of 1,000,000 Company Common Shares and shared power to dispose of or direct the disposition of all 1,000,000 Company Common Shares. The foregoing information is based solely on a Schedule 13G filed by Jackson Valley Fund LP with the SEC on January 16, 2018. The address for Jackson Valley Fund LP is 175 Beechwood Road, Summit, NJ 07901.

(4)

PHR Holdings, LLC, OSG Consultants, Inc. and Robert I. Earl have shared power to vote or direct the vote of 832,916 Company Common Shares and shared power to dispose of or direct the disposition of all 832,916 Company Common Shares. The foregoing information is based solely on a Schedule 13D filed by PHR Holdings, LLC with the SEC on January 29, 2018. The address for PHR Holdings, LLC is 4700 Millenia Blvd., Suite 400, Orlando, FL 32839.

(5)

BlackRock, Inc. has sole power to vote or direct the vote of 720,379 Company Common Shares and sole power to dispose of or direct the disposition of all 756,730 Company Common Shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock Inc. with the SEC on January 9, 2018. The address for BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

Security Ownership of Management and Directors

The following table sets forth information about the beneficial ownership of Company Common Shares for each named executive officer, each director and all executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.

	Common Shares Beneficially Owned	Percentage of Common Shares Outstanding

Named Executive Officers and Directors:

Alton F. Doody III (1)	683,769	4.5%

Brian T. O’Malley (2)	162,042	1.1%

Diane D. Reed (3)	84,229	*

Khanh P. Collins (4)	40,187	*

James S. Gulmi (5)	39,900	*

Harold O. Rosser II (6)	26,400	*

David B. Pittaway (7)	22,400	*

Thomas J. Baldwin (8)	18,400	*

Fortunato N. Valenti (9)	16,400	*

Executive Officers and Directors as a group (9 persons) (10)	1,093,727	7.1%

(1)	Mr. Doody is a director. Includes 3,000 Company Restricted Shares granted to Mr. Doody in 2016 and 3,000 shares of Company Restricted Shares granted to Mr. Doody in 2017.
(2)

Mr. O’Malley is a director and named executive officer. Includes 3,307 Company Common Shares that Mr. O’Malley has the right to acquire within 60 days of April 2, 2018, 22,500 Company Restricted Shares granted to Mr. O’Malley in 2016 and 15,000 Company Restricted Shares granted to Mr. O’Malley in 2017.

(3)	Ms. Reed is a named executive officer. Includes 50,000 Company Restricted Shares granted to Ms. Reed in October 2017.
(4)	Ms. Collins is a named executive officer. Includes 15,000 Company Restricted Shares granted to Ms. Collins in 2016 and 15,000 Company Restricted Shares granted to Ms. Collins in 2017.
(5)	Mr. Gulmi is a director. Includes 3,000 Company Restricted Shares granted to Mr. Gulmi in 2016 and 3,000 Company Restricted Shares granted to Mr. Gulmi in 2017.
(6)	Mr. Rosser is a director. Includes 3,000 Company Restricted Shares granted to Mr. Rosser in 2016 and 3,000 Company Restricted Shares granted to Mr. Rosser in 2017.
(7)	Mr. Pittaway is a director. Includes 3,000 Company Restricted Shares granted to Mr. Pittaway in 2016 and 3,000 Company Restricted Shares granted to Mr. Pittaway in 2017.
(8)	Mr. Baldwin is a director. Includes 3,000 Company Restricted Shares granted to Mr. Baldwin in 2016 and 3,000 Company Restricted Shares granted to Mr. Baldwin in 2017.
(9)	Mr. Valenti is a director. Includes 3,000 Company Restricted Shares granted to Mr. Valenti in 2016 and 3,000 Company Restricted Shares granted to Mr. Valenti in 2017.
(10)	See notes 1-9.

DELISTING AND DEREGISTRATION OF COMPANY COMMON SHARES

Company Common Shares are currently listed on NASDAQ under the symbol “BBRG.” If the Merger is consummated, Company Common Shares will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company Common Shares. The Company will cease to be an independent public company and will become a direct wholly owned subsidiary of Parent. You will no longer have any ownership interest in the Company.

OTHER MATTERS

The Company does not know of any business to be presented for action at the Special Meeting other than those items referred to herein. If any other matters properly come before the Special Meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the proxy card.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries (such as banks, brokers and other holders of record) to satisfy the delivery requirement for proxy materials with respect to two or more shareholders sharing the same address by delivering a single copy of the proxy materials addressed to all shareholders at that address, unless one or more of the affected shareholder has provided contrary instructions to such company or intermediary, as applicable. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible.

Certain brokerage firms, banks or similar entities holding Company Common Shares for their customers may household notices or proxy materials. Company Shareholders sharing an address whose Company Common Shares are held in “street name” should contact their bank, broker or other holder of record if they wish to receive separate copies of these materials in the future or if they are receiving multiple copies and wish to receive only one copy per household in the future. The Company will also promptly deliver a separate copy of the notice or proxy materials if you contact us at the following address or telephone number: Bravo Brio Restaurant Group, Inc., Investor Relations, 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212, telephone (614) 326-7944.

SHAREHOLDER PROPOSALS

If the Merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the Merger is not consummated prior to our 2018 annual meeting of shareholders, we expect to hold a 2018 annual meeting and will provide notice of or otherwise publicly disclose the date on which such meeting will be held.

Shareholder proposals may be included in the Company’s proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Exchange Act. To be timely, a proposal to be included in the Company’s proxy statement must be received at the Company’s principal executive offices, addressed to the Corporate Secretary, not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. Accordingly, for a shareholder proposal to be included in the Company’s proxy materials for the Company’s 2018 annual meeting of Shareholders, the proposal must be received at the Company’s principal executive offices, addressed to the Corporate Secretary, not later than the close of business on July 5, 2018.

In addition, the Company’s Second Amended and Restated Regulations require that the Company be given advance notice of shareholder proposals containing nominations for election to the Company Board or other matters which Company Shareholders wish to present for action at an annual meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in the proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The Company’s Second Amended and Restated Regulations separately require that any shareholder proposal intended to be brought before the annual meeting of Company Shareholders, including a proposal nominating one or more persons for election as directors, be received in writing by the Corporate Secretary at the address listed below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, this year being December 14, 2018; provided, however, that in the event that the date of the 2018 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the first anniversary of the 2017 Annual Meeting, the notice must be received no earlier than 120 days prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Company’s Second Amended and Restated Regulations set forth certain informational requirements for shareholders’ nominations of directors and other proposals.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, proxy statements or other information on file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1(800) SEC-0330 for further information regarding its public facilities. The Company’s SEC filings are available to the public from commercial document retrieval services and are also available at the Internet website maintained by the SEC at https://www.sec.gov. You may also retrieve the Company’s SEC filings at its Internet website at http://www.bbrg.com under the heading “Investors” and then under the heading “SEC Filings” in the menu. The information contained on our Internet website, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference into this proxy statement.

Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC’s rules allow the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement from the date those documents are filed, except for any information superseded by information contained directly in this proxy statement. The Company has filed the documents listed below with the SEC under the Exchange Act, and these documents are incorporated herein by reference (other than information in such documents that is furnished and not deemed to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2017.

All documents that the Company files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date on which the Special Meeting is held, including any adjournments or postponements (other than information in such documents that is furnished and not deemed to be filed) shall also be deemed to be incorporated by reference into this proxy statement from the date of filing of those documents.

You may obtain any of the documents incorporated by reference from the SEC’s Internet website described above. Documents incorporated by reference into this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference into such documents. Shareholders may obtain any and all documents incorporated by reference into this proxy statement, including documents filed subsequent to the date of this proxy statement up to the date that we respond to your request, without charge by requesting them in writing or by telephone from the Company at the following address and telephone number:

Bravo Brio Restaurant Group, Inc.

Attention: Investor Relations

777 Goodale Boulevard, Suite 100

Columbus, Ohio 43212

Telephone: (614) 326-7944

If you would like to request documents, please do so by May 15, 2018 to receive them before the Special Meeting. If you request any incorporated documents, the Company undertakes to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your Company Common Shares at the Special Meeting. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement is dated April 18, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BUGATTI PARENT, INC.,

BUGATTI MERGER SUB, INC.

and

BRAVO BRIO RESTAURANT GROUP, INC.

Dated as of March 7, 2018

A-i

A-ii

Section 8.15.	Interpretation	A-48
Section 8.16.	Obligations of Merger Sub	A-48
Section 8.17.	Definitions	A-49

EXHIBITS

Exhibit A	Articles of Incorporation of Surviving Corporation
Exhibit B	Code of Regulations of Surviving Corporation

DISCLOSURE LETTERS

Company Disclosure Letter
Parent Disclosure Letter

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 7, 2018 (the “Agreement”), by and among Bugatti Parent, Inc., a Delaware corporation (“Parent”), Bugatti Merger Sub, Inc., an Ohio corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.17.

RECITALS

WHEREAS, it is proposed that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”), upon the terms and subject to the conditions and limitations of the Ohio General Corporation Law (the “OGCL”) and this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub has unanimously (a) determined that the Merger is advisable and fair to, and in the best interests of, Parent and Merger Sub, as the case may be; and (b) approved and adopted this Agreement and the Transactions, including the Merger, in accordance with the OGCL;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders, (b) approved and declared advisable this Agreement and the Transactions, and (c) on the terms and subject to the conditions set forth herein, resolved to recommend that the Company Shareholders adopt this Agreement and approve the Transactions in accordance with the OGCL;

WHEREAS, Parent, as sole shareholder of Merger Sub, has approved this Agreement and the Transactions, including the Merger;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered an equity financing commitment (the “Equity Commitment Letter”) from Spice Private Equity (Bermuda) Ltd. (the “Equity Investor”), pursuant to which, subject to the terms and conditions contained in the Equity Commitment Letter, the Equity Investor is agreeing to consummate the Equity Financing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent and Merger Sub agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement and the applicable terms of the OGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the Surviving Corporation in the Merger, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article I. The Merger shall have the effects specified in the OGCL including Section 1701.82 thereof.

Section 1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104, at 10:00 a.m., New York City time, on the date (the “Closing Date”) that is the third (3rd) Business Day after the day on which the last of those conditions (other than any conditions in Article VI that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with this Agreement or at such other place and time or on such other date as Parent and the Company may agree in writing.

Section 1.3. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company and Parent will cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Ohio, as provided in the OGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio, or at such later time and date as may be agreed by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the OGCL (the “Effective Time”).

Section 1.4. Surviving Corporation Articles of Incorporation. At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time, which are attached hereto as Exhibit A, shall be the articles of incorporation (the “Articles of Incorporation”) of the Surviving Corporation, until thereafter amended or modified as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Company.

Section 1.5. Surviving Corporation Code of Regulations. At the Effective Time, the code of regulations of Merger Sub in effect immediately prior to the Effective Time, which is attached hereto as Exhibit B, shall be the code of regulations (the “Code of Regulations”) of the Surviving Corporation, until thereafter amended or modified as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Company.

Section 1.6. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and the Code of Regulations until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations, and each of the parties to this Agreement shall take all requisite action, if any, required so that the directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation.

Section 1.7. Officers. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and the Code of Regulations until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations, and each of the parties to this Agreement shall take all requisite action, if any, required so that the officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the initial officers of the Surviving Corporation.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on Share Capital. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub, the following will occur:

(a) Conversion of Common Shares. Except as otherwise provided in Section 2.1(b), each common share of the Company, no par value (each, a “Company Common Share”), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $4.05 in cash, without interest thereon and subject to any applicable taxes withheld pursuant to Section 2.2(b)(ii) (the “Merger Consideration”). Each Company Common Share to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically canceled and shall cease to exist, and the holders of share certificates representing Company Common Shares (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Shares shall cease to have any rights with respect to such Company Common Shares other than, (i) in the case of the Company Common Shares (other than Dissenting Shares and Excluded Shares), the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration and (ii) in the case of the Dissenting Shares, the rights set forth in Section 2.1(e).

(b) Treasury Shares; Parent and Merger Sub-Owned Shares. Notwithstanding anything in this Agreement to the contrary, each Company Common Share held by the Company as a treasury share or owned by any of the Company’s direct or indirect wholly owned Subsidiaries or owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be delivered in respect of the Excluded Shares.

(c) Conversion of Merger Sub Share Capital. Each common share, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common share, no par value per share, of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Company Common Shares shall occur as a result of a reclassification, recapitalization, reorganization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Company Common Shares) or other similar change with respect to the Company Common Shares with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change and such adjustment shall provide the Company’s shareholders the same economic effect as contemplated by this Agreement prior to such action; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement (including, for the avoidance of doubt, Section 5.1).

(e) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent required by the OGCL, any Company Common Shares that are issued and outstanding immediately prior to the Effective Time that are held by any shareholder who was a record holder of Company Common Shares as to which such shareholder seeks relief as of the date fixed for determination of shareholders entitled to notice of the Company Shareholders Meeting, and who delivers to the Company, in accordance with Section 1701.85 of the OGCL, a written demand for payment of the fair cash value for such Company Common Shares prior to the Company Shareholders Meeting and for such Company Common Shares that have not been voted in favor of the proposal to adopt this Agreement at the Company Shareholders Meeting (the “Dissenting Shares”), will not be converted into the right to receive the Merger Consideration, unless and until such Dissenting Holder fails to perfect or otherwise waives, withdraws or loses any such rights as a Dissenting Holder under the OGCL, and such Dissenting Holder will be entitled to only such rights as are granted to holders of Dissenting Shares by the OGCL. If a Dissenting Holder fails to perfect or otherwise waives, withdraws or loses any such rights as a Dissenting Holder under the OGCL, then as of the Effective Time or the occurrence of such event, whichever later occurs, and upon surrender of such Certificates or Book-Entry Shares representing the Company Common Shares in accordance with Section 2.2, such holder’s Company Common Shares will automatically be converted into and represent only the right to receive the Merger Consideration, without interest, and will no longer be Dissenting Shares. No Dissenting Holder shall be entitled to receive the Merger Consideration unless and until such Dissenting Holder shall have effectively withdrawn or lost such holder’s rights under Section 1701.85 of the OGCL (through failure to perfect or otherwise), and any Dissenting Holder shall be entitled to only such rights as are provided by Section 1701.85 of the OGCL with respect to Dissenting Shares owned by such Dissenting Holder. If any Person who otherwise would be deemed a Dissenting Holder shall have effectively withdrawn or lost such holder’s rights under Section 1701.85 of the OGCL (through failure to perfect or otherwise) or if a court of competent jurisdiction shall finally determine that the Dissenting Holder is not entitled to the relief provided by Section 1701.85 of the OGCL with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted, as of the Effective Time or as of the time of such withdrawal or loss of such holders’ rights under 1701.85 of the OGCL (through failure to perfect or otherwise), whichever later occurs, into the right to receive the Merger Consideration. The Company will give Parent prompt written notice (and in any event within two (2) Business Days) of, and copies of all correspondence from, each shareholder who asserts rights as a Dissenting Holder following receipt of such shareholder’s written demand delivered as provided in Section 1701.85 of the OGCL, or withdrawals or attempted withdrawals of such demands and any other instruments served pursuant to the OGCL and received by the Company in respect of Dissenting Shares. In no event shall the exercise by one or more Dissenting Holders of demands for appraisal pursuant to the OGCL give rise to a right to terminate this Agreement. Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands and any other actions in respect of any Company shareholder’s rights in respect of Dissenting Shares; provided, that prior to the Effective Time, Parent shall consult with the Company and consider in good faith the Company’s advice with respect to such negotiations and proceedings and the Company shall have the right to participate in any such negotiations and proceedings. The Company may not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), and prior to the Effective Time, Parent may not, except with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Shares.

Section 2.2. Exchange of Certificates.

(a) Exchange Fund. At least one (1) Business Day prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of Company Common Shares, cash in U.S. dollars that is sufficient in the aggregate for the Paying Agent to make the payments of the aggregate Merger Consideration in exchange for all of the Company Common Shares issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and Excluded shares), payable upon due surrender of Certificates or Book-Entry Shares pursuant to the provisions of this Article II (such cash in the aggregate and any proceeds thereon being hereinafter referred to as the “Exchange Fund”). In the event any Dissenting Shares cease to be Dissenting Shares, prior to the termination of the Exchange Fund pursuant to Section 2.2(d), Parent shall deposit, or cause to be deposited, with the Paying Agent in the Exchange Fund, an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the number of such formerly Dissenting Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by this Agreement, Parent shall, or shall cause Merger Sub or the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that (i) any investment of such cash shall in all events be limited to (A) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, (B) in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (C) in deposit accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or (D) money market funds investing solely in a combination of the foregoing and, in any such case, no instrument shall have a maturity exceeding three months and (ii) no such investment or loss thereon shall affect the amounts payable to the former holders of Company Common Shares pursuant to this Article II.

(b) Payment Procedures.

(i) As promptly as practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record (as of immediately prior to the Effective Time) of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding Company Common Shares (other than Dissenting Shares and Excluded Shares) whose Company Common Shares were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.1 (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss together with any required bond or indemnity in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of Company Common Shares previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement. Parent shall require the paying agent agreement to provide that the Paying Agent deliver such letter of transmittal and instructions not later than three (3) Business Days after the Effective Time. Upon surrender of Certificates (or effective affidavits of loss together with any required bond or indemnity in lieu thereof) or Book-Entry Shares to the Paying Agent, including by the entry through a book-entry transfer agent of the surrender of any Company Common Shares held in book entry on a book-entry statement, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily and reasonably be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss together with any required bond or indemnity in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (A) the number of Company Common Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (B) the Merger Consideration. The Certificate so surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss together with any required bond or indemnity in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Company Common Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer and other applicable Taxes have been paid or are not applicable. Any holder of Book-Entry Shares shall not be required to deliver a Certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically, upon compliance with this Section 2.2(b)(i), be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), from the Exchange Fund an amount in cash equal to the product of (A) the number of such holder’s Book-Entry Shares multiplied by (B) the Merger Consideration. The Merger Consideration, paid in full with respect to any Company Common Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Share.

(ii) The Paying Agent, the Company and its Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement

Taxes that are required to be withheld or deducted with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (A) shall be remitted by the applicable entity to the appropriate Governmental Entity and (B) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The parties hereto agree to cooperate in good faith in requesting and providing any information or documentation allowing for the reduction or elimination of any such deduction and withholding.

(c) Closing of Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the Merger Consideration to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of Company Common Shares that were issued and outstanding immediately prior to the Merger on the first (1st) anniversary of the Closing Date shall be delivered to the Surviving Corporation upon its demand, and any holders of Company Common Shares (other than Dissenting Shares) that were issued and outstanding immediately prior to the Merger who have not surrendered their Certificates (or effective affidavits of loss together with any required bond or indemnity in lieu thereof) or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration upon due surrender of their Certificates (or effective affidavits of loss together with any required bond or indemnity in lieu thereof) or Book-Entry Shares, in each case subject to applicable abandoned property, escheat or similar Law.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of Company Common Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law, and any such amounts will be treated for all purposes under this Agreement as having been paid to the holder of such Company Common Shares. If any Certificates or Book-Entry Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, then any such cash in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in reasonable and customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the product of the number of Company Common Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration (without interest).

Section 2.3. Treatment of Company Options and Company Restricted Shares.

(a) Effective as of the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled without any action on the part of the holder thereof in consideration for the right of such holder to receive, without interest, a cash payment (less required withholding Taxes and deductions pursuant to Section 2.2(b)(ii)) with respect thereto equal to the product of (i) the number of Company Common Shares subject to such Company Option as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Shares subject to such Company Option (the “Option Cash Payments”); provided, that each Company Option with an exercise price per share that is equal to or greater than the Merger Consideration shall be canceled with no payment due to the holder thereof. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment, if any, in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Options the Option Cash Payments as promptly as practicable, and in all events within three (3) Business Days, following the Effective Time.

(b) Effective as of the Effective Time, each Company Restricted Share, shall be canceled without any action on the part of the holder thereof in consideration for the right of such holder to receive, without interest, a cash payment (less required withholding Taxes and deductions pursuant to Section 2.2(b)(ii)) equal to the Merger Consideration (the “Restricted Share Cash Payments”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Restricted Shares the Restricted Share Cash Payments as promptly as practicable, and in all events within three (3) Business Days, following the Effective Time.

(c) Prior to the Effective Time, the Company shall adopt such resolutions and take such other actions as may reasonably be necessary to effectuate the foregoing provisions of this Section 2.3.

(d) Notwithstanding anything in this Agreement to the contrary, the Option Cash Payments and the Restricted Share Cash Payments shall be processed through the regular payroll account of the Company following receipt of such amounts from Parent, and the Company or the Surviving Corporation, as applicable, shall pay to the applicable recipient of such payment such amount (less required withholding Taxes and deductions pursuant to Section 2.2(b)(ii)) in full payment thereon.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as set forth in this Article III; provided that such representations and warranties by the Company are qualified in their entirety by reference to the disclosure (i) in the Filed Company SEC Documents (excluding any disclosures (other than statements of historical fact) contained under the heading “Risk Factors”, “Forward-Looking Statements” and “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive or forward-looking in nature) it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 3.2 or Section 3.3 or (ii) set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter or such Company SEC Documents shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made and, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance (or that such item has had, or could have, a Company Material Adverse Effect).

Section 3.1. Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio. The Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any failure to be in good standing or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company as of the date hereof, each such Subsidiary’s jurisdiction of incorporation, organization or formation and its authorized, issued and outstanding shares or units of equity interests (including limited liability company interests).

Section 3.2. Capital Stock.

(a) The authorized share capital of the Company consists of 100,000,000 Company Common Shares and 5,000,000 preferred shares, no par value per share (the “Company Preferred Shares”). As of March 6, 2018 (the “Capitalization Date”), there were (i) 15,259,015 Company Common Shares issued and outstanding (which number of Company Common Shares excludes the Company Restricted Shares described in clause (iv) below), (ii) no shares of Company Preferred Shares issued and outstanding, (iii) Company Options to acquire 15,545 Company Common Shares, (iv) 319,875 Company Restricted Shares issued and outstanding, (v) 5,977,860 Company Common Shares held by the Company as treasury shares and (vi) 1,900,000 Company Common Shares reserved for issuance under the Company Share Plans (excluding Company Common Shares that are subject to the Company Options described in the foregoing clause (iii) and Company Restricted Shares in clause (iv)). All outstanding Company Common Shares and shares or equity securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of Capital Stock of the Company. There are no accrued and unpaid dividends or dividend equivalent rights with respect to any of the Capital Stock issued or outstanding of the Company or any of its Subsidiaries.

(b) Except as set forth in subsection (a) above, the Company does not have any shares of its Capital Stock issued or outstanding.

(c) Except as set forth in subsection (a) above and as set forth on Section 3.1(b) of the Company Disclosure Letter, there are no outstanding (A) shares of Capital Stock of the Company or securities of the Company convertible into or exchangeable or exercisable for shares of Capital Stock of the Company or any of its Subsidiaries or (B) subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, performance shares, contingent value rights (or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Capital Stock of, or other securities or ownership interests), convertible securities or other similar rights to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of Capital Stock of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, (iii) redeem, repurchase or otherwise acquire any such shares of Capital Stock or (iv) provide funds to, or make any investment (in the form of a loan, capital contribution, guarantee, credit enhancement or otherwise) in or assume any liability or obligation of, any other Person.

(d) Except with respect to outstanding Company Options and Company Restricted Shares issued pursuant to the Company Share Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

(e) Except with respect to outstanding Company Options and Company Restricted Shares issued pursuant to the Company Share Plans, there are no voting agreements, voting trusts, shareholders agreements, proxies or other agreements or understandings to which the Company is a party with respect to the voting of the Capital Stock of, restricting the transfer of, or providing for registration rights with respect to, the Company.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth all Indebtedness for borrowed money of the Company as of the date hereof.

Section 3.3. Corporate Authority and Approval.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and subject to obtaining the Requisite Company Vote to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action, subject to the adoption of the Agreement by the Company Shareholders by the Requisite Company Vote. The Company Board, at a meeting duly called and held prior to the date of this Agreement at which a quorum of directors of the Company was present, adopted resolutions by majority vote of the directors present (i) approving and declaring advisable the execution and delivery of this Agreement by the Company, (ii) declaring that it is in the best interests of the Company Shareholders that the Company enter into this Agreement and consummate the Merger in accordance with the OGCL on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the Company Shareholders and (iv) recommending that the Company Shareholders adopt this Agreement, which resolutions have not been amended, rescinded, modified or withdrawn in any way. Except as provided in this Section 3.3(a), no other corporate proceedings or actions on the part of the Company are necessary under the OGCL to authorize the execution and delivery of this Agreement or to consummate the Merger (other than the adoption of the Agreement by the Company Shareholders by the Requisite Company Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio).

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and, as to enforceability, to general equitable principles).

Section 3.4. No Conflict; Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions (including the Merger) do not and will not require any consent, registration, declaration, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity with respect to the Company or any of its Subsidiaries, other than (i) the filing with the Secretary of State of the State of Ohio of the Certificate of Merger as required by the OGCL, (ii) the filing with the SEC of any filings and reports that may be required in connection with this Agreement and the

Merger under the Exchange Act and the rules and regulations thereunder, including the Proxy Statement (iii) compliance with the rules and regulations of NASDAQ, (iv) compliance with any applicable foreign or state securities or blue sky laws and (v) the other consents and/or notices set forth on Section 3.4(a) of the Company Disclosure Letter (collectively, clauses (i) through (v), the “Company Approvals”), and other than any consent, registration, declaration, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Subject to obtaining the Company Approvals, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions, or the compliance by the Company or any of its Subsidiaries with any of the provisions of this Agreement will (i) conflict with, or result in any breach, violation or default (with or without notice or lapse of time, or both) of any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) result in any breach, violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Company Material Contract, Real Property Lease or any Company Permit, (iv) result in the creation of any Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries, or (v) give rise to any obligation to make an offer to purchase or redeem any Indebtedness or Capital Stock (other than pursuant to the Credit Agreement), other than, in the case of clauses (ii) and (iii), any such violation, default, termination, cancellation, acceleration, right or loss that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.5. Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC on a timely basis since January 1, 2015 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended or supplemented since their filing, the “Company SEC Documents”). As of the date filed with or furnished to the SEC (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), each of the Company SEC Documents complied in all material respects with the applicable requirements of SOX, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the date filed with or furnished to the SEC (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at such date, and the consolidated statements of operations, income and comprehensive income, cash flows and stockholders’ equity for such period (subject, in the case of unaudited statements, to normal immaterial year-end audit adjustments as permitted by GAAP) and were prepared in conformity with GAAP applied on a consistent basis during the periods referred to therein (except for the absence of footnote discussions and normal immaterial year-end adjustments as permitted by GAAP). Except as set forth in Section 3.5(b) of the Company Disclosure Letter, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. There has been no material correspondence between the SEC and the Company since January 1, 2016 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date hereof. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any material unresolved complaint, allegation, assertion or claim in writing regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls. Since January 1, 2016, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(c) Since January 1, 2016, (a) the Company is and has been in compliance in all material respects with the applicable provisions of SOX, and (b) each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Section 302 and Section 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true, correct and complete in all material respects. Since January 1, 2016, neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) No Subsidiary of the Company is, or has been at any time since January 1, 2016, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section  3.6. Internal Controls and Procedures. The Company has designed and maintained “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed and effective to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and principal financial officer by others in the Company or its Subsidiaries to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the SOX. The Company’s internal control over financial reporting are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

Section 3.7. No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 25, 2016 (or the notes thereto) (the “Audited Company Balance Sheet”), (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the Transactions, (c) for liabilities and obligations incurred in the ordinary course of business since the date of the Audited Company Balance Sheet, and (d) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8. Internal Controls; Financial Reporting. Since January 1, 2016, none of the Company, the Company Board or the audit committee of the Company Board, or to the Knowledge of the Company, the Company’s independent accountants, has identified or received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (ii) “material weakness” or significant deficiency in the design or operation of the internal controls over financial reporting of the Company which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (iii) fraud or allegation of fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

Section 3.9. Absence of Certain Changes or Events. Since January 1, 2017 through the date hereof (i) the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, except in connection with this Agreement and the Transactions, (ii) there has not occurred any Company Material Adverse Effect and (iii) except as set forth on Section 3.9 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has taken or agreed to take any action that, if taken after the date hereof, would require the consent of Parent pursuant to Section 5.1(b).

Section 3.10. Compliance with Law; Permits.

(a) Except as provided in Section 3.10(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of, or since January 1, 2016 has been in violation of, any Law, Company Permit, rule, regulation or Order applicable to the Company or any of its Subsidiaries or by which the Company’s or any of its Subsidiaries’ respective assets or properties are bound, except for any such violation or non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, except for matters that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no Action or demand by or before any Governmental Authority is pending or threatened alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law or Company Permit.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Without limiting the generality of the foregoing, the Company is in possession of all liquor licenses held or used by the Company and its Subsidiaries (collectively, the “Liquor Licenses”), except where the failure to have any of the Liquor Licenses would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section 3.10(c) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all the Liquor Licenses, along with the street address, license number and expiration date of each such Liquor License. As of the date hereof, the Company represents that:

(i) To the extent required by applicable Law, each of the restaurants listed in Section 3.10(c)(i) of the Company Disclosure Letter and operated by the Company or any of its Subsidiaries possesses a Liquor License in good standing;

(ii) Each Liquor License is in full force and effect and is adequate for the current operation at the restaurant for which it is issued;

(iii) Neither the Company nor any of its Subsidiaries have received any written notice of any pending or threatened modification, suspension, revocation or cancellation of a Liquor License or any proceeding related thereto;

(iv) Since January 1, 2016, there have been no proceedings before any Governmental Entity related to any of the Liquor Licenses; and

(v) Except as provided in Section 3.10(c)(v) of the Company Disclosure Letter, to the Knowledge of the Company, there are no pending disciplinary actions, unresolved citations, unsatisfied penalties or past disciplinary actions related to the Liquor Licenses that would reasonably be expected to have any impact on any restaurant locations or the ability to maintain or renew any Liquor License.

Section 3.11. Environmental Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance with all applicable Environmental Laws, (ii) since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notices or demand letters from any federal, state, local or foreign Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (iii) there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under Environmental Law, (iv) to the Knowledge of the Company, there has been no release of any Hazardous Substance in violation of or giving rise to liability of the Company or any of its Subsidiaries under any applicable Environmental Law on or from any properties owned or leased by the Company or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries has handled, stored, released, transported, or disposed of, or arranged for the transport or disposal of, any Hazardous Substance except as would not require investigation or remediation pursuant to Environmental Law and (vi) neither the Company nor any of its Subsidiaries have assumed by Contract any liability or obligation arising pursuant to Environmental Law.

(b) The Company has provided to the Parent all material environmental reports, assessments, studies, audits, and tests and material correspondence relating to the environmental compliance of the Company or its Subsidiaries, or any real property owned, leased or operated by the Company or its Subsidiaries which are in the possession or reasonable control of the Company or its Subsidiaries.

(c) As used herein, “Environmental Law” means any Law regulating (i) the protection of the environment or worker health and safety, or (ii) the use, storage, treatment, generation, transportation, handling, release or disposal of, or exposure to Hazardous Substances.

(d) As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as of the date hereof as “hazardous” or “toxic”, a “pollutant”, a “contaminant” or words of similar meaning under any Environmental Law, including petroleum or any derivative or byproduct thereof, asbestos, and polychlorinated biphenyls.

Section 3.12. Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter lists all material Company Benefit Plans as of the date of this Agreement. “Company Benefit Plan” means each benefit plan, program, agreement or arrangement, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any employment agreement, bonus, incentive, equity or equity related, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries or to which the Company or any of its Subsidiaries has any liability, contingent or otherwise.

(b) The Company has provided to Parent true and complete copies of each material Company Benefit Plan and, as applicable to each material Company Benefit Plan, the most recent Form 5500, financial statement, determination, opinion or advisory letter and actuarial report.

(c) Except as provided in Section 3.12(c) of the Company Disclosure Letter, (i) Each Company Benefit Plan has been maintained and administered in material compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion or advisory letter issued by the IRS and to the Knowledge of the Company, no event has occurred nor do any facts exist that would reasonably be expected to result in the loss of qualified status of such Company Benefit Plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA or Sections 412 or 430 of the Code; (iv) no Company Benefit Plan provides medical, dental, vision or prescription drug benefits with respect to any current or former employee of the Company or its Subsidiaries, or any spouse or dependent of any such person, beyond their retirement or other termination of service, other than coverage mandated by applicable Law; and (v) neither the Company nor any Subsidiary thereof contributes to, has in the past three years been required to contribute to, or has any liability with respect to, a Multiemployer Plan. Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries (i) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business) by, on behalf of or against any of the Company Benefit Plans and (ii) there are no audits or proceedings pending or, to the Knowledge of the Company, threatened, by the IRS, the United States Department of Labor or other Governmental Entity with respect to any Company Benefit Plan.

(d) Except as provided in Section 3.12(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in combination with any other event, will (i) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to any compensation, benefits or severance pay or materially increase any such amounts due, (ii) accelerate the time of payment or vesting of any amount due to, or materially increase the base salary, hourly wage, target bonus opportunity, directors fee or other compensation or benefits (as applicable) of, any current or former employee, officer or director of the Company or any of its Subsidiaries, (iii) increase any benefits otherwise payable under any Company Benefit Plan, or (iv) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code. Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement to provide for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law).

Section 3.13. Investigations; Litigation. Except as provided in Section 3.13 of the Company Disclosure Letter, there are no (a) investigations or reviews pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries that, if determined adversely to the Company or any of its Subsidiaries or any of their respective properties or assets, would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole and (b) Actions pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case (i) that would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole or (ii) that seeks to delay or prevent the consummation of the Transactions.

Section 3.14. Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.5, none of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the proxy statement (the “Proxy Statement”) relating to the special meeting of the Company Shareholders to be held to consider and vote upon the approval and adoption of this Agreement and the Merger (the “Company Shareholders Meeting”), on the date the Proxy Statement is first sent or mailed to Company Shareholders or at the time of the Company Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will omit to state any material fact with respect to the Company or any of its Subsidiaries that is necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

Section 3.15. Tax Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and correct; (ii) the Company and each of its Subsidiaries have paid all Taxes shown to be due on such Tax Returns or otherwise payable by the Company or any of its Subsidiaries, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, there are no ongoing audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (iv) there are no Liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) neither the Company nor any of its Subsidiaries has participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax law); (vi) neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition; (vii) since October 20, 2010, neither the Company nor any of its Subsidiaries (x) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return other than Affiliated Groups comprised of the Company and any of its Subsidiaries or (y) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax law), as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the primary subject matter of which is not Taxes), or otherwise; and (viii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (ix) neither the Company nor any of its Subsidiaries is a party to any currently effective waiver or other agreement extending the statute of limitation or period of assessment or collection of Taxes.

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, Capital Stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes.

Section 3.16. Labor Matters.

(a) Except as provided in Section 3.16 of the Company Disclosure Letter and for such matters that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) there are and in the last three years there have been no strikes or lockouts by any employees of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company there is no union organizing effort pending or in the last three years has been commenced against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice charge or labor arbitration proceeding pending against the Company or any of its Subsidiaries by any employees of the Company or any of its Subsidiaries, (iv) there is no, nor has there been in the last three years, any slowdown or work stoppage in effect by employees of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries, (v) none of the Company or any of its Subsidiaries is a party to any collective bargaining agreement with any labor union and, no labor organization (whether certified or not) represents or to the Knowledge of the Company, purports to represent any employees of the Company or its

Subsidiaries for purposes of collective bargaining with respect to their employment by the Company or its Subsidiaries.

(b) Except as set forth on Section 3.16(b) of the Company Disclosure Letter, the Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance with all Labor Laws, except for any non-compliance as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17. Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter lists, as of the date of this Agreement, a true, complete and correct list of all (i) issuances, registrations and applications to register by the Company or any of its Subsidiaries of any of the following with or by any Governmental Entity in any jurisdiction in the world, (A) patents, (B) trademarks, trade names and service marks and (C) copyrights, and (ii) material domain name registrations and social media account identifiers owned by the Company or any of its Subsidiaries. Each material issuance, registration and application listed in Section 3.17(a) of the Company Disclosure Letter is, to the Knowledge of the Company, subsisting, valid and enforceable. As of the date of this Agreement, all maintenance filings and fee payments for such material issuance, registration and application have been duly made.

(b) Except as set forth on Section 3.17(b) of the Company Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company or one of its Subsidiaries either exclusively owns (free and clear of all Liens, other than Permitted Liens), or has a valid right to use all of the material Company Intellectual Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is currently or has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the two (2) years prior to the date of this Agreement. As of the date of this Agreement, none of the Company or its Subsidiaries has any pending action, suit, written claim, administrative proceeding, or investigation against any third party on the basis that such third party is infringing, misappropriating or violating any Company Intellectual Property and, to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any rights of the Company or any of its Subsidiaries in the Company Intellectual Property in any material respect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, there are no actions, suits, written claims, administrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that (i) challenge or question the validity of, or the Company’s ownership or right to use, any Company Intellectual Property, or (ii) assert infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party. To the Knowledge of the Company, there is no existing fact or circumstances that would reasonably be expected to give rise to any such claim.

(e) The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect each item of material Company Intellectual Property owned by the Company or any of its Subsidiaries and the confidentiality of their trade secrets. To the Knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no trade secrets or other confidential information included in the Company Intellectual Property owned by the Company have been disclosed to any Person, except pursuant to written confidentiality obligations that reasonably protect the Company’s or applicable Subsidiary’s rights in such trade secrets and confidential information.

(f) Each of the Company and its Subsidiaries has taken commercially reasonable actions necessary to maintain and protect the security of the IT Assets and data (including personal information) stored therein or transmitted thereby from loss, unauthorized access or other misuse. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) there has been no loss, unauthorized access to or misuse of any such IT Assets or data in the possession and control of the Company and its Subsidiaries since January 1, 2016 nor, to the Knowledge of the Company, prior to January 1, 2016; and (ii) the IT Assets are sufficient for the current operations and currently contemplated operations of the Company and its Subsidiaries and operate in conformance with their documentation and, to the Knowledge of the Company, without any material virus, malware, defect or error.

(g) Each of the Company and its Subsidiaries has a privacy policy regarding the collection, use, storage and transfer of personal information in its business, true and correct copies of which have been made available to the Parent prior to the date of this Agreement. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is and has at all times been in compliance with its privacy policy and all applicable Laws, Orders, payment card industry data security standards and contractual requirements concerning the collection, use, storage and transfer of personal information in its business. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Company, and the consummation by the Company of the Transactions, and the compliance by the Company and its Subsidiaries with this Agreement will not (i) violate such privacy policies as they currently exist or as they existed at any time during which personal information was collected or obtained by the Company or any of its Subsidiaries, (ii) require notice to or consent from any data subjects or (iii) result in the forfeiture or loss of any personal information in the possession or control of the Company or any of its Subsidiaries. There are no actions, suits, claims, administrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection, use, storage or transfer of personal information.

Section 3.18. Real Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth the address of each parcel of real property owned by the Company or its Subsidiaries (the “Owned Real Property”). With respect to each parcel of Owned Real Property: (i) the Company or one of its Subsidiaries has good, valid and marketable fee simple title, free and clear of all Liens, except Permitted Liens; (ii) except for Permitted Liens or as set forth on Section 3.18(a) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth (whether as lessee or lessor) a list of all leases, including all amendments, modifications, extensions and guaranties relating thereto, of real property (the “Leased Real Property”, together with the Owned Real Property, the “Real Property”) to which the Company or any Subsidiary is a party or by which it is bound, in each case as of the date hereof (each a “Real Property Lease,” and collectively the “Real Property Leases”) and the address of each Leased Real Property. The Company or one of its Subsidiaries has good and valid leasehold title in the Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Company has made available to Parent complete and correct copies of all real Property Leases. Except as set forth on Section 3.18(b), each Real Property Lease is valid and binding on the Company or a Subsidiary and, to the Knowledge of the Company, on the other parties thereto and is in full force and effect. Except as set forth on Section 3.18(b) of the Company Disclosure Letter, the Company or a Subsidiary and, to the Knowledge of the Company, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Real Property Lease. Since January 1, 2016, neither the Company nor any Subsidiary has received written notice of any default under any Real Property Lease. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Real Property Lease, is in violation or breach of, or default under, any Real Property Lease in any material respect.

(c) To the Knowledge of the Company, all material buildings, facilities, structures and fixtures included in the Real Property (giving due account to the age and length of use of same, ordinary wear and tear excepted) are in good operating condition and repair (except for ordinary routine maintenance and repairs that are not material in nature or cost).

(d) There is no pending or, to the Knowledge of the Company, threatened appropriation, condemnation or like action, or sale or other disposition in lieu of condemnation, affecting the Real Property or any part thereof.

(e) The Real Property constitutes all of the real property used or occupied by the Company and its Subsidiaries.

Section 3.19. Company Material Contracts.

(a) As used herein, “Company Filed Contracts” shall mean all “material contracts” described in Item 601(b)(10) of Regulation S-K (other than this Agreement and any Company Benefit Plan) to which the Company or its Subsidiaries is a party or may be bound as of the date hereof and that are required to be filed with the SEC. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Filed Company Contract that has not been filed.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list, and the Company has made available to Parent correct and complete copies, of the following Contracts in effect as of the date of this Agreement, in each case, other than the Company Benefit Plans (each Contract of the type described in this Section 3.19(b) and each Company Filed Contract, a “Company Material Contract”):

(i) each Contract that materially restricts the ability of the Company or its Subsidiaries to compete in any business or with any Person in any geographical area or materially restricts the ability of the Company or any of its Subsidiaries to solicit or hire any employee or consultant;

(ii) other than any such agreement solely between or among the Company and its wholly owned Subsidiaries, each loan and credit Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, capital and financing method lease or other similar agreement pursuant to which any Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred having an outstanding amount in excess of $100,000;

(iii) each Contract that requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly-owned Subsidiaries) in any such case which is in excess of $100,000;

(iv) each Contract to which the Company or any of its Subsidiaries is a party relating to (A) the formation, creation, operation, management or control of any partnership or joint venture; or (B) the ownership of any equity interest in any entity or business enterprise other than the Subsidiaries of the Company;

(v) other than the Company Benefit Plans, each indemnification, employment, consulting or other material Contract with (A) any member of the Company Board or (B) any executive officer of the Company, in each case, other than those Contracts (or forms of) (1) filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents or (2) terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(vi) each Contract (A) pursuant to which the Company or any of its Subsidiaries is granting any license to any third party under any material Company Intellectual Property owned by the Company or any of its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business to customers or suppliers in connection with products and services sold or offered for sale by the

Company or any of its Subsidiaries); or (B) that purports to materially limit, curtail or restrain the ability of the Company or any of its Subsidiaries to exploit any material Company Intellectual Property owned by the Company or any of its Subsidiaries;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries is being granted any material license to Intellectual Property owned by any third party (other than off-the-shelf licenses for generally commercially available Software);

(viii) each settlement, conciliation or similar Contract with any Governmental Authority;

(ix) each Contract that (A) contains “most favored nation” pricing provisions with any third party or (B) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any Person;

(x) each Contract that (A) by its terms calls for aggregate payments or receipts (including termination fees) by the Company and its Subsidiaries under such Contract(s) of more than $1,000,000 over the remaining term of such Contract(s) or of more than $500,000 in any calendar year or (B) pursuant to which the Company and its Subsidiaries have had, or could reasonably be expected to have, aggregate payments or receipts of more than $500,000 in any calendar year;

(xi) each Contract that is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any person beneficially owning five percent (5%) or more of the outstanding Company Common Shares, on the other hand, except for any Company Benefit Plan or other compensation arrangement;

(xii) each Contract with respect to any acquisition and divestiture pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(xiii) each Contract involving the acquisition or disposition of assets, directly or indirectly (by merger or otherwise) outside the ordinary course of business, consistent with past practice; and

(xiv) each Contract with each of the 20 largest vendors (in the aggregate) of the Company, based on consolidated accounts payable as of December 31, 2017.

(c) Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except to the extent such Company Material Contract has previously expired in accordance with its terms or as would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto, is (with or without notice or lapse of time, or both) in violation or breach of, or default under, any provision of any Company Material Contract, and to the Knowledge of the Company, no party to any Company Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to result in a default under provisions of such Company Material Contract, except in each case for such violations, breaches, defaults, acts, events or failures as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received written notice (a) of any breach or default of any Material Contract, or (b) from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate the terms of any such Material Contract

Section 3.20. Opinion of Financial Advisor. The Company Board has received the opinion of its financial advisor, Piper Jaffray & Co. (“Piper Jaffray”), to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, from a financial point of view, the Merger Consideration to be offered to the Company Shareholders pursuant to this Agreement (other than holders of Excluded Shares) is fair to such shareholders. The Company has furnished to Parent a true, correct and complete copy of such opinion.

Section 3.21. Finders or Brokers; Fees. No broker, finder or investment banker, financial advisor or other Person other than Piper Jaffray is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or its Subsidiaries. The fees and expenses payable by the Company to Piper Jaffray shall be calculated in accordance with the engagement letter between the Company and Piper Jaffray, a copy of which has been made available to Parent.

Section 3.22. Vote Required. In respect of the Company, the Requisite Company Vote is the only vote of the holders of any class or series of the share capital of the Company or any of its Subsidiaries necessary (under the organizational documents of the Company, the OGCL, other applicable Laws or otherwise) to approve and adopt this Agreement and the Merger and no other vote of holders of securities of the Company or any of its Subsidiaries is required to order for the Merger to be consummated or otherwise in connection with the Transactions.

Section 3.23. Takeover Laws. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.10, no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation, including Chapters 1701.831, 1701.832 and 1704 of the OGCL (collectively, “Takeover Statutes”) applies to the Company with respect to this Agreement or the Merger in connection with this Agreement or the performance by the Company of its obligations hereunder and thereunder and consummating the Merger. Prior to the execution and delivery of this Agreement, the Company’s board of directors has authorized the Merger, and approved this Agreement and any related agreements for purposes of Chapter 1704 of the OGCL.

Section  3.24. Insurance. The Company and its Subsidiaries maintain all insurance policies (issued in favor of the Company and its Subsidiaries and businesses of the Company and its Subsidiaries) in such amounts, with such deductibles and against such risks and losses as are commercially reasonable for the assets of the Company and its Subsidiaries and the conduct of their businesses. Section 3.24 of the Company Disclosure Letter contains a true, correct and complete list of all insurance policies in effect as of the date of this Agreement that are material to the business of the Company and its Subsidiaries. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) such insurance policies are in full force and effect, all premiums due and payable thereon have been paid in accordance with the respective terms thereof, (ii) neither the Company nor any of its Subsidiaries has received, as of the date hereof, written notice of any pending or threatened cancellation with respect thereto (iii) the Company and each of its Subsidiaries is in material compliance with all conditions contained in such insurance policies and (iv) there is no material claim by the Company or any of its Subsidiaries pending under any such policies that has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice. This Section 3.24 shall not apply to insurance maintained in connection with any Company Benefit Plan. There is no material claim by the Company or any of its Subsidiaries pending under any such policies that (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice; or (i) if not paid would be materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 3.25. Affiliate Transactions. Except for (a) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Company SEC Documents or (b) Company Benefit Plans or compensation arrangements with Company employees or directors in the ordinary course of business, Section 3.25 of the Company Disclosure Letter sets forth a true, correct and complete list of the Contracts that are in existence as of the date of this Agreement between the Company or any of its Subsidiaries and any (i) present executive officer or director of either the Company or any of its Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members; (ii) record or beneficial owner of more than 5% of the shares of Company Common Shares as of the date of this Agreement; or (iii) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries) (each of (i), (ii), and (iii) above, a “Company Affiliate

Transaction”). Any Company Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company or its Subsidiaries in a similar transaction with an unaffiliated third party. To the Knowledge of the Company, no Company Specified Person owns, directly or indirectly, on an individual or joint basis, any interest in, or, except as set forth in Section 3.25 of the Company Disclosure Letter, serves as an officer or director or in another similar capacity of, any vendor or other Independent Contractor, or any person which has a Contract with the Company or any of its Subsidiaries.

Section 3.26. Certain Business Practices.

(a) Neither the Company nor any of its Subsidiaries, nor any of its or their directors, officers or employees, nor, to the Company’s Knowledge, any agents, independent contractors and other parties acting on behalf of the Company or any of its Subsidiaries or Affiliates, has violated any material provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or any other similar Law in any jurisdiction applicable to the Company or any of its Subsidiaries (collectively, the “Anti-Corruption Laws”).

(b) To the Knowledge of the Company, there is no investigation of, allegation by, or request for information from the Company or any of its Subsidiaries by any Governmental Entity regarding the Anti-Corruption Laws that would reasonably be expected to result in any material fine, penalty or enforcement action by such Governmental Entity.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any current or former directors, officers, employees, agents, independent contractors or other parties acting on behalf of the Company or any of its Subsidiaries or Affiliates, has materially violated or operated in material noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Laws of any Governmental Entity.

Section 3.27. Quality and Safety of Food & Beverage Products. Since January 1, 2016, (a) there have been no recalls of any food or beverage product of the Company or any Subsidiary, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or a Subsidiary; and (b) to the Knowledge of the Company, none of the food or beverage products of the Company or any Subsidiary has been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or posed an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except as (a) and (b), either individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.28. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV; provided that such representations and warranties by Parent and Merger Sub are qualified in their entirety by reference to the disclosure set forth in the disclosure letter delivered by Parent and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made.

Section 4.1. Organization and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of its respective jurisdiction of incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of each of Parent and Merger Sub to perform its obligations under this Agreement. Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the certificate of incorporation and bylaws or other equivalent organizational documents of each of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2. Corporate Authority and Approval. Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate or similar action of Parent and Merger Sub (other than the adoption of this Agreement by Parent as sole shareholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement)), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by Parent as sole shareholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement), and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and, as to enforceability, to general equitable principles).

Section 4.3. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions (including the consummation of the Merger) will not require any consent, approval, registration, declaration, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity with respect to Parent or Merger Sub, other than (i) the filing with the Secretary of State of Ohio of the Certificate of Merger as required by the OGCL, (ii) compliance with the applicable requirements of the Exchange Act, (iii) compliance with any applicable foreign or state securities or blue sky laws, and (iv) the other consents and/or notices set forth on Section 4.3(a) of the Parent Disclosure Letter (collectively, clauses (i) through (iv), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of each of Parent and Merger Sub to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will not (i) conflict with, or result in any breach, violation or default (with or without notice or lapse of time, or both) of any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any breach, violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound, other than any such violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of each of Parent and Merger Sub to perform its obligations under this Agreement.

Section 4.4. Investigations; Litigation. There are no (a) investigations or reviews pending or, to the Knowledge of Parent, threatened by any Governmental Entity with respect to Parent or Merger Sub that, if determined adversely to Parent or Merger Sub or any of their respective properties or assets, would or would be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of each of Parent and Merger Sub to perform its obligations under this Agreement and (b) Actions pending or, to the Knowledge of Parent, threatened against or affecting Parent or Merger Sub, or any of their respective properties or assets at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would or would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of each of Parent and Merger Sub to perform its obligations under this Agreement.

Section 4.5. Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.14, none of the information supplied or to be supplied by or on behalf of Parent and Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement shall, on the date the Proxy Statement is first sent or mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will omit to state any material fact with respect to Parent or any of its Affiliates that is necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

Section 4.6. Equity Commitment Letter. Concurrently with the execution of this Agreement, the Equity Investor has delivered to the Company the duly executed Equity Commitment Letter. The Equity Commitment Letter is in full force and effect and constitutes a legal, valid and binding obligation of the Equity Investor, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and, as to enforceability, to general equitable principles and, as of the date of this Agreement, (i) no amendment is contemplated to the Equity Commitment Letter and (ii) no commitment contained in the Equity Commitment Letter has been withdrawn or rescinded.

Section 4.7. Financing.

(a) As of the date of this Agreement, Parent has sufficient cash, available lines of credit or other sources of immediately available funds and/or committed equity or debt financing (including pursuant to the Equity Commitment Letter and the Debt Commitment Letters) to enable Merger Sub to pay the aggregate Merger Consideration and to perform its obligations with respect to the Transactions (such amount, the “Required Amount”).

(b) Parent will have and will cause Merger Sub to have at the Closing, the available cash on hand and/or financing in an aggregate amount sufficient to enable Merger Sub to consummate the Merger, including payment in cash of the aggregate Merger Consideration on the Closing Date and for Parent and Merger Sub to satisfy all of their obligations under this Agreement, including to pay all related Expenses. Parent and Merger Sub acknowledge and agree that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section  4.8. Capitalization of Merger Sub. As of the date hereof, the authorized Capital Stock of Merger Sub consists of 990 shares of common stock. All of the issued and outstanding Capital Stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may, directly or indirectly, acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.9. Certain Arrangements. Except as contemplated by this Agreement, neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company (a) agrees to vote to adopt this Agreement or the Merger or (b) agrees to vote against any Superior Proposal.

Section 4.10. Ownership of Common Shares. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (including pursuant to a derivatives Contract), any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any Company Common Shares except pursuant to this Agreement or agreements to which the Company is a party. Assuming the accuracy of the Company’s representations and warranties set forth in the second sentence of Section 3.23, neither Parent nor any of its “affiliates” or “associates” ( including Merger Sub) is, and at no time during the last three years has Parent or any of its “affiliates” or “associates” (including Merger Sub) been, an “interested shareholder” of the Company, as such terms are defined in Section 1704.01 of the OGCL.

Section  4.11. No Vote of Parent Stockholders. No vote of the stockholders of Parent that has not been obtained on or prior to the date hereof is required by any applicable Law or the organizational documents of Parent in connection with the consummation of the Merger.

Section 4.12. Finders or Brokers. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Merger and any of the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.13. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section  4.14. Investigation; No Other Representations and Warranties. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III (subject to the qualifications set forth therein and the expiration thereof at the Effective Time) (i) the Company does not make, and has not made, any representations or warranties relating to itself or its Subsidiaries or their respective businesses or otherwise in connection with the Transactions and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Transactions, and if made, such representation or warranty will not be relied upon by Parent or Merger Sub as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives, oral or written, are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement (subject to the qualifications set forth therein and the expiration thereof at the Effective Time).

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1. Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to (A) conduct its business and operations in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to (1) maintain and preserve intact its business organization and business relationships, including its relations and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, contractors, creditors and lessors and (2) keep available the services of its officers and key employees.

(b) Except as set forth on Section 5.1(b) of the Company Disclosure Letter and subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a) at all times during the period between the date hereof and the earlier of the Effective Time and the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) amend, adopt any amendment or otherwise change its Articles of Incorporation, Code of Regulations or any similar organizational document;

(ii) (A) adjust, split, reverse split, combine, consolidate, subdivide or reclassify any shares of Capital Stock or other ownership interests of the Company or any of its Subsidiaries (including any warrants, options or other rights to acquire the foregoing) or (B) modify the terms of any shares of its Capital Stock;

(iii) issue, sell, authorize, deliver, pledge, grant, transfer, encumber or otherwise dispose of any shares of Capital Stock of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, commitments or rights of any kind to acquire, any shares of Capital Stock of the Company or any of its Subsidiaries (other than (A) the issuance of Company Common Shares upon the exercise of Company Options outstanding as of the Capitalization Date, (B) in satisfaction of obligations pursuant to Company Benefit Plans existing as of the date hereof in accordance with their terms as of the date hereof, (C) by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, or (D) pursuant to net settlements or exercises of outstanding Company Options or Company Restricted Shares in satisfaction of the exercise price and/or tax withholding relating to such award solely to the extent required or permitted by any Company Benefit Plan as in effect on the date hereof);

(iv) directly or indirectly acquire, repurchase or redeem any securities, except for transactions between the Company and any of its direct or indirect wholly owned Subsidiaries and except pursuant to net settlements or exercises of outstanding Company Options or Company Restricted Shares in satisfaction of the exercise price and/or tax withholding relating to such award solely to the extent required or permitted by any Company Benefit Plan as in effect on the date hereof);

(v) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Capital Stock of the Company or any of its Subsidiaries, or make any other actual, constructive deemed distribution in respect of such Capital Stock (except cash dividends or other distributions paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company);

(vi) make any acquisition (whether by merger, consolidation, or acquisition of stock or assets or otherwise) of any interest in any Person or any division or assets thereof (other than inventory in the ordinary course of business or capital expenditures pursuant to the budget set forth in Section 5.1(b)(vi) of the Company Disclosure Letter);

(vii) acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property, or amend, modify, waive, or terminate any Real Property Lease, or enter into any Real Property Lease;

(viii) enter into any understanding, arrangement or Contract with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ Capital Stock;

(ix) enter any new line of business outside of its existing business as of the date hereof;

(x) sell, transfer, lease, license or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise), any corporation, partnership or other business organization or division thereof or any property or assets (including any Company Intellectual Property) of the Company or its Subsidiaries outside the ordinary course of business, consistent with past practice;

(xi) other than the Company Shareholders Meeting, convene any special meeting (or any adjournment thereof) of the Company Shareholders;

(xii) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) other than loans, advances, capital contributions or investments pursuant to Contracts in effect as of the date of this Agreement in accordance with their terms as of the date hereof as disclosed on Section 5.1(b)(xii) of the Company Disclosure Letter.

(xiii) (A) incur, assume, suffer or modify the terms of any Indebtedness or issue any debt securities, other than (1) trade payables incurred in the ordinary course of business consistent with past practice, and (2) Indebtedness under the Company’s existing credit facilities in an amount that does not exceed $1,000,000, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of wholly owned Subsidiaries of the Company or (C) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any Lien thereon (other than Permitted Liens) in an amount that does not exceed $500,000 individually or in the aggregate;

(xiv) settle, release, assign, waive or compromise any pending or threatened Action against the Company or any of its Subsidiaries other than settlements or compromises for any Action that is reflected or reserved against in the Audited Company Balance Sheet;

(xv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (A) sale of inventory in the ordinary course of business, consistent with past practice, (B) dispositions of assets no longer used in the operation of the business, (C) sales that are not material to the Company or (D) factoring of accounts receivable;

(xvi) enter into or adopt any “poison pill” or similar stockholder rights plan;

(xvii) except as required by any existing agreements, any Company Benefit Plan, or applicable Law, (A) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers or any other employee of the Company and its Subsidiaries whose base salary is greater than $50,000 per annum; (B) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to employees of the Company and its Subsidiaries that are not described in clause (A); (C) except in the ordinary course of business, establish, adopt, enter into or materially amend any Company Benefit Plan or plan, agreement or arrangement that would have been a Company Benefit Plan had it been in effect on the date hereof, other than adopting any amendments required by Law or to maintain the Tax qualified or registered status of any Company Benefit Plan; provided, that, in any case, the Company shall not establish or adopt any change in control, transaction bonus, equity or equity-based, retirement or severance plan, program or arrangement and severance arrangements for new hires consistent with those of Company employees holding a similar position); or (D) terminate the employment of any employee whose base salary is greater than $100,000, other than for cause or hire any employee whose base salary is greater than $100,000;

(xviii) (A) incur, authorize or commit to incur any capital expenditures other than consistent with the capital expenditure budget set forth in Section 5.1(b)(xviii) of the Company Disclosure Letter; (B) enter into, modify, amend, extend, fail to perform the terms of or terminate any (1) Contract which if entered into prior to the date hereof would be a Material Contract if it had been in effect as of the date hereof; or (2) Material Contract; (C) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (D) effectuate a “plant closing” or “mass layoff” (each as defined in WARN); or (E) waive, release, grant or transfer any right of material value;

(xix) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation or other reorganization of the Company or any of its Subsidiaries (other than the Merger).

(xx) except as may be required by a change in GAAP, make any change in its financial accounting principles, policies, or practices;

(xxi) make or change any material Tax election, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, amend any Tax Returns or settle any material Tax claim; or

(xxii) agree, resolve, authorize or commit, in writing or otherwise, to do or take any of the actions prohibited by this Section 5.1(b).

Section 5.2. Proxy Statement and Other Required SEC Filings.

(a) Promptly after the execution of this Agreement (and in any event within twenty (20) Business Days after the date of this Agreement), the Company will prepare (with Parent’s reasonable cooperation) and file with the SEC the Proxy Statement to be sent to the Company Shareholders in connection with the Company Shareholders Meeting. The Company will not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to, and consider in good faith, all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 5.5 and unless there has been a Change of Recommendation, the Company will (A) include the Company Recommendation in the Proxy Statement, (B) use its reasonable best efforts to solicit proxies to obtain the Requisite Company Vote and (C) take all other action reasonably necessary or advisable to secure the Requisite Company Vote. The Company will use its reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof. Promptly (but in any event no more than ten (10) Business Days) following the (1) confirmation by the SEC that it has no further comments or (2) if applicable, expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Shareholders as of the record date established for the Company Shareholders Meeting.

(b) Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party hereto to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments received from the SEC.

(c) The Company will notify Parent promptly (and in any event within 24 hours) of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings.

(d) Except in connection with a Change of Recommendation or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(e) If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC; provided, for the avoidance of doubt, none of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 nor any Quarterly Reports on Form 10-Q for quarterly periods ending in 2018 shall be deemed an “Other Required Company Filing” for purposes of this Agreement and shall not be subject to Parent’s prior review and comment. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Except in connection with a Change of Recommendation or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to, and will consider in good faith, all reasonable additions, deletions or changes suggested by Parent or its counsel.

(f) On the date of filing, the date of mailing to the Company Shareholders (if applicable) and at the time of the Company Shareholders Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filings will not, at the time that such Proxy Statement or Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any document that Parent or Merger Sub determines that it is required to file with the SEC as a result of the Merger or the Company Shareholders Meeting pursuant to applicable law (an “Other Required Parent Filing”).

Section 5.3. Company Shareholders Meeting. Subject to Section 5.5, the Company shall take all necessary actions in accordance with applicable Law, the organizational documents of the Company and the applicable rules of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as reasonably practicable after confirmation by the SEC that the SEC has no further comments on the Proxy Statement, for the purpose of (i) voting on the approval and adoption of this Agreement and the Merger, which such Company Shareholders Meeting shall be held on a date selected by the

Company in consultation with Parent and (ii) in accordance with Section 14A of the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger. The Company shall cause the Proxy Statement to be mailed to the Company Shareholders entitled to vote at the Company Shareholders Meeting, and comply with all legal requirements applicable to the Proxy Statement and the Company Shareholders Meeting. Subject to Section 5.5, the Company shall use its reasonable best efforts to submit this Agreement for adoption by the Company Shareholders at the Company Shareholders Meeting and obtain the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, recess, reconvene or postpone the Company Shareholders Meeting if (x) after consultation with Parent, the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Shareholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders within a reasonable amount of time in advance of the Company Shareholders Meeting or (y) after consultation with Parent, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Common Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting. Notwithstanding the foregoing, without the prior written consent of Parent, the Company Shareholders Meeting will not be postponed or adjourned with respect to clause (y) of this Section 5.3, by more than 30 calendar days after the date on which the Company Shareholders Meeting was (or was required to be) originally scheduled.

Section 5.4. Access; Confidentiality.

(a) Subject to compliance with applicable Laws, the Company shall, and shall cause its Subsidiaries, and its and its Subsidiaries’ respective officers, directors, employees and representatives to, afford to Parent and Merger Sub and their respective Affiliates, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”), upon written request, reasonable access during normal business hours, during the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers and employees, properties, Contracts, facilities, tax records, books and records. The foregoing notwithstanding, the Company shall not be required to afford such access if it (i) would unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) would violate any of the Company’s or its Subsidiaries’ obligations under any Contract with respect to confidentiality that was entered into prior to the date of this Agreement so long as the Company shall have used reasonable efforts to obtain the consent of the counterparty in such Contract to such access or disclosure, (iii) is subject to any attorney-client privilege to the Company or any of its Subsidiaries (so long as the Company uses its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such privilege, or (iv) reasonably be expected to result in a violation of any applicable Law.

(b) Parent hereby agrees that all information provided to it, Merger Sub or any Parent Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with the non-disclosure agreement, dated as of November 6, 2017, between the Company and GP Investments, Ltd. (the “Confidentiality Agreement”).

Section 5.5. Acquisition Proposals.

(a) Except as expressly permitted by this Section 5.5, promptly following the date of this Agreement (i) the Company shall immediately cease and cause to be terminated any activities, discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person and its directors, officers, Affiliates, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (collectively, “Representatives”) relating to an Acquisition Transaction and (ii) the Company will request that each Person (other than Parent and its Representatives) that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of acquiring the Company to, in accordance with the terms of such confidentiality agreement, promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement. Except as expressly permitted by this Section 5.5, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company and its Subsidiaries shall not, and the Company shall direct and cause its Representatives not to, directly or indirectly, (i) initiate, solicit, propose, or knowingly encourage, facilitate or assist, any inquiry or the making of any proposal or offer that constitutes, or is reasonably expected to lead to, an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or its Subsidiaries or afford access to the business, properties, assets, books, records or any personnel of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any of their respective designees) relating to, an Acquisition Proposal, (iii) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or (iv) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

(b) Notwithstanding anything to the contrary contained herein, from the date of this Agreement until the Company’s receipt of the Requisite Company Vote, if the Company receives a bona fide unsolicited Acquisition Proposal from any Person that was not received as a result of a breach of Section 5.5(a), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information (including any non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to such Person pursuant to an executed confidentiality agreement containing terms as to confidentiality that are no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that the Company shall (x) promptly (but in any event within 24 hours) notify Parent of the receipt of any Acquisition Proposal, the identity of the Person making such Acquisition Proposal and the material terms of such Acquisition Proposal, and deliver to Parent unredacted copies of any documents received in connection with such Acquisition Proposal, (y) promptly (but in any event within 24 hours) notify Parent of any material developments with respect to such Acquisition Proposal, and (z) contemporaneously make available to Parent and Merger Sub any confidential information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Merger Sub and (ii) following the execution of an Acceptable Confidentiality Agreement, the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Acquisition Proposal, if and only to the extent that prior to taking any action described in clauses (i) or (ii) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and that the failure to take the actions contemplated by this Section 5.5(b) would be inconsistent with its fiduciary duties pursuant to applicable Law.

(c) Except as set forth in this Section 5.5(c), following the date of this Agreement the Company Board shall not (i) change, withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) approve or recommend, or publicly propose to approve or recommend to the Company Shareholders, an Acquisition Proposal, (iv) fail to publicly reaffirm the Company Recommendation within 10 Business Days of the occurrence of a material event or development and after Parent so requests in writing (or, if the Company Shareholders Meeting is scheduled to be held within 10 Business Days, then within one Business Day after Parent so requests in writing), or (v) if a tender offer or exchange offer for shares of Capital Stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company Shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement thereof (any of the foregoing, a “Change of Recommendation”), or authorize, adopt, approve or propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may (A) effect a Change of Recommendation if the Company Board determines in good faith (after consultation with its outside legal counsel) that, (x) as a result of a development or Effect that occurs or arises after the execution and delivery of this Agreement (other than a Superior Proposal or Effect that otherwise relates to an Acquisition Proposal) that was not known to, or reasonably foreseeable by, the Company Board prior to the execution and delivery of this Agreement (an “Intervening Event”), and (y) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law or (B) if the Company receives a bona fide Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law, terminate this Agreement pursuant to Section 7.4(a) and enter into, the Alternative Acquisition Agreement associated with such Superior Proposal; provided, however, that:

(i) the Company Board may only take the actions described in the foregoing clause (A) if:

(1) the Company shall have provided prior written notice to Parent of the Company Board’s intention to take such actions at least three (3) Business Days in advance of taking such action, which notice shall describe the Intervening Event in reasonable detail;

(2) after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such three (3) Business Day period, to make such adjustments in the terms and conditions of this Agreement that would cause the Company Board to no longer believe that it would be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Recommendation, and by 5:00 PM Eastern Time on the last Business Day of such three (3) Business Day and the Company Board shall have determined in good faith after consultation with outside counsel, that it would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Recommendation, if such changes offered in writing by Parent were given effect; and

(ii) the Company Board may only take the actions described in the foregoing clause (B) if:

(1) the Company shall have provided prior written notice to Parent of the Company Board’s intention to take such actions at least three (3) Business Days in advance of taking such action (or two (2) Business Days in the case of any material modification of a Superior Proposal that is the subject of a prior notification under this clause), which notice shall specify, as applicable, the material terms of the Acquisition Proposal received by the Company that could reasonably result in a Superior Proposal, including a copy of the most current version of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal and other material documents (including any financing commitments with respect to such Acquisition Proposal);

(2) after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such three (3) Business Day or two (2) Business Day period, as the case may be, to make such adjustments in the terms and conditions of this Agreement as would cause the Company Board to no longer believe that it would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Recommendation;

(3) the Company Board shall have considered in good faith any changes to this Agreement or other arrangements that may be offered in writing by Parent by 5:00 PM Eastern Time on the last Business Day of such three (3) Business Day or two (2) Business Day period, as the case may be, and shall have determined in good faith, after consultation with outside counsel and its financial advisors, that (i) Parent has not made an offer that is at least as favorable, taken as a whole, to the Company Shareholders as such Acquisition Proposal and (ii) the bona fide Acquisition Proposal received by the Company would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by Parent were given effect; and

(4) the Company pays the Company Termination Fee in accordance with procedures set forth in Section 7.6.

(d) Nothing contained in this Section 5.5 shall be deemed to prohibit the Company, the Company Board or any committee of the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop-look-and-listen” communication to the Company Shareholders under the Exchange Act (or any similar communications to the Company Shareholders) within ten (10) Business Days after commencement of any tender offer; provided, however, that any such disclosure or communication that constitutes or contains a Change of Recommendation shall be subject to the provisions of Section 5.5(c).

(e) The Company agrees that any action taken by a Representative of the Company at the direction of the Company (other than an employee or consultant of the Company who is not an executive or other officer of the Company and was not otherwise directed to take such action by the Company) that, if taken by the Company, would constitute a material breach of this Section 5.5 will be deemed to constitute a breach by the Company of this Section 5.5.

(f) As used in this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or offer made by any Person (other than the Parent or Merger Sub) for (i) a merger, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company (other than the Merger), (ii) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the voting power of the outstanding Company Common Shares, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty percent (20%) or more of the voting power of the outstanding Company Common Shares.

(g) As used in this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term, to the extent applicable, changed from 20% to 50%) that did not result from a breach of this Section 5.5 and that the Company Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) would, if consummated, be more favorable, from a financial point of view, to the Company Shareholders (in their capacity as such) than the Merger, taking into account among other things all of the terms and conditions of such Acquisition Proposal (including the financing, likelihood and timing of consummation of the transaction contemplated by such Acquisition Proposal) and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Acquisition Proposal under the provisions of Section 5.5(c)).

Section 5.6. Employee Matters.

(a) For a period of one year following the Effective Time (but not beyond the termination of the applicable individual’s employment with the Company and its Subsidiaries), Parent shall provide, or shall cause to be provided, to each individual that is an employee of the Company or its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”), (i) a base salary or hourly wage and bonus opportunities (excluding for such purposes any equity-based compensation, change in control payments, or retention or similar payments) that are at least equal to those that were provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (excluding for such purposes any equity-based compensation, change in control payments, or retention or similar payments) that are at least as favorable in the aggregate, to either (A) the compensation and benefits that were provided to such employee immediately prior to the Effective Time and (B) the compensation and benefits that are provided to an employee of Parent or an affiliate thereof (other than the Surviving Corporation and its Subsidiaries) in a similar position. Without limiting the generality of the foregoing, in the event that the employment of any Continuing Employee is terminated during the one-year period following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, to such Continuing Employee severance benefits that are no less favorable than the severance benefits to which such Continuing Employee would have been entitled under the applicable Company Benefit Plan disclosed on Section 5.6 of the Company Disclosure Letter as in effect immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.6(a), for all purposes (including purposes of vesting, eligibility to participate, and level of benefits) under the employee benefit plans of Parent and its Affiliates providing benefits to any Continuing Employee after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar Company Benefit Plan in which such Continuing Employee participated, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability and/or life benefits to any Continuing Employee (or his or her covered dependents) (collectively, the “Parent Welfare Plans”), Parent shall use commercially reasonable efforts to (A) cause all pre-existing condition exclusions and limitations, waiting requirements and actively-at-work requirements of such Parent Welfare Plan to be waived for such Continuing Employee and his or her covered dependents, and (B) cause all eligible expenses incurred by such Continuing Employee and his or her covered dependents under the corresponding Company Benefit Plan during the portion of the plan year of such Company Benefit Plan ending on the date such Continuing Employee’s participation in the corresponding Parent Welfare Plan begins (such initial plan year of participation, the “Initial Year of Participation”) to be credited under such Parent Welfare Plan for purposes of satisfying all deductible, copayment, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the Initial Year of Participation as if such amounts had been paid in accordance with such Parent Welfare Plan.

(c) Parent hereby acknowledges that a “change of control,” “change in control,” “approved sale” or similar phrase within the meaning of the Company Benefit Plans, will occur at or prior to the Effective Time, as applicable.

(d) From and after the Effective Time, the Company and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, honor all Company Benefit Plans in accordance with their terms, provided that nothing herein shall be construed as prohibiting the amendment or termination of any of the foregoing in accordance with its terms.

(e) It is expressly acknowledged, understood and agreed that nothing in Sections 5.6(a)-(d) or otherwise contained in this Agreement is intended to or does or shall constitute an amendment to or establishment of any Company Benefit Plan, New Plans or any employee benefit or other plan or, subject to the express provisions of this Section 5.6, shall prevent the amendment or termination of any such plan. Nothing in this Section 5.6 shall be deemed to (i) be a guarantee to any Continuing Employee of employment or, without limiting the express provisions of this Section 5.6, any specific term or condition of employment, (ii) create any right or benefit in any person other than the signatories of this Agreement, or (iii) preclude the ability of Parent or the Surviving Corporation to terminate the employment of any Continuing Employee.

Section 5.7. Efforts; Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Transactions as promptly as practicable, including (i) causing the conditions to the Merger set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity (all of the foregoing, collectively, the “Governmental Consents”), (iii) the obtaining of all necessary consents, approvals or waivers from, and delivering of all necessary notifications to, third parties (including pursuant to any Material Contracts and Real Property Leases so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts and Real Property Leases as of and following the consummation of the Transactions), (iv) the defending of any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the Transactions; provided that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall cooperate with each other in (i) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Entities (including in any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) and (ii) to the extent not made prior to the date hereof, timely making or causing to be made all such applications and filings as reasonably determined by Parent and the Company as promptly as practicable. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, any other Governmental Consent and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice, or any other Governmental Entity in connection with such applications or filings or the Merger.

(c) The Company hereby agrees that from the date of this Agreement through the Closing, the Company shall remain in compliance with the terms and conditions contained in the Credit Agreement (as may be further amended), and shall not permit to occur or suffer to exist an Event of Default (as defined in the Credit Agreement), including as a result of entering into this Agreement or the consummation of the Transactions, in each case that is not waived by the lenders pursuant to the Credit Agreement prior to the Closing.

Section 5.8. Takeover Statute. Each of the Company, the Company Board, Parent and Merger Sub will use their reasonable best efforts to ensure that no Takeover Statute is or becomes applicable to the Transaction. If any Takeover Statute is or may become applicable to the Transactions after the date of this Agreement, the Company and the Company Board shall each use its reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such Takeover Statute on the Transactions.

Section 5.9. Notification of Certain Matters. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VII and (2) the Effective Time, (A) the Company shall give prompt notice to Parent and

Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (b) any Transaction Litigation, (B) the Company shall give prompt notice to Parent and Merger Sub of (i) any change, condition, circumstance or event (including any renewal, termination, or amendment of, or any proposed modification to, any Material Contract) that results or could reasonably be expected to result in the Company failing to comply with or satisfy any covenant, condition or agreement (including any condition set forth in Article VI); or (ii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed and (C) Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 6.3(a) or Section 6.3(b) to fail to be satisfied at the Closing. No notification under this Section 5.9 will affect or be deemed to modify any representation or warranty of Parent, Merger Sub or the Company set forth in this Agreement or the conditions to the obligations of the parties hereto to consummate the Merger or the remedies available to the parties hereto under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent, Merger Sub or Company, as applicable, pursuant to this Section 5.9.

Section 5.10. Public Announcements. Parent and the Company agree to issue a joint press release announcing this Agreement that is reasonably acceptable to the Company and Parent. Thereafter, the Company, one the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment, prior to the issuance of such press release or other public statement or comment relating to this Agreement or the Transactions, and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations imposed by any national securities exchange or as may be requested by a Governmental Entity; provided, that the restrictions in this Section 5.10 shall not apply to any Company communication regarding an Acquisition Proposal or a Change of Recommendation (subject to any applicable terms of Section 5.5). Notwithstanding the foregoing, Parent, Merger Sub, and their respective Affiliates may provide ordinary course communications regarding this Agreement and the Transactions to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person.

Section  5.11. Indemnification and Insurance.

(a) The Surviving Corporation, Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective Articles of incorporation or code of regulations or other organizational documents or in any agreement with the Company or any of its Subsidiaries set forth on Section 5.11(a) of the Company Disclosure Letter and provided to Parent prior to the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ Articles of incorporation and code of regulations or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time set forth on Section 5.11(a) of the Company Disclosure Letter and provided to Parent prior to the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.11.

(b) For a period of six (6) years from and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each current and former director or officer of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any reasonable and documented costs or expenses (including advancing reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, litigation, proceeding or investigation, whether civil, criminal, administrative or investigative, brought by or pending before any Governmental Entity (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (or acts or omissions in connection with such Indemnified Party’s service as officer or director of the Company or any of its Subsidiaries), including, without limitation, an Action arising in whole or in part out of, or pertaining to this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time. In the event of any such Action, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time, (B) each Indemnified Party will be entitled to retain his or her own counsel (the reasonable and documented fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Action, (C) upon receipt of an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including reasonable attorneys’ fees and expenses) as incurred by an Indemnified Party in the defense of such Action, whether or not the Surviving Corporation elects to control the defense of any such Action, (D) no Indemnified Party will be liable for any settlement of such Action effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible).

(c) For a period of six (6) years from the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time. In satisfying its obligations pursuant to this Section 5.11(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year (such 250% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In lieu of maintaining the insurance coverage described in the first sentence of this Section 5.11(c), the Company may (or, if the Parent requests, the Company will) purchase, for effectiveness on the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing equivalent or greater benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the Transactions. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, the Surviving Corporation shall (and Parent will cause the Surviving Corporation to) cause such policy to be maintained in full force and effect, for its full term.

(d) Parent shall or shall cause to be paid all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity, advancement and other obligations provided in this Section 5.11.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Articles of incorporation or code of regulations or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement or otherwise. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume in writing the obligations set forth in this Section 5.11.

Section 5.12. Financing Cooperation.

(a) Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub or the Financing Sources to assist them in causing any conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent or Merger Sub or the Financing Sources in connection with Parent and Merger Sub obtaining the Debt Financing, including:

(i) participating (and causing senior management and Representatives of the Company to participate), upon reasonable advance notice and during normal business hours, in a reasonable number of meetings, calls, presentations and due diligence sessions (including accounting due diligence sessions), otherwise cooperating with the marketing efforts for the Debt Financing;

(ii) promptly furnishing Parent and the Financing Sources with the Required Information and other financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including financial information contemplated by the Debt Commitment Letters and causing the Required Information to remain Compliant and to continue to satisfy the applicable requirements set forth in the definition of “Required Information”;

(iii) assisting Parent and the Financing Sources with the timely preparation of customary bank information memoranda, lender presentations and similar documents required in connection with the Debt Financing, including (solely with respect to financial information and data derived from the Company’s historical books and records), reasonably assisting Parent with the preparation of pro forma financial information and pro forma financial statements upon Parent’s written request;

(iv) executing and delivering any definitive financing documents, including pledge and security documents, guarantees, currency or interest hedging arrangements and other certificates or documents as may be reasonably requested by Parent or the Financing Sources and permitting evaluation of the assets of the Company and its Subsidiaries and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(v) (A) deliver notices of prepayment, effective as of the Closing, in a timely fashion as required by the Credit Agreement and take any actions at or prior to the Effective Time reasonably requested by Parent to facilitate such prepayment (it being understood and agreed that any prepayment is (and shall be) contingent upon the occurrence of the Closing); and (B) arrange for customary payoff letters, lien terminations and instruments and acknowledgements of discharge (it being understood that no such lien terminations or and discharges shall become effective until the Effective Time and the payoff of the Credit Agreement) in respect of the Credit Agreement (the “Debt Payoff Letters”) to be delivered to Parent prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent), and take other actions reasonably necessary to provide for the payoff and termination of the Credit Agreement and related loan documents, and the termination and release of liens thereunder concurrently with the Closing;

(vi) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Sources contemplated by the Debt Commitment Letters; and

(vii) promptly furnishing Parent and the Financing Sources within two (2) Business Days of any requests with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent relating to applicable “know your customer” and anti-money laundering rules and regulations.

(b) Nothing in this Section 5.12 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or expenses prior to the Effective Time for which it will not receive reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) that is not contingent on the occurrence of the Effective Time; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) approve of the Financing prior to the Effective Time or (v) take any action that, in the good faith determination of the Company, (a) would reasonably be expected to conflict with or violate the organizational documents of the Company or any of its Subsidiaries of Law, (b) would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or (c) create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) will be effective until the Effective Time.

(c) The Company consents to the customary and reasonable use of the Company’s and its Subsidiaries’ logos solely in connection with any Debt Financing or any alternative financing from alternative financing sources (“Alternative Financing”); provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or Affiliates or the reputation or goodwill of the Company or any of its Subsidiaries or Affiliates.

(d) The Company hereby expressly authorizes the use of the financial statements and other information provided hereunder for purposes of the Debt Financing or any Alternative Financing and is not aware of any limitation on the use of such financial statements required by any independent accountant.

(e) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company and its Subsidiaries in performing their obligations under this Section 5.12, and indemnify the Company and its Subsidiaries or any of their respective directors, officers, employees and other representatives for any and all Losses suffered or incurred by the Company or any of its Subsidiaries or any of their respective directors, officers, employees and other representatives arising therefrom (other than (i) as a result of information provided by the Company or any of its Subsidiaries or any of their respective directors, officers, employees and other representatives containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading or (ii) to the extent arising from the bad faith, gross negligence, fraud or willful misconduct of the Company or any of its Subsidiaries or any of their respective directors, officers, employees and other representatives) (such Parent’s obligations pursuant to this Section 5.12(e) are referred to collectively as the “Reimbursement Obligations”).

Section 5.13. Transaction Litigation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VII and (2) the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall be in Parent’s sole discretion).

Section  5.14. Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and policies of the NASDAQ to cause (a) the delisting of the Company Common Shares from the NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 5.15. Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, (b) cause the Surviving Corporation to perform its obligations under this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness.

Section 5.16. Section 16(b). Prior to the Effective Time, the Company and the Company Board (or a committee thereof) shall take such steps as may be reasonably necessary or advisable hereto to cause the Transactions and any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.17. Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) Orders. No Governmental Entity having jurisdiction over the Company or any of its Subsidiaries shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions; provided that each party shall use reasonable best efforts to cause such Order to be lifted.

(b) Shareholder Approval. This Agreement shall have been duly approved and adopted by the Requisite Company Vote.

(c) Governmental Consents. The Company shall have received the consents or approvals from the applicable Governmental Entities set forth in Section 6.1(c) of the Company Disclosure Letter.

Section 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(b), Section 3.2(a), Section 3.2(b) and Section 3.2(c) shall be true and correct in all respects, except for de minimis inaccuracies, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date); (ii) the representations and warranties of the Company set forth in Section 3.1(a) (Organization and Qualification; Subsidiaries), Section 3.3 (Corporate Authority and Approval), Section 3.9(ii) (Absence of Certain Changes), Section 3.21 (Finders or Brokers; Fees), Section 3.22 (Vote Required), shall be true and correct in all respects, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Parent shall have received a certificate of the Company, signed by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement there shall not have been a Company Material Adverse Effect.

Section 6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, without regard to any “materiality” qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all material respects would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the Merger or ability of Parent and Merger Sub to perform their respective obligations under this Agreement.

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed and complied in all material respects with all obligations and covenants required to be performed and complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent, signed by a senior executive officer of Parent, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION

Section 7.1. Termination by Mutual Consent. This Agreement may be validly terminated at any time prior to the Effective Time by mutual written consent of Parent, Merger Sub and the Company.

Section 7.2. Termination by Either Parent or the Company. This Agreement may be validly terminated by either Parent or the Company at any time prior to the Effective Time:

(a) if the Merger has not been consummated by 11:59 p.m., Eastern Time on September 7, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose breach of any representations or warranties set forth in this Agreement, or whose failure to fulfill any of its obligations hereunder, has been a principal cause of, or primarily resulted in, (i) the failure to consummate the Merger by the Termination Date or (ii) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Termination Date;

(b) if this Agreement has been submitted to the Company Shareholders for approval and adoption at a duly convened Company Shareholders Meeting (or adjournment or postponement thereof), such Company Shareholders Meeting has been completed and the Requisite Company Vote is not obtained upon a vote taken thereon;

(c) if any statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction that prohibits, makes illegal or enjoins the consummation of the Merger; or

(d) if any permanent Order restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Notwithstanding the foregoing, the right to terminate this Agreement pursuant to Section 7.2(c) or Section 7.2(d) will not be available to any party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Order, statute, rule or regulation.

Section 7.3. Termination by Parent. This Agreement may be validly terminated by Parent at any time prior to the Effective Time:

(a) if the Company Board makes a Change of Recommendation or the Company commits a Willful and Material Breach of its obligations under Section 5.3 or Section 5.5; or

(b) if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) is incapable of being cured by the Termination Date, or, if capable of being cured by the Termination Date, has not been cured by the Company within thirty (30) days after the Company’s receipt of written notice of such breach from Parent.

Section 7.4. Termination by the Company. This Agreement may be validly terminated by the Company at any time prior to the Effective Time:

(a) in accordance with Section 5.5(c); or

(b) if Parent breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) is incapable of being cured by the Termination Date, or, if capable of being cured by the Termination Date, has not been cured by Parent within thirty (30) days after Parent’s receipt of written notice of such breach from the Company.

Section 7.5. Manner and Effect of Termination. In the event that this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, partner, member, manager, director, officer, employee, Affiliate, agent or Representative of such party) except as contemplated by the next sentence and except that no such termination shall relieve any party of liability for (a) the Willful and Material Breach by any party to perform its obligations, (b) the Willful and Material Breach by any party of its representations or warranties contained in this Agreement or (c) Fraud. The provisions of the Confidentiality Agreement, the Equity Commitment Letter, this Section 7.5, and the provisions of Section 5.4(b) (Access; Confidentiality), Section 5.10 (Public Announcements), Section 5.12(e) (Reimbursement Obligations), Section 7.6 (Termination Payment) and Article VIII (Miscellaneous) shall survive any termination of this Agreement in accordance with their respective terms.

Section 7.6. Termination Payments. Any provision in this Agreement to the contrary notwithstanding,

(a) The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent an amount equal to the Company Termination Fee:

(i) if this Agreement is validly terminated by the Company pursuant to Section 7.4(a), in which case the Company shall make such payment concurrently with such termination;

(ii) if this Agreement is validly terminated by Parent pursuant to Section 7.3(a), in which case payment shall be made within three (3) Business Days of such termination; or

(iii) if (A) an Acquisition Proposal shall have been made or proposed to the Company or otherwise publicly announced (and is not withdrawn), (B) this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.2(a) or Section 7.2(b) or is terminated by Parent pursuant to Section 7.3(b) and (C) within twelve (12) months following the date of such termination, the Company enters into a Contract for or relating to, or otherwise consummates any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A)), in which case payment shall be made within three (3) Business Days of the date on which the Company enters into such Contract or consummates such Acquisition Proposal.

(iv) Following receipt by Parent of the Company Termination Fee in accordance with this Section 7.5, the Company shall have no further liability with respect to this Agreement or the Transactions to Parent or Merger Sub.

(b) If this Agreement is validly terminated pursuant to Section 7.2(b), then the Company must concurrently with such termination pay or cause to be paid to Parent or its designee an amount equal to that required to reimburse Parent, Merger Sub and their respective Affiliates for all fees and expenses incurred in connection with this Agreement and the Transactions in an amount not to exceed $1,087,000 (the “Parent Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. To the extent that Parent Expenses are paid and the Company Termination Fee is subsequently due pursuant to Section 7.6(a)(iii), the amount of Parent Expenses actually paid shall be deducted from the amount due pursuant to the Company Termination Fee.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.6 are an integral part of the Transactions, that the damages resulting from the termination of this

Agreement under circumstances where a Company Termination Fee or Parent Expenses is or are payable are uncertain and incapable of accurate calculation and that, without these agreements, the parties would not enter into this Agreement, and, therefore, the Company Termination Fee and the Parent Expenses, as applicable, if, as and when required pursuant to this Section 7.6, shall not constitute a penalty, but rather liquidated damages, and in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. If the Company fails to promptly pay any amount due pursuant to Section 7.6(a) or Section 7.6(b), as applicable, and, in order to obtain such payment, Parent commences an Action that results in a judgment against the Company for the amount set forth in Section 7.6(a) or Section 7.6(b), as applicable, then the Company will pay or cause to be paid to Parent reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of Parent in connection with such Action, together with interest on such amount or portion thereof at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(e) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.5 with respect to the enforcement of the provisions of this Section 7.6, Parent’s right to receive payment from the Company of the Company Termination Fee to the extent owed pursuant to this Section 7.6 shall constitute the sole and exclusive remedy of Parent, Merger Sub and the Financing Sources against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, attorneys, Affiliates or assignees (collectively, the “Company Specified Persons”) in respect of this Agreement and the Transactions or the Financing Letters, and upon payment of such amount, none of the Company Specified Persons shall have any further monetary liability or obligation to Parent, Merger Sub or the Financing Sources relating to or arising out of this Agreement or the Transactions, the Financing Letters or any ancillary agreements contemplated hereby or thereby.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. No Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any party hereto shall terminate at the Effective Time or, except as provided in Section 7.5, upon the termination of this Agreement pursuant to Sections 7.1 to 7.4, as the case may be, except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 5.6 and Section 5.11.

Section 8.2. Expenses. Except as otherwise specifically provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expense. All filing fees and similar charges payable to a Governmental Entity in connection with obtaining any consents, shall be borne by Parent.

Section 8.3. Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or PDF transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.4. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law, except to the extent that the authorization, effectiveness and effect of the Merger are required to be governed by the Law of the State of Ohio. The parties to this Agreement irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court in the State of Delaware) (each, a “Chosen Court”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not (as a result of a lack of personal jurisdiction) be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding may be heard and determined in such a Delaware state or federal court. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.9 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

(b) Notwithstanding anything in this Agreement to the contrary, each of the parties acknowledges and irrevocably agrees (i) that any Action, whether at law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing, the Debt Commitment Letters, or the performance of services thereunder or related will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such Actions to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letters will be effective service of process against them for any such Action brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court; and (v) any such Action will be governed and construed in accordance with the Laws of the State of New York.

Section 8.5. Remedies; Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy therefor. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement (including Parent’s and Merger Sub’s obligation to pay the Merger Consideration upon satisfaction of the conditions set forth in Article VI hereof), the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance or other equitable relief to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. If a non-breaching party commences an Action that results in a judgment against a breaching party to this Agreement pursuant to this Section 8.5, then the breaching party will pay or cause to be paid to the non-breaching party the reasonable and documented out of pocket costs and expenses (including reasonable and documented attorneys’ fees) of the non-breaching party incurred in connection with such Action.

(b) Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6. Non-Recourse. All Actions (whether in Contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any ancillary agreement hereto, including the Equity Commitment Letter, or the negotiation, execution, performance or non-performance of this Agreement or any ancillary agreement hereto (including any representation or warranty made in or in connection with this Agreement, the ancillary agreements hereto or as an inducement to enter into this Agreement or such ancillary agreements) may be made by any party hereto only against the Persons that are expressly identified as parties hereto or thereto, including, in the case of the Equity Commitment Letter, directly against the Equity Investor. In no event shall any named party to this Agreement or any ancillary agreement hereto have any shared or vicarious liability for the actions or omissions of any other Person, except, in the case of the Equity Investor, the obligation to fund the Merger Consideration hereunder on behalf of Parent and Merger Sub pursuant to the Equity Commitment Letter. No Person who is not a named party to this Agreement or any ancillary agreement hereto, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement that is not itself a named party to this Agreement or any ancillary agreement hereto (“Non-Party Affiliates”), shall have any liability (whether in Contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any party to this Agreement for any liabilities arising under, in connection with or related to this Agreement, the ancillary agreements hereto or for any claim based on, in respect of, or by reason of this Agreement, the ancillary agreements hereto or their negotiation or execution; and each party hereto or thereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates; provided, for the avoidance of doubt, nothing in this Section 8.6 shall impact the Equity Investor’s obligations to fund the Merger Consideration pursuant to the terms of the Equity Commitment Letter. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 8.6.

Section 8.7. No Limitation. It is the intention of the parties hereto that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

Section 8.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS, INCLUDING THE MERGER, THE EQUITY COMMITMENT LETTER, THE FINANCING LETTERS OR THE FINANCING (INCLUDING ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES). EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.8.

Section 8.9. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery, facsimile or electronic mail (having received electronic delivery thereof and followed by overnight courier) addressed as follows:

To Parent or Merger Sub:

c/o GP Investments, Ltd.,

129, Front Street, 5th floor, Penthouse

City of Hamilton, HM12

Bermuda

Attention:        Mara Elisa Pedretti

Email:              notices@gp-investments.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 492-0659

Attention:        David Klein

Email:              dklein@paulweiss.com

To the Company:

Bravo Brio Restaurant Group, Inc.

777 Goodale Boulevard, Suite 100

Columbus, Ohio 43212

Facsimile: (866) 625-4764

Attention: Chief Financial Officer

Email: dreed@bbrg,com

with copies (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Facsimile: (212) 994-4000

Attention:        James A. Lebovitz, Esq.

                         Gregory A. Schernecke, Esq.

Email:              james.lebovitz@dechert.com

                         gregory.schernecke@dechert.com

Vorys, Sater, Seymour and Pease LLP

301 East Fourth Street

Suite 3500, Great American Tower

Cincinnati, OH 45202

Facsimile: (513) 723-4056

Attention:        Roger E. Lautzenhiser, Jr.

Email:              relautzenhis@vorys.com

or to such other address as the party to receive such notice as provided above shall specify by written notice so given, and such notice shall be deemed to have been delivered to the receiving party as of the date so delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.10. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.10 shall be null and void. No permitted assignment by any Party will relieve such Party of any of its obligations hereunder.

Section 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.12. Entire Agreement; Third-Party Beneficiaries. This Agreement and the exhibits and schedules hereto (including the Company Disclosure Letter) and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Equity Commitment Letter and the Financing Letters, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Except as (a) provided below and Section 5.11 (which shall be for the benefit of the Indemnified Parties) and (b) the provisions of Section 5.12, Section 7.5, Section 7.6, Section 8.4, Section 8.8, this Section 8.12 and Section 8.13 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that Section 5.12, Section 8.4, Section 8.8, this Section 8.12 and Section 8.13 will be enforceable by the Financing Sources and their respective successors and assigns), this Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.13 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section  8.13. Amendments; Waivers. This Agreement may be amended at any time by the parties to this Agreement at any time prior to the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (a) no amendment that requires further shareholder approval under applicable Laws after the

Requisite Company Vote shall be made without such required further shareholder approval and (b) such amendment has been duly approved by the board of directors of each of Parent, Merger Sub and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 5.12, Section 7.5, Section 7.6, Section 8.4, Section 8.8, this Section 8.12 and Section 8.13 (and the defined terms used therein) may not be amended, modified or altered without the prior written consent of the Financing Sources. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. In order to be effective, (a) any amendment of this Agreement shall require the prior approval of that action by the board of directors of each party seeking to amend this Agreement, (b) any termination of this Agreement shall require the prior approval of that action by the board of directors of the party seeking to terminate this Agreement, and (c) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of a duly authorized officer or the board of directors of the party or parties entitled to extend or waive that obligation or condition.

Section 8.14. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.15. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit of this Agreement, as applicable, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise indicated. Unless the context otherwise requires, the words “neither,” “nor,” “any,” “either” and “or” when used in this Agreement are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.16. Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 8.17. Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.

(a) For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group defined under state, local or non-U.S. Law).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized or required by Law or executive order to be closed.

“Capital Stock” means, with respect to any Person, capital stock or voting securities of, or other equity interests in, such Person.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” shall mean (i) the Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries and (ii) other material Intellectual Property that is used by the Company or any of its Subsidiaries in the conduct of its business.

“Company Material Adverse Effect” means any fact, development, circumstance, change, event, occurrence or effect (each, an “Effect”) that, individually or taken together with all other Effects, (A) have a material adverse effect on the financial or other condition, business properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, or (B) would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger; provided that, solely with respect to clause (A) above, none of the following, and no Effect arising out of or relating to the following, in each case, to the extent occurring after the date of this Agreement, shall constitute a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (subject to the limitations set forth below): (a) any Effect or Effects generally affecting (x) any of the industries in which the Company and its Subsidiaries operate or (y) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (b) any Effect, arising out of, resulting from or attributable to (i) changes in Law, applicable regulations of any Governmental Entity, generally accepted accounting principles, or any changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing, (ii) the execution, public announcement or pendency of this Agreement or the consummation of the Merger or the other Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators (it being understood that the exceptions in this clause (b)(ii) will not apply with respect to references to Company Material Adverse Effect set forth in the representations contained in Section 3.4 (and in Sections 6.2(a) and 7.3(b) to the extent related to such portions of such representations and warranties)), (iii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iv) pandemics, earthquakes, hurricanes, tornados, drought or other natural disasters, (v) any action taken by the Company or its Subsidiaries at the written request or with the written consent of Parent, (vi) any decline in the market price, or change in trading volume, of any Capital Stock of the Company, in each case in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred) or (vii) any failure, in and of itself, by the Company and its Subsidiaries to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); provided, however, that with respect clauses (a), (b)(i), (b)(iii) and b(iv) above, such exceptions will not apply to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, and in such cases only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

“Company Option” means an option to purchase Company Common Shares issued under any Company Share Plan.

“Company Recommendation” shall mean the recommendation of the Company Board that the Company Shareholders approve and adopt this Agreement and the Transactions.

“Company Restricted Shares” means any Company Common Share issued under any Company Share Plan that is unvested as of immediately prior to the Effective Time.

“Company Share Plans” means the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan and the Bravo Brio Restaurant Group, Inc. 2006 Stock Option Plan.

“Company Shareholders” means the holders of shares of Company Common Shares.

“Company Termination Fee” means $3,261,000.

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not misleading in light of the circumstances under which such statement is made, (ii) the Company’s independent accountants shall have not withdrawn their audit opinion with respect to any financial statements contained in or that includes the Required Information for which they have provided an opinion and (iii) the Company has not publicly announced its intention to, or determined that it must, restate any historical financial statements or other financial information included in or that includes the Required Information or any such restatement is under active consideration, in which case, the Required Information shall be deemed to not to be Compliant under this clause (iii) unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded, in good faith, that no restatement shall be required.

“Contract” shall mean any contract, agreement, deed, lease, license, indenture, loan, guarantee of indebtedness or credit agreement, debenture, note, bond, mortgage, guarantee, deed of trust, purchase or sale order or other contract, undertaking, permit, concession, franchise or similar instrument, and any legally binding obligation, commitment, arrangement or understanding, whether written or oral.

“Credit Agreement” means that certain Credit Agreement, dated as of November 5, 2014, by and among, the Company, the domestic subsidiaries of the Company from time to time parties thereto, as guarantors, the Lender Parties thereto and Wells Fargo Bank, National Association, as administrative agent, as amended by the First Amendment to the Credit Agreement and Waiver, effective as of October 31, 2016, the Waiver and Second Amendment to the Credit Agreement, dated as of August 1, 2017 and the Third Amendment to the Credit Agreement, dated as of February 9, 2018.

“Debt Commitment Letter” shall mean any commitment letter, including all exhibits, annexes, supplements and amendments thereto regarding the Debt Financing.

“Debt Financing” shall mean the amounts set forth in the Debt Commitment Letters (if any) for the purposes of financing the Transactions and related fees and expenses.

“Dissenting Holder” shall mean a holder of Company Common Shares who is entitled to demand and properly demands, without withdrawal of such demand, payment of the fair cash value of such Company Common Shares pursuant to, and who complies in all respects with, the provisions of Section 1701.85 of the OGCL.

“Equity Financing” shall mean the cash amounts set forth in the Equity Commitment Letter for the purpose of funding the Transactions and related fees and expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the evaluation, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Merger, the solicitation of shareholder approvals, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Entity pursuant to any antitrust Laws, engaging the services of the Paying Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the Closing of the Merger and the other Transactions.

“Filed Company SEC Documents” means the Company SEC Documents filed or furnished and publicly available after January 1, 2016.

“Financing” shall mean the Equity Financing together with the Debt Financing.

“Financing Letters” means the Equity Commitment Letter together with any Debt Commitment Letter.

“Financing Sources” means the Persons that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letters or alternative debt financings in connection with the Merger, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Fraud” means common law fraud that is committed with actual (as opposed to imputed or constructive) knowledge of falsity and with the intent to deceive or mislead (as opposed to reckless indifference to the truth) another who is relying thereon.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means (i) any national, federal, state, county, local, municipal or foreign government or any entity exercising executive, legislative, judicial, regulatory (including stock exchange), taxing, or administrative functions of or pertaining to government (ii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clause (i) of this definition, (iii) company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i) or (ii) of this definition.

“Indebtedness” shall mean, with respect to any person, without duplication, all obligations or liabilities (including all obligations in respect of principal, accrued interest, penalties, fees, premiums, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith) of such person: (a) for borrowed money (including obligations in respect of drawings under overdraft facilities) or with respect to deposits or advances of any kind to such Person; (b) evidenced by notes, bonds, debentures or similar Contracts , instruments or debt securities; (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice); (d) under capital leases (in accordance with GAAP); (e) in respect of letters of credit, bank guarantees, bankers’ acceptances and other similar contractual obligations (in each case, whether or not drawn, contingent or otherwise); (f) pursuant to securitization or factoring programs or arrangements; (g) pursuant to guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person; (h) for Contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements; (i) pursuant to conditional sale or title retention agreements; (j) with respect to vendor advances or any other advances; (k) in respect of deferred purchase price, earnouts or other contingent payment obligations related to past acquisitions; (l) for severance, change of control payments, stay bonuses, retention bonuses, success bonuses and other bonuses and similar liabilities; (m) under sale and leaseback transactions, agreements to repurchase securities sold and other similar financing transactions; (n) arising from any breach of the foregoing; and (o) indebtedness of the type referred to in clauses (a) through (n) of others guaranteed by the Company or any of its Subsidiaries or secured by any Lien.

“Intellectual Property” shall mean any and all intellectual and industrial property rights of any kind, nature or description in any jurisdiction throughout the world, whether registered or unregistered, including all patents, patentable inventions and other patent rights, trademarks, trade names, service marks, company names, brand names, source identifiers, domain names, social media account identifiers, copyrights, works of authorship, Software, trade secrets, know-how, inventions (whether or not patentable), confidential business information and other proprietary information, together with the goodwill associated with any of the foregoing and all issuances, applications, registrations, extensions and renewals of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, software, hardware, servers, peripherals, routers, hubs, switches, circuits, networks, Internet sites, data communications lines and all other information technology assets that are owned, licensed, leased or used by the Company, including related documentation and specifications.

“Knowledge” means (a) with respect to Parent, the actual knowledge of any of the individuals listed on Section 8.18(b) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.18(b) of the Company Disclosure Letter.

“Labor Laws” means all federal, state and local Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, nondiscrimination in employment, occupational safety and health, the calculation and payment of wages, equal employment opportunity (including Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, or any other protected classification), workers’ compensation, unemployment, employment of minors, labor relations, unions, tips and overtime of any kind, pay equity, employee classification, family and medical leave, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Act of 1998 or any similar applicable Laws.

“Law” or “Laws” means all applicable laws (including common law), statutes, constitutions, rules, regulations, judgments, orders, directives, rulings, orders, ordinances, codes, decrees or stock exchange listing requirements or other requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders or decisions of an applicable arbitrator or arbitration panel.

“Lien” means any (i) mortgage, pledge, title defect, claim, charge, hypothecation, security interest, encumbrance, deeds of trust, rights of first offer or first refusal, restriction, option, easement, right of way, covenant, condition, encroachment, survey defect or lien of any kind or nature, and (ii) covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third Person rights or title or survey defects of any kind or nature.

“NASDAQ” means NASDAQ Global Select Market.

“Order” means any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Entity.

“Permitted Lien” means (a) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, the amount or validity of which are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business which are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (c) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity in accordance with GAAP, (d) any state of facts which an accurate survey or inspection of the real property owned or leased by the Company and its Subsidiaries would disclose and which, individually or in the aggregate, would not be reasonably expected to materially detract from the value of any of the property, rights, or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or any of its Subsidiaries, (e) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and its Subsidiaries issued by a title company and delivered or otherwise made available to Parent which do not secure payment of a sum of money and which, individually or in the aggregate, would not be reasonably expected to materially detract from the value of any of the property, rights, or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or any of its Subsidiaries, (f) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (g) any defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and any mining reservations and rights, which, individually or in the aggregate, would not be reasonably expected to materially detract from the value of any of the property, rights, or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or any of its Subsidiaries, (h) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), or (i) any non-exclusive licenses to Company Intellectual Property.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, joint venture, estate, trust, firm, trust or any other entity, group (as such term is used in Section 13(d)(3) of the Exchange Act) or organization, whether domestic or foreign, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Required Information” means all financial statements, financial data and other information regarding the Company or any of its Subsidiaries of the type and form customarily included in marketing documents used to consummate transactions of the type contemplated by the Debt Commitment Letter, or as may be reasonably requested by Parent to consummate the Debt Financing, including all information required by Exhibit I to the Debt Commitment Letter and financial statements prepared in accordance with GAAP.

“Requisite Company Vote” shall mean the affirmative vote of the holders of a majority of the issued and outstanding Company Common Shares.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs in object code and source code formats, including related documentation and specifications.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person, or (ii) such Person or any

Subsidiary of such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such company (excluding partnerships or limited liability companies in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership or limited liability company, as applicable).

“Transaction Litigation” means any Action commenced or threatened against a party to this Agreement or any of its Subsidiaries, Affiliates or directors or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to this Agreement or the Transactions, including any Action alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Willful and Material Breach” means a material breach that is a consequence of any action undertaken by the breaching party with the actual knowledge at the time it took such action that the taking of such action would, or would reasonably be expected to, cause a breach of this Agreement.

(b) For purposes of this Agreement, the following terms (as capitalized below) will have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the terms below:

Term	Section
Acceptable Confidentiality Agreement	5.5(b)
Acquisition Proposal	5.5(e)
Action	5.11(b).
Agreement	Preamble
Alternative Acquisition Agreement	5.5(a)
Alternative Financing	5.12(c)
Anti-Corruption Laws	3.26(a)
Articles of Incorporation	1.4
Audited Company Balance Sheet	3.7
Book-Entry Shares	2.1(a)
Capitalization Date	3.2(a)
Certificate of Merger	1.3
Certificates	2.1(a)
Change of Recommendation	5.5(c)
Chosen Court	8.4
Closing	1.2
Closing Date	1.2
Code of Regulations	1.5
Company	Preamble
Company Approvals	3.4(a)
Company Benefit Plans	3.12(a)
Company Board	Recitals
Company Common Shares	2.1(a)
Company Disclosure Letter	III
Company Material Contracts	3.19(a)
Company Permits	3.10(b)
Company Preferred Shares	3.2(a)
Company SEC Documents	3.5(a)
Company Shareholders Meeting	3.14
Company Specified Person	7.6(d)

Term	Section
Confidentiality Agreement	5.4(b)
Continuing Employees	5.6(a)
Debt Payoff Letters	5.13(a)(vii)
Dissenting Shares	2.1(e)
Effective Time	1.3
Environmental Law	3.11(b)
Equity Commitment Letter	Recitals
Equity Investor	Recitals
ERISA	3.12(a)
Exchange Fund	2.2(a)
Excluded Shares	2.1(b)
Governmental Consents	5.7(a)
Hazardous Substance	3.11(d)
Indemnified Party	5.11(b)
Initial Year of Participation	5.6(a)
Intervening Event	5.5(c)
Leased Property	3.18(b)
Liquor Licenses	3.11(c)
Material Lease	3.18(b)
Merger	Recitals
Merger Sub	Preamble
New Plans	5.6(a)
OGCL	Recitals
Option Cash Payment	2.3(a)
Other Required Company Filing	5.2(e)
Other Required Parent Filing	5.2(f)
Owned Real Property	3.18(a)
Parent	Preamble
Parent Approvals	4.3(a)
Parent Disclosure Letter	IV
Parent Representatives	5.4(a)
Parent Welfare Plans	5.6(a)
Paying Agent	2.2(a)
Piper Jaffray	3.20
Proxy Statement	3.14
Real Property Lease	3.18(b)
Representatives	5.5(a)
Restricted Share Cash Payments	2.3(b)
Superior Proposal	5.5(g)
Surviving Corporation	Recitals
Takeover Statutes	3.23
Tax Return	3.15(b)
Taxes	3.15(b)
Termination Date	7.2(a)

[Remainder of this page intentionally left blank. Signature page(s) follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BRAVO BRIO RESTAURANT GROUP, INC.

By:	/s/ Brian T. O’Malley
Name: Brian T. O’Malley
Title: President and Chief Executive Officer

BUGATTI PARENT, INC.

By:	/s/ Rodrigo Buscolo
Name: Rodrigo Boscolo
Title: Chief Financial Officer

By:	/s/ Danilo Gamboa
Name: Danilo Gamboa
Title: President

BUGATTI MERGER SUB, INC.

By:	/s/ Rodrigo Buscolo
Name: Rodrigo Boscolo
Title: Chief Financial Officer

By:	/s/ Danilo Gamboa
Name: Danilo Gamboa
Title: President

[Signature Page to the Agreement and Plan of Merger]

ANNEX B

Board of Directors

Bravo Brio Restaurant Group, Inc.

777 Goodale Boulevard, Suite 100

Columbus, OH 43212

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common shares, no par value per share (the “Company Common Shares”), of Bravo Brio Restaurant Group, Inc. (the “Company”), of the Merger Consideration (as defined below), pursuant to a draft of the Agreement and Plan of Merger, dated as of March 6, 2018 (the “Agreement”), to be entered into among the Company, Bugatti Parent, Inc. (the “Acquiror”) and Bugatti Merger Sub, Inc. (“Merger Sub”), a newly formed wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding Company Common Share, other than Company Common Shares held in treasury owned by Acquiror, Merger Sub, or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time, will be converted into the right to receive $4.05 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated March 6, 2018; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available; (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Shares and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the

Piper Jaffray & Co.

March 7, 2018

Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

We are not expressing any opinion herein as to the price at which Company Common Shares may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We are currently engaged as financial advisor for the Company in connection with the Company’s review of strategic alternatives in addition to providing restructuring services. We are also currently engaged as sole and exclusive lead arranger in connection with a potential refinancing of the Company’s credit facility and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Piper Jaffray & Co.

March 7, 2018

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Shares of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration, or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Shares in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Shares as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

ANNEX C

§ 1701.84 Persons entitled to relief as dissenting shareholders.

(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:

(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.

(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.

(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;

(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

§ 1701.85 Dissenting shareholder’s demand for fair cash value of shares.

(A)

(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)

(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)

(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

BRAVO BRIO RESTAURANT GROUP Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The Board of Directors Recommends a Vote FOR the following proposals. 1. To approve and adopt the Agreement and Plan of Merger, dated as of March 7, 2018, by and among the Company, Bugatti Parent, Inc. and Bugatti Merger Sub, Inc., as such agreement may be amended from time to time (the “Merger Agreement”). 2. To approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Company’s named executive officers in connection with the consummation of the merger contemplated by the Merger Agreement. 3. To approve one or more adjournments of the Special Meeting, if necessary or advisable, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve and adopt the Merger Agreement. For Against Abstain For Against Abstain For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) (Title) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. PLEASE DETACH HERE

BRAVO BRIO RESTAURANT GROUP, INC. SPECIAL MEETING OF SHAREHOLDERS Tuesday, May 22, 2018 9 a.m. Eastern Daylight Time Brio Polaris Fashion Place 1500 Polaris Parkway Columbus, OH 43240 VOTE BY INTERNET – www.proxypush.com/BBRG Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. ET on May 21, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE – 1-866-883-3382 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. ET on May 21, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. Bravo Brio Restaurant Group, Inc. 777 Goodale Boulevard, Suite 100 Columbus, OH 43212 proxy This proxy is solicited by the Board of Directors for use at the Special Meeting on May 22, 2018. The common shares you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. By signing the proxy, you revoke all prior proxies and appoint Brian T. O’Malley and Diane D. Reed, and each of them with full power of substitution, to vote your common shares of Bravo Brio Restaurant Group, Inc. at the Special Meeting of Shareholders to be held at Brio Polaris Fashion Place,1500 Polaris Parkway, Columbus, OH 43240 on May 22, 2018 on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments thereof. BRAVO BRIO RESTAURANT GROUP